UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. ____)

[x]Filed by the Registrant

[ ]Filed by a Party other than the Registrant

Check the appropriate box:

[ ]Preliminary Proxy Statement

[ ]Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[x]Definitive Proxy Statement

[ ]Definitive Additional Materials

[ ]Soliciting Material Pursuant to §240.14a-12

VISTA GOLD CORP.

(Name of Registrant As Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]No fee required.

[ ]Fee paid previously with preliminary materials.

[ ]Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

VISTA GOLD CORP.

NOTICE OF MEETING AND

MANAGEMENT INFORMATION AND PROXY CIRCULAR

for the

Annual General and Special Meeting of Shareholders to be held on

April 29, 2025

The attached Notice of Meeting, Management Information and Proxy Circular and Form of Proxy and notes thereto for the annual general and special meeting of Vista Gold Corp. (the “Corporation”) are first being made available to shareholders of the Corporation on or about March 18, 2025.

8310 S. Valley Highway, Suite 300, Englewood, CO USA 80112	Telephone: (720) 981-1185

March 18, 2025

Dear Shareholder:

It is my pleasure to invite you to attend the 2025 Annual General and Special Meeting of shareholders of Vista Gold Corp. (the “Meeting”) to be held on April 29, 2025 at 10:00 a.m., PDT, at the offices of Borden Ladner Gervais LLP, Suite 1200, 200 Burrard Street, Vancouver, British Columbia. If you are unable to attend the Meeting in person, please complete, date, sign and deliver the enclosed Form of Proxy by the date and time set out in the Notice of Meeting to ensure that your vote is counted.

The Notice of Meeting, Management Information and Proxy Circular and Form of Proxy and notes thereto for the Meeting are enclosed. These documents contain important information and I encourage you to read them carefully.

Yours truly,

/s/ Frederick H. Earnest

FREDERICK H. EARNEST

President and Chief Executive Officer

- i -

VISTA GOLD CORP. NOTICE OF MEETING

NOTICE IS HEREBY GIVEN THAT the 2025 annual general and special meeting (the “Meeting”) of the shareholders (the “Shareholders”) of Vista Gold Corp. (the “Corporation”) will be held at the offices of Borden Ladner Gervais LLP, Suite 1200, 200 Burrard Street, Vancouver, British Columbia on April 29, 2025 at 10:00 a.m., PDT, for the following purposes:

1.to receive the Annual Report on Form 10-K and the consolidated financial statements of the Corporation, together with the auditor’s report thereon, for the fiscal year ended December 31, 2024;

2.	to elect directors to hold office until the next annual general meeting;

3.	to appoint Davidson & Company LLP as auditor to hold office until the next annual general meeting;

4.	to conduct an advisory vote on executive compensation;

5.	to consider and, if thought appropriate, approve, an ordinary resolution approving all unallocated awards under the Corporation’s Long Term Equity Incentive Plan, as more particularly described in the accompanying management information and proxy circular (the “Information Circular”), the full text of which ordinary resolution is set out in Part I to Appendix “C” to the Information Circular as the “Unallocated Awards Under the LTIP”;

6.	to consider and, if thought appropriate, approve, an ordinary resolution approving all unallocated awards under the Corporation’s Deferred Share Unit Plan, as more particularly described in the accompanying Information Circular, the full text of which ordinary resolution is set out in Part II to Appendix “C” to the Information Circular as the “Unallocated Awards Under the DSU Plan”; and

7.	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Being made available along with this Notice of Meeting are (1) the Information Circular; (2) a Form of Proxy and notes thereto; and (3) the Corporation’s Annual Report on Form 10-K.

The Board of Directors of the Corporation has fixed March 10, 2025, as the record date for the Meeting.

If you are a registered Shareholder of the Corporation and are unable to attend the Meeting in person, please date and execute the accompanying Form of Proxy for the Meeting and deposit it with Broadridge by mail at 51 Mercedes Way, Edgewood, NY 11717, Attention: Processing, or vote by telephone at 1-800-690-6903 or online at www.proxyvote.com before 10:00 a.m., PDT, on April 25, 2025, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment or postponement of the Meeting. We encourage Shareholders currently planning to participate in the Meeting to submit their votes or Form of Proxy in advance to ensure their votes will be counted.

If you are a non-registered Shareholder of the Corporation and receive these materials through your broker or another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or such other intermediary.

This Notice of Meeting, the Information Circular, the Form of Proxy and notes thereto for the Meeting, are first being made available to Shareholders of the Corporation on or about March 18, 2025.

DATED at Englewood, Colorado, this 18th day of March, 2025.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Frederick H. Earnest

FREDERICK H. EARNEST

President and Chief Executive Officer

- ii -

TABLE OF CONTENTS
Letter to Shareholders	i
Notice of Meeting	ii
Management Information and Proxy Circular	1
Particulars of Matters to be Acted Upon	2
Information About Proxies	11
Voting by Beneficial Shareholders	13
Securities Entitled to Vote	14
Quorum	14
Broker Non-Votes	14
Ownership of the Corporation’s Common Shares	14
Change of Control	16
Corporate Governance	16
Executive Officers	25
Executive Compensation	26
Compensation of Directors	44
Securities Authorized For Issuance Under Equity Compensation Plans	45
Exchange Controls	45
Certain Canadian Federal Income Tax Considerations for U.S. Residents	45
Indebtedness of Directors and Executive Officers	46
Orders, Penalties and Settlement Agreements	47
Interest of Certain Persons in Matters to be Acted Upon	47
Interest of Informed Persons in Material Transactions	47
Review, Approval or Ratification of Transactions with Related Parties	47
Management Contracts	48
Shareholder Proposals	48
Other Matters	49
Dissenters’ Rights of Appraisal	49
Multiple Shareholders Sharing the Same Address	49
Board of Directors Approval	49
Appendix “A” – Form of Proxy	A-1
Appendix “B” – Mandate of the Board of Directors	B-1
Appendix “C” – Text of Ordinary Resolutions	C-1
Appendix “D” – Vista Gold Corp. Long Term Equity Incentive Plan	D-1
Appendix “E” – Vista Gold Corp. Deferred Share Unit Plan	E-1

- iii -

MANAGEMENT INFORMATION AND PROXY CIRCULAR

This Management Information and Proxy Circular (“Information Circular”) is furnished in connection with the solicitation by the management and the Board of Directors (the “Board”) of Vista Gold Corp. (the “Corporation”) of proxies to be voted at the annual general and special meeting (the “Meeting”) of the shareholders of the Corporation (“Shareholders”) to be held at the offices of Borden Ladner Gervais, Suite 1200, 200 Burrard Street, Vancouver, British Columbia on April 29, 2025 at 10:00 a.m., PDT, for the purposes set forth in the accompanying Notice of Meeting.

It is anticipated that this Information Circular and the accompanying Form of Proxy will be first made available to Shareholders on or about March 18, 2025. Unless otherwise stated, the information contained in this Information Circular is given as at March 10, 2025.

The executive office of the Corporation is located at 8310 S. Valley Highway, Suite 300, Englewood, Colorado, USA, 80112 and its telephone number is (720) 981-1185. The registered and records office of the Corporation is located at 1200- 200 Burrard Street, Vancouver, British Columbia, Canada, V6C 3L6.

All references to currency in this Information Circular are to United States dollars, unless otherwise indicated. References to “C$” refer to Canadian dollars.

Information regarding the proxies solicited by management and the Board in connection with the Meeting is set out in the section below under the heading “Information About Proxies”.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be Held on April 29, 2025.

Under rules adopted by the United States Securities and Exchange Commission (the “SEC”) and applicable Canadian securities commissions, we are furnishing proxy materials on the internet pursuant to the “notice and access” rules. Instructions on how to access and review the proxy materials, which include this Information Circular, our Annual Report on Form 10-K and the accompanying Form of Proxy, can be found on the notice and access card sent to Shareholders by the Corporation or in the voting instructions form you receive from your intermediary. These materials, as well as directions for attending and voting at the Meeting, can also be accessed on the Internet at www.proxyvote.com.

The Corporation will provide to any Shareholder, upon request, one copy of any of the following documents:

(1)	the Corporation’s Annual Report on Form 10-K (or annual information form), together with any document, or the pertinent pages of any document, incorporated therein by reference;

(2)	the comparative consolidated financial statements and management’s discussion and analysis of the Corporation for the most recently completed fiscal year in respect of which such financial statements have been issued, together with the report of the auditor thereon, and any interim financial statements and management’s discussion and analysis of the Corporation subsequent to the financial statements for the most recently completed fiscal year; and

(3)	this Information Circular.

Requests for paper copies can be made by (1) visiting www.proxyvote.com and completing instructions to request such documents, (2) calling 1-800-579-1639 or (3) sending an email to sendmaterial@proxyvote.com. You will need the control number indicated on your notice of access card to request these documents.

Copies of the foregoing documents are also available on the Corporation’s website at https://vistagold.com/investors/agm or will be provided by the Corporation, upon request, by mail at 8310 S. Valley Highway Suite 300, Englewood, Colorado 80112; by phone at (720) 981-1185; or by email at ir@vistagold.com, free of charge to Shareholders. The Corporation may require the payment of a reasonable charge from any person or corporation who is not a Shareholder and who requests a copy of any such document. Financial information relating to the Corporation is provided in the Corporation’s comparative consolidated financial statements and management’s discussion and analysis for its most recently completed fiscal year which are contained in its Annual Report on Form

10-K. Additional information relating to the Corporation is available electronically on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov/edgar.shtml.

Particulars of Matters to be Acted Upon

Election of Directors

The directors of the Corporation are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are duly elected or appointed, unless their office is earlier vacated in accordance with the Business Corporations Act (British Columbia). The Board proposes to nominate each of the following six incumbent directors for election as a director of the Corporation.

Age
Name, Position, Residence and Age	Principal Occupation, Business or Employment	Director Since
John M. Clark, Director Toronto, Ontario, Canada Age - 69 (1, 2, 3)

Chartered Professional Accountant; Chartered Accountant; President of Investment and Technical Management Corp. since February 1999; director of Russel Metals Inc. since May 2012 and director of Zephyr Minerals Ltd. since September 2010. Former director of Alberta Clipper Energy Inc. from 2004 to 2009, Polaris Geothermal Inc. from 2004 to 2009, and APIC Petroleum Corporation and Crown Point Energy Inc. from 2010 to 2015.

May 18, 2001
Frederick H. Earnest, Director, President and Chief Executive Officer Parker, Colorado, USA Age - 63 (4)

Chief Executive Officer of the Corporation since January 2012; President of the Corporation since August 2007. Former director of Midas Gold Corp. from April 2011 to April 2014 and former Chief Operating Officer of the Corporation from August 2007 to January 2012.

November 6, 2007
Deborah J. Friedman, Director Denver, Colorado, USA Age – 72 (1, 2)

Director of Golden Minerals Company since December 2021; Senior of Counsel, Davis Graham & Stubbs LLP from January 2017 to July 2023; Partner, Davis Graham & Stubbs LLP from August 2000 to December 2016 and of counsel from May 1999 to August 2000; and Senior Vice President, General Counsel and Corporate Secretary of Apex Silver Mines Corporation and its successor Golden Minerals Company from July 2007 to December 2015.

March 13, 2019
Patrick F. Keenan, Director Castle Rock, Colorado USA Age – 57 (1, 3, 4)

Director and retired mining executive; Executive Vice President and Chief Financial Officer of PolyMet Mining Corp. from 2017 to 2023; Senior Vice President Finance and Treasurer of Newmont Mining Corporation from 2015 to 2017; and senior management roles for Rio Tinto from 1994 to 2015, including Chief Financial Officer of Rio Tinto Energy (Australia) from 2013 to 2015, Rio Tinto Kennecott from 2009 to 2013, and Rio Tinto Diamonds (UK) from 2007 to 2008.

April 30, 2024
Tracy A. Stevenson, Director and Non-Executive Chair Sandy, Utah, USA Age – 74 (2)

Non-Executive Director of the Corporation since 2007 and Non-Executive Chair since April 2023; Accountant; Businessman; former director of Uranium Resources Inc. from December 2013 to July 2017; former director of Quaterra Resources from July 2007 to May 2014, including Non-Executive Chair from February 2008 to August 2013; former director of Ivanhoe Mines Ltd. from May 2010 to April 2012; and founding member of Bedrock Resources, LLC since 2010.

November 6, 2007

Michel Sylvestre, Director Port Hope, Ontario Canada Age – 69 (3, 4)

Director and retired mining executive; Mr. Sylvestre has been a director of Hochschild Mining PLC since May 2022; former director of Nickel Creek Platinum Corp. from 2012 to 2024; former senior executive of Kinross Gold Corp., serving as Senior Vice President Americas from September 2018 to November 2022 and Regional Vice President Africa from November 2014 to September 2018; former Interim President, Chief Executive Officer, and Chair of Claude Resources Inc. from April 2014 to November 2014; former President and Chief Executive Officer of Castle Resources Inc. from 2011 to 2014; and employed with Inco Ltd. from 1975 to 2011, holding senior management positions from 2004 to 2011.

February 13, 2024

(1)Member of the Corporation’s Audit Committee (the “Audit Committee”).

(2)Member of the Corporation’s Corporate Governance and Nominating Committee (the “Corporate Governance and Nominating Committee”).

(3)Member of the Corporation’s Compensation Committee (the “Compensation Committee”).

(4)	Member of the Corporation’s Health, Safety, Environment and Social Responsibility Committee (the “Health, Safety, Environment and Social Responsibility Committee”).

The information as to the residence and principal occupation of the nominees listed in the above table is not within the knowledge of the management of the Corporation and has been furnished by the individual nominees as of March 10, 2025.

The following are brief biographies of the Corporation’s nominees for election to the Board:

John M. Clark, B.Com., CPA, CA, Director. In addition to the roles outlined in the table above, Mr. Clark is the Chair of the corporate governance committee for Russel Metals Inc. Mr. Clark earned a Bachelor of Commerce Degree from the University of Witwatersrand in South Africa in 1977, and he received a Higher Diploma in Accountancy from the University of Witwatersrand in 1979. Mr. Clark is currently Chair of the Corporation’s Compensation Committee and a member of the Corporation’s Audit Committee and Corporate Governance and Nominating Committee. He has been a director of the Corporation since May 18, 2001.

Mr. Clark had a solid background as a chartered accountant before becoming an accomplished entrepreneur involved in investment banking and in investment and management of natural resource companies in Canada. Mr. Clark’s understanding of accounting procedures and controls, coupled with his knowledge of the Corporation’s projects and their financial requirements qualifies him to serve effectively as a member of the Audit Committee and to contribute to the financial management of the Corporation. Mr. Clark’s board experience provides him with expertise and awareness of industry compensation practices to effectively serve as the Compensation Committee’s Chair. His general knowledge of the natural resources industry allows him to participate effectively and provide guidance with regards to matters brought before the Board. As the Corporation executes its business strategy focused on the realization of greater value from the Corporation’s Mt Todd gold project and other corporate development activities, we expect that his contributions to financial planning and controls will be invaluable. Furthermore, he has demonstrated both integrity and high ethical standards in his business dealings and personal affairs, qualities which a person must possess under the Mandate of the Board (attached as Appendix “B” to this Information Circular) in order to be considered for nomination and election to the Board.

Frederick H. Earnest, B.Sc., President, Chief Executive Officer and Director. For a full list of recent positions held by Mr. Earnest, please refer to the table above. Mr. Earnest earned a Bachelor of Science Degree in Mining Engineering from the Colorado School of Mines in 1987. Mr. Earnest is a member of the Health, Safety, Environment and Social Responsibility Committee. Mr. Earnest has been a director of the Corporation since November 6, 2007.

Management believes that the leadership skills and dynamic nature that Mr. Earnest possesses make him an invaluable member of management. He understands the technical, economic, and social aspects of the Mt Todd gold project and has contributed significantly to the advancement of the project. In addition, Mr. Earnest has considerable international executive and senior management experience in the development and operation of gold mines. Mr. Earnest relates well to government and stakeholder leaders in the jurisdiction where our core project is located. Management believes that his continued involvement in the execution of the Corporation’s business plan and strategies to realize greater value from Mt Todd will lead to increased Shareholder value. Furthermore, Mr. Earnest has demonstrated both integrity and high ethical standards in his business dealings and personal affairs, qualities which a person must possess under the

Mandate of the Board (attached as Appendix “B” to this Information Circular) in order to be considered for nomination and election to the Board.

Deborah J. Friedman, B.A., J.D., Director. In addition to the roles outlined in the table above, Ms. Friedman served as the head of Davis Graham & Stubbs’ Corporate Department and on the firm’s Executive Committee for a number of years. Ms. Friedman held various positions in the law department of Cyprus Amax Minerals Company from 1982 through 1994, including General Counsel and Associate General Counsel, and served as Vice President and General Counsel of AMAX Gold Inc. from 1994 to 1998. Ms. Friedman graduated from the University of Illinois in 1974 with a Bachelor of Arts Degree in History and received her Juris Doctor degree from the University of Michigan in 1977. Ms. Friedman is Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee. She has been a director of the Corporation since March 13, 2019.

Ms. Friedman has extensive experience in domestic and international mine development projects, including complex development and operations joint ventures, and corporate and project finance matters. Her international experience includes South and Central America, the Pacific Rim including Australia, and Africa. Ms. Friedman has over 30 years of experience being the lead counsel responsible for SEC reporting, public offerings, public merger and acquisition transactions and other capital related matters for a number of publicly traded mining companies, including 15 years of experience with several companies trading both in the United States and Canada. Management expects that Ms. Friedman’s expertise will be valuable as we evaluate and execute strategies to realize greater value from the Mt Todd project and other corporate development activities. Furthermore, Ms. Friedman has demonstrated both integrity and high ethical standards in her business dealings and personal affairs, qualities which a person must possess under the Mandate of the Board (attached as Appendix “B” to this Information Circular) in order to be considered for nomination and election to the Board.

Patrick F. Keenan, B.S., Director. For a full list of recent positions held by Mr. Keenan, please refer to the table above. In addition, Mr. Keenan graduated with a Bachelor of Science Degree in Accounting from the University of Utah in 1990, and he earned his designation as a Certified Public Accountant in the State of Arizona in 1994. Mr. Keenan was a director of the Federal Reserve Bank of San Francisco – Salt Lake City from 2012 to 2014 and served on the Board of the University of Utah, David Eccles School of Business from 2009 to 2013. He was also on the Advisory Committee of the International Copper Association from 2010 to 2013. Mr. Keenan is Chair of the Audit Committee and a member of the Compensation Committee and Health, Safety, Environment and Social Responsibility Committee. Mr. Keenan has been a director of the Corporation since April 30, 2024.

Mr. Keenan has more than 30 years of executive mining industry experience. He is an accomplished Chief Financial Officer and Senior Executive with deep leadership experience and accountability for strategy development and execution, business development, corporate finance, financial reporting, investor relations, and governance. Mr. Keenan has a proven record of executive leadership across multiple geographies and strategic execution that has resulted in strong financial and operational results in challenging economic, social, and political environments. The Board believes Mr. Keenan’s extensive industry experience and financial acumen will be beneficial to the Corporation as we continue to seek strategic alternatives for the development of Mt Todd. Furthermore, he has demonstrated both integrity and high ethical standards in his business dealings and personal affairs, qualities which a person must possess under the Mandate of the Board (attached as Appendix “B” to this Information Circular) in order to be considered for nomination and election to the Board.

Tracy A. Stevenson, B.S., Director. For a full list of recent positions held by Mr. Stevenson, please refer to the table above. In addition, Mr. Stevenson graduated Magna Cum Laude with a Bachelor of Science Degree in Accounting from the University of Utah in 1977, and he earned his designation as a Certified Public Accountant in the State of Utah in 1978. Mr. Stevenson is a member of the Corporate Governance and Nominating Committee. He has been a director of the Corporation since November 6, 2007 and was appointed Non-Executive Chair on April 27, 2023.

Mr. Stevenson began his career in public accounting before moving to senior financial, strategic planning, information technology and management positions across one of the world’s largest mining companies. Mr. Stevenson’s strategic mindset, interest in efficient development of the Corporation’s projects and keen analytical abilities have contributed to the Corporation’s evaluation of business opportunities and to the development of the Corporation’s business strategy. His past experience as a chief financial officer has been beneficial in many matters specifically related to the Audit Committee. We expect that Mr. Stevenson’s future participation on the Board will be an asset to the Corporation through sound planning and the effective marshalling of the Corporation’s resources. Furthermore, he has demonstrated both high integrity and ethical standards in his business dealings and personal affairs, qualities which a person must possess under the Mandate of the Board (attached as Appendix “B” to this Information Circular) in order to be considered for nomination and election to the Board.

Michel Sylvestre, M.Sc., P. Eng., Director. Mr. Sylvestre has more than 45 years of experience in the mining industry. He holds a M.Sc. and a B.Sc. in Mining Engineering from McGill University and Queen’s University, respectively, and is a member of the Professional Engineers of Ontario and the Canadian Institute of Mining. Mr. Sylvestre is Chair of the Health, Safety, Environment & Social Responsibility Committee and a member of the Compensation Committee. Mr. Sylvestre has been a director of the Corporation since February 13, 2024.

Mr. Sylvestre retired from his position as Senior Vice President, Americas of Kinross Gold Corp. in November 2022. In addition to the positions described in the table above, Mr. Sylvestre was former President and Chief Executive Officer of Castle Resources Inc. from 2011 to 2014. He worked for Inco Ltd. from 1975 until 2011 where he held senior management positions domestically and internationally, including Chief Executive Officer of Vale Inco, New Caledonia from 2008 to 2009, President of Vale Inco, Manitoba Operations from 2006 to 2008, and Vice President of Operations PT Inco, Indonesia from 2004 to 2006. Mr. Sylvestre has proven success in existing and startup operations, focusing on safety excellence, process optimization, organizational effectiveness, community relations, and sustainability. The Corporation believes Mr. Sylvestre’s broad operations experience and technical expertise will be valuable as we consider development opportunities for the Mt Todd gold project and execute our corporate strategy. Furthermore, he has demonstrated both integrity and high ethical standards in his business dealings and personal affairs, qualities which a person must possess under the Mandate of the Board (attached as Appendix “B” to this Information Circular) in order to be considered for nomination and election to the Board.

The Board recommends a vote “FOR” each of the nominees for director. Where no choice is so specified with respect to any resolution or in the absence of certain instructions, the proxies given pursuant to this solicitation will be voted “FOR” the nominees listed above.

Arrangements and Relationships between Officers and Directors

There are no family relationships among any directors, executive officers or persons nominated to be directors of the Corporation. None of the nominees for director has entered into any arrangement or understanding with any other person pursuant to which he or she was, or is to be, elected as a director of the Corporation or a nominee of any other person.

Other Directorships

No directors of the Corporation are also directors of issuers with a class of securities registered under Section 12 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or which otherwise are required to file periodic reports under the Exchange Act) except for Deborah Friedman who is a director of Golden Minerals Company.

Additional Information Regarding Directors

Additional information regarding the committees of the Board, and the attendance of each director at meetings of the Board and its committees held during 2024, is set out in the section below under “Corporate Governance”. Information regarding executive officers is provided below under “Executive Officers”.

Voting Procedures for the Election of Directors

Cumulative voting (i.e., a form of voting where Shareholders are permitted to cast all of their aggregate votes for a single nominee) will not be permitted. The directors must be elected by an affirmative vote of a simple majority of the votes cast for each director, either in person or by proxy, at the Meeting on this matter.

Where no choice is so specified with respect to any resolution or in the absence of certain instructions, the proxies given pursuant to this solicitation will be voted “FOR” the resolution approving the election of directors as disclosed in this Information Circular. Under the rules of the New York Stock Exchange (the “NYSE”), brokers are prohibited from giving proxies to vote on non-contested director election matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your common shares in the capital of the Corporation (“Common Shares”), you must give voting instructions to your broker with respect to this proposal if you want your broker to vote your Common Shares on the matter.

Majority Voting Policy

The Corporation has adopted a majority voting policy where any nominee proposed for election as a director is required to tender his or her resignation if the director receives more “withheld” votes than “for” votes (i.e., a majority of withheld votes) at any meeting where Shareholders vote on the uncontested election of directors. An “uncontested election” means the number of director nominees for election is the same as the number of directors to be elected to the Board. The Corporate Governance and Nominating Committee will then submit to the Board a recommendation regarding whether or not to accept the resignation. In the absence of exceptional circumstances, the Board shall accept such resignation. Within 90 days after the Meeting, the Board will issue a press release either announcing the resignation of the director or explaining the reasons justifying its decision not to accept the resignation. A director who tenders a resignation pursuant to this policy will not participate in any meeting of the Board or the Corporate Governance and Nominating Committee at which the resignation is considered.

Appointment of Auditor

The Audit Committee has proposed the appointment of Davidson & Company LLP (“Davidson & Company”) of Vancouver, British Columbia as the auditor of the Corporation to hold office until the close of the next annual general meeting of the Corporation or until a successor is appointed. The remuneration to be paid to the auditor will be fixed by the Audit Committee. Davidson & Company was appointed as the auditor of the Corporation on June 14, 2023, following the resignation of Plante & Moran, PLLC (“Plante Moran”) at the request of the Corporation. Prior to their resignation, Plante Moran served as the Corporation’s auditor since 2018.

Representatives of Davidson & Company are expected to be present at the Meeting and to be available to respond to appropriate questions from persons present at the Meeting. If representatives of Davidson & Company are present at the Meeting, the Chair of the Meeting will provide such representatives with the opportunity to make a statement if they so desire.

Appointment of the auditors must be by an affirmative vote of a simple majority of the votes cast, either in person or by proxy, at the Meeting on this matter.

The Board recommends a vote “FOR” the appointment of Davidson & Company of Vancouver, British Columbia as the auditor of the Corporation. Where no choice is so specified with respect to any resolution or in the absence of certain instructions, the proxies given pursuant to this solicitation will be voted “FOR” the appointment of Davidson & Company of Vancouver, British Columbia.

Fees Paid to Auditor and their Independence from the Corporation

The Corporation retained Davidson & Company to provide services which were paid for the year ended December 31, 2024 and the period June 14 through December 31, 2023. The Corporation retained Plante Moran to provide services which were paid for the period January 1 through June 13, 2023.

	Davidson & Company 2024	Davidson & Company Jun 14 – Dec 31, 2023	Plante Moran Jan 1 – Jun 13, 2023
Audit Fees (1)	$105,700	$43,800	122,500
Audit Related Fees (2)	-	-	-
Tax Fees (3)	40,200	-	30,000
All Other Fees (4)	-	-	-
Totals	$145,900	$43,800	152,500

(1)

“Audit Fees” represent fees for the audit of the Corporation’s consolidated annual financial statements, review of the Corporation’s interim financial statements and review in connection with regulatory financial filings.

(2)“Audit Related Fees” represent fees for assistance with the application of accounting and financial reporting standards and regulatory filings.

(3)“Tax Fees” represent fees for tax compliance, tax consulting and tax planning.

(4)	“All Other Fees” represents legal compliance and business practice reviews, financial information systems design and implementation,

internal audit co-sourcing services or other matters not covered by Audit Fees, Audit Related Fees, or Tax Fees.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors

The charter of the Audit Committee (the “Audit Committee Charter”) requires the Audit Committee to pre-approve audit and non-audit services provided by the Corporation’s independent auditor. Consistent with applicable laws and the procedures adopted by the Audit Committee, pre-approval of audit and permitted non-audit services has been delegated to one or more members of the Audit Committee, provided that the Audit Committee is informed of any pre-approved services at its next scheduled meeting. All of the engagements and fees by the Corporation’s independent auditor for 2024 were pre-approved. The Audit Committee reviews with the auditor whether the non-audit services to be provided are compatible with maintaining the auditor’s independence.

Change in Certifying Accountant

On June 14, 2023, the Audit Committee approved the appointment of Davidson & Company as the Corporation’s independent registered public accounting firm. The decision to change the Company’s independent registered public accounting firm was the result of a request for proposal process. During the fiscal years ended December 31, 2022 and 2021 and through the subsequent interim period preceding their appointment, neither the Company, nor anyone on its behalf, consulted Davidson & Company regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Corporation, and no written report or oral advice was provided to the Corporation by Davidson & Company that was an important factor considered by the Corporation in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Corporation’s prior engagement with Plante & Moran as the Corporation’s independent registered public accounting firm has been concluded with the resignation of Plante Moran at the request of the Corporation. The request for resignation of Plante Moran was considered and approved by the Audit Committee. The resignation was effective as of June 14, 2023.

The audit reports of Plante Moran on the Corporation’s financial statements for the years ended December 31, 2022 and 2021 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

For the years ended December 31, 2022 and 2021 and through the subsequent interim period preceding the resignation of Plante Moran, there were no disagreements between the Company and Plante Moran on any matter or accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which would have caused Plante Moran to make reference thereto in its reports on the Company’s financial statements for such fiscal years.

For the years ended December 31, 2022 and 2021 and through the subsequent interim period preceding the resignation of Plante Moran, there were no reportable events as defined by Item 304(a)(1)(v) of Regulation S-K.

The Corporation provided Plante Moran with a copy of these disclosures as set forth above and requested that Plante Moran furnish the Company with a letter addressed to the Commission stating whether Plante Moran agrees with the above statements and, if not, stating the respects in which it does not agree. On June 14, 2023, pursuant to the Company’s request, Plante Moran furnished to the Corporation a letter addressed to the Commission stating that Plante & Moran agrees with the above statements. A copy of the response letter from Plante Moran is attached as Exhibit 16.1 to the Company’s Form 8-K as filed with the Commission on June 15, 2023.

Advisory Vote on the Approval of Executive Compensation

The SEC’s proxy rules require that the Corporation provide its Shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of the Corporation’s named executive officers as disclosed in this Information Circular in accordance with applicable SEC rules.

As described in greater detail below under the heading “Executive Compensation – Compensation Discussion and Analysis”, the Corporation’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for its success, and thereby increase Shareholder value. The Corporation believes that its executive compensation program satisfies this goal and is strongly aligned with the long- term interests of its Shareholders. Please see the section “Executive Compensation” and the related compensation tables below for additional details about the Corporation’s executive compensation programs, including information about the fiscal 2024 compensation of the Corporation’s named executive officers.

At our annual general and special meeting of Shareholders held April 30, 2024, the Shareholders approved the compensation of the Corporation’s named executive officers for the fiscal year 2023 (“Say-on-Pay” vote). At our annual general meeting of Shareholders held April 27, 2023, the Shareholders recommended a frequency for Say-on-Pay votes of every year. Subsequently, the Board adopted the Shareholders’ recommendation of holding Say-on-Pay votes every year. Accordingly, Shareholders are being asked to vote on executive compensation again at this Meeting.

The Corporation is asking its Shareholders to indicate their support for its named executive officer compensation as described in this Information Circular. This proposal, commonly known as a “say-on-pay” proposal, gives Shareholders the opportunity to express their views on the Corporation’s named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Corporation’s named executive officers and the philosophy, policies and practices described in this Information Circular. Accordingly, the Board recommends Shareholders to vote “FOR” the following resolution at the Meeting:

“BE IT RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved, as included in the Corporation’s Information Circular.”

This Say-on-Pay vote is advisory, and therefore, is not binding on the Corporation, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of the Shareholders, and to the extent there is any significant vote against named executive officers’ compensation as disclosed in this Information Circular, the Corporation, the Board and the Compensation Committee will consider the results of the vote in future compensation deliberations.

The approval, on an advisory, non-binding basis, of the Shareholder resolution regarding the compensation of the Corporation’s named executive officers as described in this Information Circular will be granted if passed by an affirmative vote of a simple majority of the votes cast, either in person or by proxy, at the Meeting on this matter.

Where no choice is so specified with respect to any resolution or in the absence of certain instructions, the proxies given pursuant to this solicitation will be voted “FOR” the resolution approving the compensation of our named executive officers as disclosed in this Information Circular. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your Common Shares, you must give voting instructions to your broker with respect to this proposal if you want your broker to vote your Common Shares on the matter.

The Board recommends that the Shareholders vote “FOR” the resolution approving the compensation of our named executive officers as disclosed in this Information Circular.

Approval of All Unallocated Awards under the Corporation’s Long Term Equity Incentive Plan

The rules of the Toronto Stock Exchange (“TSX”) require that all unallocated options, rights or other entitlements under a listed corporation’s security-based compensation arrangements, which do not have a fixed maximum aggregate number of securities issuable, be approved every three years by a majority of both the listed corporation’s directors and by its Shareholders. The Corporation’s Long Term Equity Incentive Plan (the “LTIP”) provides that the maximum number of Common Shares available for issuance pursuant to grants of restricted stock (“Restricted Stock”) and/or restricted share units (“RSUs”) of the Corporation (collectively, “LTIP Awards”), together with all other security based compensation arrangements of the Corporation, which includes the Corporation’s Stock Option Plan (the “Stock Option Plan”) and Deferred Share Unit Plan (the “DSU Plan”), is a variable number equal to 10% of the total number of Common Shares issued and outstanding as of the date of the grant on a non-diluted basis. Accordingly, the unallocated LTIP Awards under the LTIP must be approved by a majority of the Corporation’s directors and a majority of the votes cast by Shareholders who vote at the Meeting or by proxy at the Meeting on such resolution. The Board unanimously approved all unallocated LTIP Awards under the LTIP on February 27, 2025. At the Meeting, Shareholders will be asked to approve all unallocated LTIP Awards under the LTIP until April 29, 2028.

As of March 10, 2025, there were 50,000 Common Shares issuable upon the exercise of outstanding vested Options granted under the Stock Option Plan, 2,688,669 Common Shares issuable upon the vesting of outstanding LTIP Awards (as defined above) granted under the LTIP and 2,025,000 Common Shares issuable upon the vesting of DSUs (as defined below) granted under the DSU Plan. Accordingly, 4,763,669 Common Shares (or 3.8% of the total number of issued and outstanding Common Shares) are issuable under the foregoing Options, LTIP Awards and DSUs. 7,681,881 Common Shares (or 6.2% of the total number of issued and outstanding Common Shares) in aggregate remain available for future grants under the Stock Option Plan, the LTIP and the DSU Plan. Based on the closing price of Common Shares on the NYSE American LLC (the “NYSE American”) on March 10, 2025, of $0.67 per Common Share, the aggregate market value of the 7,681,881 Common Shares available for future grants under the Stock Option Plan, the LTIP and the DSU Plan would be $5,146,860. However, the Corporation cannot grant new stock options until shareholder approval is received for the unallocated Common Shares under the Stock Option Plan, as required by the TSX Company Manual. The Compensation Committee and Board do not plan to seek approval or issue new options this  year. See additional information related to the Stock Option Plan on page 31.

Currently outstanding LTIP Awards will be unaffected if this resolution is not approved. However, currently outstanding LTIP Awards which may be terminated will not be available for re-grant and the Board will not be able to grant new LTIP Awards if the unallocated LTIP Awards are not approved. If the unallocated LTIP Awards are approved at the Meeting, then the unallocated LTIP Awards will have to be re-approved by the Shareholders at the Corporation’s annual general meeting in 2028.

Employees and consultants of the Corporation or its subsidiaries are eligible to receive LTIP Awards under the LTIP. Currently, there are three executive officers, four employees and one consultant that participate under the LTIP. Non-executive directors of the Corporation are not eligible to receive LTIP Awards under the LTIP.

The Board has not granted any LTIP Awards that are conditional on the approval of this resolution and there are no existing contractual obligations to issue LTIP Awards that are contingent upon the approval of this resolution. Because the grant of LTIP Awards under the LTIP is at the sole discretion of the Board and the Compensation Committee, it cannot currently be determined how many of such LTIP Awards may be granted in the future to any individual participant, all executive officers as a group, any associate of an executive officer, any consultant company of the Corporation or an affiliate of the Corporation, all consultant companies as a group, any employee of the Corporation or all employees as a group.

The text of the ordinary resolution to approve all unallocated LTIP Awards under the LTIP is set out in Part I to Appendix “C”. Additional information on the LTIP is set out below under the heading “Executive Compensation – Compensation Discussion and Analysis - Elements of the Corporation’s Compensation Program for Fiscal Year 2024 – Share-Based Incentive Awards – Long Term Equity Incentive Plan”. A copy of the LTIP is set out in Appendix “D”.

The approval of the resolution to approve all unallocated LTIP Awards under the LTIP will be granted if passed by an affirmative vote of a simple majority of the votes cast, either by attendance or by proxy, at the Meeting on this matter.

The Board recommends that the Shareholders vote “FOR” the resolution approving all unallocated LTIP Awards under the LTIP. Where no choice is specified with respect to any resolution or in the absence of certain instructions, the proxies given pursuant to this solicitation will be voted “FOR” the resolution to approve all unallocated LTIP Awards under the LTIP as disclosed in this Information Circular. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to this proposal if you want your broker to vote your shares on the matter.

Approval of All Unallocated Awards under the Corporation’s Deferred Share Unit Plan

The rules of the TSX require that all unallocated options, rights or other entitlements under a listed corporation’s security-based compensation arrangement, which do not have a fixed maximum aggregate number of securities issuable, be approved every three years by a majority of both the listed corporation’s directors and by its Shareholders. The DSU Plan provides that the maximum number of Common Shares available for issuance pursuant to outstanding deferred share units (“DSU”) of the Corporation (the “DSU Awards”), together with all other security-based compensation arrangements of the Corporation, which includes the Stock Option Plan and the LTIP, is a variable number equal to 10% of the total number of Common Shares issued and outstanding as of the date of the grant on a non-diluted basis. Accordingly, the unallocated DSU Awards under the DSU Plan must be approved by a majority of the Corporation’s directors and a majority of the votes cast by Shareholders who vote at the Meeting or by proxy at the Meeting on such resolution. The Board unanimously approved all unallocated DSU Awards under the DSU Plan on February 27, 2025. At the Meeting, Shareholders will be asked to approve all unallocated DSU Awards under the DSU Plan until April 29, 2028.

Currently outstanding DSU Awards will be unaffected if this resolution is not approved. However, currently outstanding DSU Awards which may be terminated will not be available for re-grant and the Board will not be able to grant new DSU Awards if the unallocated DSU Awards are not approved. If the unallocated DSU Awards are approved at the Meeting, then the unallocated DSU Awards will have to be re-approved by the Shareholders at the Corporation’s annual general meeting in 2025.

Non-executive directors of the Corporation are eligible to receive DSU Awards under the DSU Plan. Currently, there are five non-executive directors that can participate under the DSU Plan. Employees of the Corporation or its subsidiaries are not eligible to receive DSU Awards under the DSU Plan.

The Board has not granted any DSU Awards that are conditional on the approval of this resolution and there are no existing contractual obligations to issue DSU Awards that are contingent upon the approval of this resolution. Because the grant of DSU Awards under the DSU Plan is at the sole discretion of the Board and the Compensation Committee, it cannot currently be determined how many of such DSU Awards may be granted in the future to any non-employee director of the Corporation.

The text of the ordinary resolution to approve all unallocated DSU Awards under the DSU Plan is set out in Part II to Appendix “C”. Additional information on the DSU Plan is set out below under the heading “Executive Compensation – Compensation Discussion and Analysis – Elements of the Corporation’s Compensation Program for Fiscal Year 2024 – Share-Based Incentive Awards – Deferred Share Unit Plan”. A copy of the DSU Plan is set out in Appendix “E”.

The approval of the resolution to approve all unallocated DSU Awards under the DSU Plan will be granted if passed by an affirmative vote of a simple majority of the votes cast, either in person or by proxy, at the Meeting on this matter.

The Board recommends that the Shareholders vote “FOR” the resolution approving all unallocated DSU Awards under the DSU Plan. Where no choice is so specified with respect to any resolution or in the absence of certain instructions, the proxies given pursuant to this solicitation will be voted “FOR” the resolution to approve all unallocated DSU Awards under the DSU Plan as disclosed in this Information Circular. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on compensation matters unless the beneficial owner of such shares has given voting instructions on this matter. This means that if your broker is the record holder of your Common Shares, you must give voting instructions to your broker with respect to this proposal if you want your broker to vote your Common Shares on this matter.

Certain United States Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences with respect to the grant of awards under the LTIP and DSU Plan (collectively the “Plans”). This summary does not describe all federal income tax consequences, including the consequences of owning and selling the Common Shares, nor does it describe Canadian, state, local or foreign income tax consequences.

Scope of This Disclosure

This summary does not address the U.S. federal income tax consequences of participation in the Plans by a non-U.S. Participant. For purposes of this summary, a “U.S. Participant” is a participant in the Plans who is either a citizen of the U.S. or a resident alien of the U.S. for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and the Canada-U.S. Tax Convention. For purposes of this summary, a “non-U.S. Participant” is a participant in the Plans who is not a U.S. Participant.

Tax Consequences With Respect to Awards of Restricted Shares, Restricted Share Units or Deferred Share Units

There are no tax consequences to a U.S. Participant or the Corporation by reason of the grant of restricted stock,  restricted share units or deferred share units under the Plans. If an award is payable in Common Shares that are subject to a substantial risk of forfeiture, unless a special election is made by the holder of the award under section 83(b) of the Code, the holder must recognize ordinary income equal to the fair market value of the Common Shares received (determined as of the first time the Common Shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier).

The holder’s basis for the Common Shares acquired under the Plan will be the amount of ordinary income recognized either when the Common Shares are received (for restricted share units or deferred share units) or when the shares are vested (for restricted share awards, subject to earlier recognition if a section 83(b) election is made). The Corporation will generally be entitled at that time to a U.S. income tax deduction for the same amount, subject to the rules of Section 162(m) of the Code.

Change in Control

Depending on the terms of a U.S. Participant's award agreement, upon a change in control of the Corporation, restrictions on a U.S. Participant's award may lapse, or a U.S. Participant's award may mature on an accelerated schedule. If this type of benefit, or other benefits and payments connected with a U.S. Participant's award that result from a change in control of the Corporation, are granted to certain individuals (such as the Corporation’s executive officers), the benefits and payments may be deemed to be "parachute payments" within the meaning of Section 280G of the Code. Section 280G provides that if parachute payments to an individual equal or exceed three times the individual's "base amount," the excess of the parachute payments over one times the base amount will be subject to a 20% excise tax payable by the individual. Any amount that is subject to an excise tax is also not deductible by the Corporation. "Base amount" is the individual's average annual compensation over the five taxable years preceding the taxable year in which the change in control occurs. Each U.S. Participant should consult his or her own tax advisor regarding potential tax liability upon a change in control of the Corporation.

Certain Special Rules

The foreign earned income exclusion provisions and the foreign tax credit provisions of the Code may, under certain circumstances, reduce the U.S. federal income tax liability of a U.S. Participant with respect to participation in the Plans. U.S. Participants should consult their own tax advisor regarding the foreign earned income exclusion provisions and the foreign tax credit provisions of the Code.

Income Tax Deduction

Subject to the usual rules concerning reasonable compensation, including the Corporation’s obligation to withhold or otherwise collect certain income and payroll taxes, the Corporation may be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the Plans. However, Section 162(m) of the Code prohibits publicly held corporations from deducting more than $1,000,000 per year in compensation paid to certain current and former named executive officers (the “covered executives”). Therefore, annual compensation paid to a covered executive in excess of $1,000,000 will generally not be deductible.

Information About Proxies

Solicitation of Proxies

The solicitation of proxies by management and the Board will be made primarily by notice and access but solicitation may be made by telephone or in person with the cost of such solicitation to be borne by the Corporation. While no arrangements have been made to date, the Corporation may contract for the solicitation of proxies for the Meeting. Such arrangements would include customary fees, which would be borne by the Corporation.

Appointment of Proxyholder

The persons named in the enclosed Form of Proxy for the Meeting are officers of the Corporation and nominees of management and the Board. A Shareholder has the right to appoint some other person, who need not be a Shareholder, to represent such Shareholder at the Meeting by inserting that other person’s name in the blank space provided on the Form of Proxy, which Form of Proxy is set out in Appendix “A”. If a Shareholder appoints one of the persons designated in the accompanying Form of Proxy as a nominee and does not direct the said nominee to vote either “FOR” or “WITHHOLD” from voting on a matter or matters, or where instructions on the Form of Proxy are uncertain with respect to which an opportunity to specify how the Common Shares registered in the name of such registered Shareholder shall be voted, the proxy shall be voted “FOR” the resolutions identified in this Information Circular.

The instrument appointing a proxyholder must be in writing and signed by the registered Shareholder, or such registered Shareholder’s attorney authorized in writing, or if the registered Shareholder is a corporation, by the authorized representative or a duly authorized person on behalf of such corporation. A proxy must be dated. In order for a proxy to be valid, a registered Shareholder must:

(1)	sign his or her name on the lines specified for such purpose at the bottom of the Form of Proxy; and

(2)	return the properly executed and completed Form of Proxy by mailing it or delivering it by hand in the appropriate enclosed return envelope addressed to Vote Processing, c/o Broadridge at 51 Mercedes Way, Edgewood, NY 11717 to be received by 10:00 a.m., PDT, on April 25, 2025, or no later than 48 hours before any adjournment or postponement of the Meeting.

Revocation of Proxy

A registered Shareholder may revoke a proxy by delivering an instrument in writing executed by such registered Shareholder (or by the registered Shareholder’s legal representative or trustee in bankruptcy or, where the registered Shareholder is a corporation, by a duly authorized person on behalf of the corporation or by the authorized representative appointed for the corporation) either to the registered office of the Corporation at 1200-200 Burrard Street, Vancouver, British Columbia, Canada, V6C 3L6 attention: James Cantwell or to 8310 S. Valley Highway, Suite 300, Englewood, Colorado, USA, 80112 attention: Pamela Solly at any time up to and including 10:00 a.m., PDT, on April 25, 2025, or no later than 48 hours before any adjournment or postponement of the Meeting or to the Chair of the Meeting prior to commencement of the Meeting or any adjournment or postponement thereof. A registered Shareholder may also revoke a proxy in any other manner permitted by law including by attending the meeting and voting in person or delivering a new Form of Proxy to the registered office of the Corporation or the transfer agent in accordance with the instructions and within the deadline set out in the Notice of Meeting.

Voting of Proxies

A registered Shareholder may direct the manner in which his or her Common Shares are to be voted or withheld from voting in accordance with the instructions of the registered Shareholder by marking the Form of Proxy accordingly. The management nominees designated in the enclosed Form of Proxy will vote the Common Shares represented by proxy in accordance with the instructions of the registered Shareholder on any resolution that may be called for and if the registered Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly. Where no choice is so specified with respect to any resolution or in the absence of certain instructions, the Common Shares represented by a proxy given to management will be voted “FOR” the election of nominees to the Board and the resolutions identified in this Information Circular. If more than one direction is made with respect to any resolution, such Common Shares will similarly be voted “FOR” the resolution.

Exercise of Discretion by Proxyholders

The enclosed Form of Proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the proxyholders named therein with respect to amendments or variations of matters identified in the accompanying Notice of Meeting, and other matters not so identified which may properly be brought before the Meeting. At the date of this Information Circular, management of the Corporation knows of no such amendments, variations, or other matters to come before the Meeting. If any amendment or variation or other matter comes before the Meeting, the persons named in the proxy will vote in accordance with their best judgement on such amendment, variation or matter, subject to any limitations imposed by applicable law.

Voting by Beneficial Shareholders

The information set out in this section is important to many Shareholders as a substantial number of Shareholders do not hold their Common Shares in their own name.

Persons who hold Common Shares through their brokers, agents, trustees or other intermediaries (such persons, “Beneficial Shareholders”) should note that only proxies deposited by registered Shareholders whose names appear on the share register of the Corporation may be recognized and acted upon at the Meeting. If Common Shares are shown on an account statement provided by a broker, then in almost all cases the name of such Beneficial Shareholder will not appear on the share register of the Corporation. Such Common Shares will most likely be registered in the name of the broker or an agent of the broker. In Canada, the vast majority of such shares will be registered in the name of “CDS & Co.”, the registration name of CDS Clearing and Depositary Services Inc., and in the United States, the vast majority will be registered in the name of “Cede & Co.”, the registration name of the Depository Trust Company, which entities act as nominees for many brokerage firms. Common Shares held by brokers, agents, trustees or other intermediaries can only be voted by those brokers, agents, trustees or other intermediaries in accordance with instructions received from Beneficial Shareholders. As a result, Beneficial Shareholders should carefully review the voting instructions provided by their intermediary with this Information Circular and ensure they communicate how they would like their Common Shares voted.

Beneficial Shareholders who have not objected to their intermediary disclosing certain ownership information about themselves to the Corporation are referred to as “NOBOs”. Those Beneficial Shareholders who have objected to their intermediary disclosing ownership information about themselves to the Corporation are referred to as “OBOs”. In accordance with the requirements of National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators and Rule 14a-13 under the Exchange Act, the Corporation has elected notice-and-access for delivery of the Notice of Meeting, this Information Circular and the Form of Proxy (collectively, the “Meeting Materials”) indirectly through intermediaries to all of the Beneficial Shareholders. The intermediaries (or their service companies) are responsible for forwarding the Meeting Materials to each Beneficial Shareholder, unless the Beneficial Shareholder has waived the right to receive them. The Corporation will pay for intermediaries to forward the Meeting Materials to OBOs.

Intermediaries will frequently use service companies to forward the Meeting Materials to Beneficial Shareholders. Generally, a Beneficial Shareholder who has not waived the right to receive Meeting Materials will either:

(1)	be given a Form of Proxy which (i) has already been signed by the intermediary (typically by a facsimile, stamped signature), (ii) is restricted as to the number of shares beneficially owned by the Beneficial Shareholder, and (iii) must be completed, but not signed, by the Beneficial Shareholder and deposited with Broadridge; or

(2)	more typically, be given a voting instruction form (“VIF”) which (i) is not signed by the intermediary, and (ii) when properly completed and signed by the Beneficial Shareholder and returned to the intermediary or its service company, will constitute voting instructions which the intermediary must follow.

VIFs should be completed and returned in accordance with the specific instructions noted on the VIF. The purpose of this procedure is to permit Beneficial Shareholders to direct the voting of the Common Shares which they beneficially own.

Please return your voting instructions as specified in the VIF. Beneficial Shareholders should carefully follow the instructions set out in the VIF, including those regarding when and where the VIF is to be delivered.

Although Beneficial Shareholders may not be recognized directly at the Meeting for the purpose of voting Common Shares registered in the name of their broker, agent, trustee or other intermediary, a Beneficial Shareholder may attend the Meeting as a proxyholder for a Shareholder and vote Common Shares in that capacity. Beneficial Shareholders who wish to attend the Meeting or have someone else attend on their behalf and indirectly vote their Common Shares as proxyholder for the registered Shareholder should contact their broker, agent, trustee, or other intermediary well in advance of the Meeting to determine the steps necessary to permit them to indirectly vote their Common Shares as a proxyholder.

Securities Entitled to Vote

The Board has fixed the close of business on March 10, 2025 as the record date for the purpose of determining the Shareholders entitled to receive notice of and to vote at the Meeting; the failure of any Shareholder to receive notice of the Meeting does not deprive such Shareholder of the entitlement to vote at the Meeting.

As of March 10, 2025, the authorized share capital of the Corporation consists of no maximum number of Common Shares, without par value of which 124,455,502 Common Shares are issued and outstanding. Every registered Shareholder who is present in person, by proxy or by authorized representative and entitled to vote at the Meeting shall have one vote and every Shareholder entitled to vote at the Meeting shall on a ballot have one vote for each Common Share they hold.

Quorum

Under the Articles of the Corporation, the quorum for the transaction of business at the Meeting is two or more Shareholders entitled to vote at the Meeting represented in person or by proxy.

Abstentions will be counted as present for purposes of determining the presence of a quorum at the Meeting but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter without instructions, see below “Broker Non-Votes”) will not be counted as votes cast for the particular matter. If the Common Shares not voted on a particular matter pursuant to a broker non-vote are voted on other matters at the Meeting at which a broker or nominee have authority to vote without instruction (e.g. the appointment of auditors), then those Common Shares will be counted as present for purposes of determining quorum at the Meeting.

Except as described below, neither abstentions nor broker non-votes will have any effect on the outcome of the votes on the matters to be acted upon at the Meeting.

Votes withheld in relation to the election of directors and appointment of the auditors will be counted as present for purposes of determining the presence of a quorum at the Meeting and will have the same effect as a vote against the appointment of the auditors. In relation to the election of directors, pursuant to the Corporation’s majority voting policy, if the number of votes withheld in relation to a nominee exceeds the number of votes for such nominee, such nominee will be required to submit their resignation for consideration by the Board, see above “Majority Voting Policy”.

Broker Non-Votes

Brokers and other intermediaries, holding Common Shares in street name for their customers, are required to vote the Common Shares in the manner directed by their customers. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on non-routine matters (including, but not limited to, non-contested director elections, advisory votes on executive compensation, advisory votes on the frequency of advisory votes on executive compensation and the amendment of compensation plans) unless the beneficial owner of such Common Shares has given voting instructions on the matter.

The absence of a vote on a matter where the broker has not received written voting instructions from a Beneficial Shareholder is referred to as a “broker non-vote”. Any Common Shares represented at the Meeting but not voted (whether by abstention or broker non-vote) will have no impact on any matters to be acted upon at the Meeting.

Ownership of the Corporation’s Common Shares

Equity Ownership Policy

The Corporation believes that it is in the best interest of the Corporation and its Shareholders to align the financial interests of the directors and executive officers with the interests of the Shareholders of the Corporation.

The Corporation adopted an Equity Ownership Policy on February 23, 2021 that requires its directors and executive officers to own Common Shares, restricted share units (“RSUs”), or deferred share units (“DSUs”) of Vista Gold Corp., having a fair market value equal to a multiple of the base annual salary (or in the case of a director, the annual cash retainer) paid to the director or executive officer by the Corporation, as follows:

Directors	Three (3) times annual cash retainer
CEO	Three (3) times annual base salary
CFO and COO	Two (2) times annual base salary
Vice Presidents	One (1) times annual base salary

Directors are required to achieve this ownership threshold within three years, and executive officers are required to achieve this ownership threshold within five years, from the later of the date this policy is adopted by the Board and the date the individual became a director or executive officer of the Corporation.

The following may be used in determining Common Share ownership: (a) Common Shares owned directly (including through open market purchases or acquired and held upon vesting of equity awards); (b) RSUs (whether vested or not vested); and (c) DSUs. Unexercised options to purchase Common Shares (“Options”) granted under the Corporation’s Stock Option Plan (the “Stock Option Plan”) (whether vested or unvested) do not count toward the minimum equity ownership requirements.

If the annual base salary of an executive officer, or the annual cash retainer of a director, is increased, such executive officer or director will be required to achieve the required minimum equity ownership level within two years of the effective date of the increase in base salary or retainer. Each individual director and executive officer is required to maintain his or her minimum ownership level throughout his or her term as an officer or director of the Corporation and securities may not be the object of specific monetization or other hedging arrangements to reduce or offset exposure to the market value of these holdings.

The value held is calculated as the greater of cost, grant date value or market value as of December 31st of each year.

Compliance with Equity Ownership Policy

The following table sets forth certain information regarding the equity ownership requirements for directors and executive officers of the Corporation. Directors of the Corporation have three years from the date of appointment to become compliant with the Equity Ownership Policy and executive officers of the Corporation have five years from the date of appointment to become compliant with the Equity Ownership Policy. The Equity Ownership Policy was adopted on February 23, 2021 and the table presents compliance information as of December 31, 2024.

and Position	Holding Value	Policy
Name and Position	Required Minimum Equity Holding Value	Compliant with Equity Ownership Policy
John M. Clark, Director	$108,000	Y
Deborah J. Friedman, Director	$105,000	Y
Patrick F. Keenan, Director	$117,000	Y(1)
Tracy A. Stevenson, Chair and Director	$156,000	Y
Michel Sylvestre, Director	$105,000	Y
Frederick H. Earnest, President, Chief Executive Officer, and Director	$1,110,000	Y
Douglas L. Tobler, Chief Financial Officer	$580,000	Y
Pamela A. Solly, Vice President Investor Relations	$200,000	Y

(1)Mr. Keenan has been a member of the Board since April 30, 2024. The Corporation believes it is reasonable that Mr. Keenan will be in compliance with the Equity Ownership Policy prior to three years from the date of appointment to the Board.

Ownership by Management

The following table sets forth certain information regarding beneficial ownership, control or direction, directly or indirectly, of the Common Shares, as of March 10, 2025, by (i) each of the Corporation’s executive officers and directors individually; and (ii) the Corporation’s executive officers and directors, as a group.

Name and Position (1)	Common Shares Beneficially Owned	Percentage of Class (2)
John M. Clark: Director	690,068 (3)	*
Deborah J. Friedman: Director	499,000 (4)	*
Patrick F. Keenan: Director	227,000 (5)	*
Tracy A. Stevenson: Chair and Director	963,199 (6)	*
Michel Sylvestre, Director	288,000 (7)	*
Frederick H. Earnest: President Chief Executive Officer, Director	2,150,539	1.7%
Douglas L. Tobler: Chief Financial Officer	433,333	*
Pamela A. Solly: Vice President of Investor Relations	271,945	*
All executive officers and directors as a group (8 persons)	5,523,084	4.4%

*	Represents less than 1% of the outstanding Common Shares.
(1) (1) The address of each of the persons listed is c/o Vista Gold Corp., 8310 S. Valley Highway, Suite 300, Englewood, Colorado 80112.

(2) In accordance with Rule 13d-3(d)(1) under the Exchange Act, the applicable percentage of ownership for each person is based on 124,455,502 Common Shares outstanding as of March 10, 2025, plus any securities held by such person exercisable for or convertible into Common Shares within 60 days after March 10, 2025.

(3) Includes 189,068 Common Shares currently owned and 501,000 Common Shares upon the settlement of DSUs.
(4) Includes nil Common Shares currently owned and 499,000 Common Shares upon the settlement of DSUs.

(5) Includes nil Common Shares currently owned and 227,000 Common Shares upon the settlement of DSUs.

(6) Includes 453,199 Common Shares currently owned and 510,000 Common Shares upon the settlement of DSUs.

(7) Includes nil Common Shares currently owned and 288,000 Common Shares upon the settlement of DSUs.

Ownership by Principal Shareholders

The following table sets forth certain information regarding the ownership of the Common Shares as at March 10, 2025 by each Shareholder known to the Corporation to beneficially own or control or direct, directly or indirectly, more than five percent of the outstanding Common Shares based on such person’s most recently available Schedule 13G filed with the SEC.

and Address	(1)
Name and Address	Common Shares Beneficially Owned(1)	Percentage of Class(1)
Sun Valley Gold LLC (“Sun Valley”)	19,922,544	16.0%
620 Sun Valley Road
Sun Valley, ID 83353

(1)In accordance with Rule 13d-3(d)(1) under the Exchange Act, the applicable percentage of ownership of each Shareholder is based on

124,455,502 Common Shares outstanding as of March 10, 2025, plus any securities held by such Shareholder exercisable for or convertible into Common Shares within 60 days after the date of this Information Circular.

Change in Control

The Corporation has no charter provisions that would delay, defer, or prevent a change in control of the Corporation.

The Corporation is not aware of any arrangement that might result in a change in control in the future. To the Corporation’s knowledge there are no arrangements, including any pledge by any person of the Corporation’s securities, the operation of which may at a subsequent date result in a change in the Corporation’s control.

Corporate Governance

The Board and executive officers consider good corporate governance to be an important factor in the efficient and effective operation of the Corporation. The Canadian Securities Administrators implemented National Policy 58-201 – Corporate Governance Guidelines and National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) in each of the provinces and territories of Canada. The NYSE American, LLC (the “NYSE American”) has also established rules for corporate governance as detailed in the NYSE American’s Company Guide (the “NYSE American Company Guide”). The Board is of the view that the Corporation’s system of corporate governance meets these sets of guidelines and requirements.

Board of Directors

The present Board consists of six directors, five of whom are viewed as being “independent” within the meaning of NI 58-101 and five of whom qualify as “independent” within the meaning of Section 803A of the NYSE American Company Guide. John M. Clark, Deborah J. Friedman, Patrick F. Keenan, Tracy A. Stevenson, and Michel Sylvestre are considered to be independent members of the Board. Frederick H. Earnest is not an independent director because of his management position with the Corporation.

Board Leadership Structure

Tracy A. Stevenson is the Chair of the Board and is considered under securities laws to be an independent director. All of the members of the Corporate Governance and Nominating Committee, the Audit Committee and the Compensation Committee are independent directors and each of such committees meets regularly without management present. The Board has reviewed the Corporation’s current Board leadership structure in light of the composition of the Board, the Corporation’s size, the nature of the Corporation’s business, the regulatory framework under which the Corporation operates, the Corporation’s share base, the Corporation’s Peer Group (as defined below) and other relevant factors, and has determined that having a non-executive Chair of the Board is currently the most appropriate leadership structure for the Corporation.

The Board believes that adequate structures and processes are in place to facilitate the functioning of the Board independently of the Corporation’s management. The independent directors met together without management present five times during 2024. The regularly scheduled committee meetings give the independent directors the opportunity for open and frank discussions on all matters they consider relevant, including an assessment of their own performance. In addition, the Audit Committee meets regularly with the Corporation’s auditor without management present. Accordingly, the Board believes that there is adequate leadership by the independent directors.

Certain directors of the Corporation hold directorships with other issuers. Details of those other directorships can be found above in the table under the heading “Particulars of Matters to be Acted Upon - Election of Directors”.

Frederick Earnest, Deborah Friedman, and Tracy Stevenson attended all of the meetings of the Board. John Clark attended 11 of 12 meetings of the Board. Michel Sylvestre was appointed to the Board on February 13, 2024 and Patrick Keenan was elected to the Board on April 30, 2024. Following Mr. Sylvestre’s appointment to the Board, he attended all but one meeting of the Board. Following Mr. Keenan’s election to the Board, he attended all meetings of the Board. The President and Chief Executive Officer of the Corporation is required to attend annual general meetings. Attendance by other directors is discretionary. All of the directors attended the 2024 annual general and special meeting in person.

Mandate of the Board of Directors

Pursuant to the Business Corporations Act (British Columbia), the Board is required to manage or supervise the management of the affairs and business of the Corporation. The Board has adopted a written mandate (the “Mandate”), which defines its stewardship responsibilities in light of this statutory obligation. Under this Mandate, the Board is responsible for (i) the stewardship of the business and affairs of the Corporation; (ii) supervising the management of the business and affairs of the Corporation; (iii) providing leadership to the Corporation by practicing responsible, sustainable and ethical decision making; (iv) ensuring that all major issues affecting the Corporation are given proper consideration, including the identification and management of risks relating to the business and affairs of the Corporation and (v) directing management to ensure that legal, regulatory and stock exchange requirements applicable to the Corporation have been met. In addition, the Board is also responsible for succession planning and assuring the integrity of the Corporation’s disclosure controls and procedures, internal controls over financial reporting and management information systems. In carrying out these responsibilities, the Board is entitled to place reasonable reliance on management. The Mandate and responsibilities of the Board are to be carried out in a manner consistent with the fundamental objective of protecting and enhancing the value of the Corporation and providing ongoing benefit to the Shareholders. See Appendix “B” for the Mandate of the Board.

Position Descriptions

The Board has developed written position descriptions for the Chair of the Board, Chief Executive Officer, and Chief Financial Officer.

The Chair’s primary responsibilities include providing leadership to foster effectiveness of the Board, chairing all Board meetings and managing the affairs of the Board and Shareholders, and oversight of Board organization, effectiveness, and satisfaction of its obligations and responsibilities. The Chair also acts as the primary spokesperson for the Board and supports and oversees effective communication with Shareholders, and between the Board and senior management. The Chair also acts in an advisory capacity to the Chief Executive Officer in all matters concerning the interests of the Board and works with the Chief Executive Officer in developing and monitoring the progress of strategic plans and in monitoring policy implementation.

The Chair of each committee of the Board is identified below under the heading “Corporate Governance – Board of Directors – Committees of the Board of Directors”. The Corporation has not developed written position descriptions for the Chair of each committee. Each Chair provides leadership to its respective committee to assist that committee with operating effectively.

Orientation and Continuing Education

New Board members receive comprehensive orientation regarding the role of the Board, its committees, and the directors, as well as the nature and operations of the Corporation’s business. From time to time, presentations are given to the Board on legal and other matters applicable to the Corporation and directors’ duties.

Ethical Business Conduct

On December 19, 2003, the Board adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which is based on the fundamental principles of honesty, loyalty, fairness, forthrightness and use of common sense in general. The Code of Ethics is periodically reviewed and amended as necessary to reflect changes in the Corporation’s practices and good governance. The Code of Ethics was most recently amended in August 2020. An integral part of the Code of Ethics is the policy that the Corporation will be managed with full transparency, and in the best interests of the Shareholders and other stakeholders of the Corporation. The Code of Ethics (as amended) is available on the Corporation’s website at www.vistagold.com. The Code of Ethics applies to all directors, officers and employees of the Corporation, including the Corporation’s Chief Executive Officer and Chief Financial Officer. The Board, through the Corporate Governance and Nominating Committee, is responsible for monitoring compliance with the Code of Ethics. Anonymous reports of Code of Ethics violations go to the Chair of the Audit Committee and are investigated by that committee. Non-anonymous reports of Code of Ethics violations are investigated by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee reviews with management any issues with respect to compliance with the Code of Ethics. The Corporation intends to disclose on its website any amendments to the Code of Ethics and if any waiver from a provision of its Code of Ethics is granted to a director or officer of the Corporation. No waivers were granted from the requirements of the Corporation’s Code of Ethics during the year ended December 31, 2024, or during the subsequent period through to the date of this Information Circular.

The Code of Ethics sets out the procedures with respect to reporting conflicts of interest of directors. Actual or potential conflicts of interests are reported to the Chair of the Corporate Governance and Nominating Committee. Members of the Corporate Governance and Nominating Committee are required to be particularly vigilant in reviewing and approving conflicts of interests.

Hedging Policy

The Corporation’s insider trading policy prohibits its directors, officers, certain family members of the directors and officers and any other entities in which such persons have a substantial beneficial interest, serves as trustee or is otherwise owned or controlled by such persons, from engaging in any form of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, in the Common Shares of the Corporation.

Insider Trading Policy

The Corporation has adopted an Insider Trading Policy which sets forth insider trading policies and procedures governing the purchase, sale, and/or other dispositions of the registrant's securities by directors, officers and employees, or the registrant itself, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards of the NYSE American. The Corporation’s Insider Trading Policy prohibits our directors, officers, employees and related persons and entities from trading in the Corporation’s securities while in possession of material, nonpublic information. The Corporation’s trading black-out period prevents certain officers of the Company and other designated employees from trading in the Corporation’s securities during certain blackout periods, subject to limited exceptions. In addition, certain officers and directors of the Company are required to obtain approval in advance of transactions in the Corporation’s stock. The foregoing summary of the Corporation’s insider trading policies and procedures does not purport to be complete and is qualified by reference to the Corporation’s Insider Trading Policy, a copy of which can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Diversity

The Corporation’s diversity policy (the “Diversity Policy”) is designed to assist the Corporation in achieving various objectives focused on recruiting and managing key talent while promoting diversity and inclusion, including in regard to the representation of women on the Board and in senior executive officer positions. The Diversity Policy sets out the Corporation’s diversity objectives which include, to: (i) consider, recruit, manage and promote individuals who are highly qualified, based on their talents, experience, functional expertise, skills, character, and qualities, and in light of the Corporation’s current and future plans and objectives as well as anticipated regulatory and market developments and other appropriate factors; (ii) consider criteria that promote diversity, including on the basis of age, race, gender, ethnicity, geographic knowledge, industry experience, Board tenure and culture; and (iii) consider the level of diverse representation on the Board and in senior executive officer positions along with other markers of diversity when making recommendations for nominees to the Board or for appointment as senior executive officers and in general with regard to succession planning for the Board and executive officers.

Pursuant to the Diversity Policy, management periodically reports to the Board regarding the efficacy of steps taken to achieve compliance with this policy. The Board continues to seek more diversity on the Board and in senior executive positions. The Corporation’s Diversity Policy is available on the Corporation’s website at www.vistagold.com.

Women Board Members and Executive Officers

Periodically, the Corporate Governance and Nominating Committee performs a review and evaluation of the proportion of women employees at the Corporation, in executive positions and on the Board and reports to the Board on the results of this review and evaluation.

The Board has not adopted targets for the number of women on the Board or in executive officer positions, as it believes that any director nominee or executive officer should not be chosen or excluded solely or largely on the basis of gender. In identifying and nominating candidates for election or re-election to the Board, the Corporate Governance and Nominating Committee gives consideration to the level of representation of women on the Board, and focuses on the skills, expertise and background that would complement the existing Board and anticipated contributions the chosen candidate will make to the Board. Similarly, the Board will consider the level of representation of women in executive officer positions, and make hiring decisions based on skills, abilities and suitability. The Board believes that this approach fosters decisions regarding the composition of the Board and senior management team based on the best interests of the Corporation and its Shareholders.

Currently, women in Board and executive officer positions include Deborah J. Friedman, representing 17% of the total number of directors, and Pamela A. Solly representing 33% of the executive officers of the Corporation.

Committees of the Board of Directors

During 2024, there were four standing committees of the Board: the Audit Committee; the Corporate Governance and Nominating Committee; the Compensation Committee; and the Health, Safety, Environment and Social Responsibility Committee, each described below. Between regularly scheduled meetings, the Board sometimes acts on recommendations of the committees and other matters by unanimous written consent. All of the directors on each committee, except the Health, Safety, Environment and Social Responsibility Committee, are “independent” within the meaning of Section 803A of the NYSE American Company Guide and within the meaning of National Instrument 52-110 – Audit Committees (“NI 52-110”).

Each committee of the Board evaluates its own effectiveness annually and, at least annually, the Board evaluates the performance of each of its committees. In addition, at least annually, the Corporate Governance and Nominating Committee evaluates the effectiveness of the Board as a whole, considering the size, composition, diversity, operation, practice, tenure policies and adequacy and quality of information provided by management of the Corporation for Board meetings. As well as the foregoing evaluations, periodically each director completes a confidential evaluation of the Board and its committees. The results of these confidential evaluations are summarized by legal counsel and presented to the Board.

Audit Committee

The Corporation has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is Chaired by Patrick F. Keenan. Its other members as of the date of this Information Circular are Deborah J. Friedman and John M. Clark. Each member of the Audit Committee is “independent” within the meaning of Rule 10A-3 of the Exchange Act, Section 803(B)(2) of the NYSE American Company Guide and is “independent” and “financially literate” within the respective meaning of such terms in NI 52-110. In accordance with Section 407 of the United States Sarbanes-Oxley Act of 2002 and Item 407(d)(5)(ii) and (iii) of Regulation S-K, the Board has identified Patrick F. Keenan as the “Audit Committee Financial Expert” and has confirmed that Patrick F. Keenan is “financially sophisticated” within the meaning of NYSE American Company Guide Section 803(B)(2). No member of the Audit Committee has participated in preparing of the financial statements of the Corporation or any current subsidiary of the Corporation at any time during the past three years. The Audit Committee, under the guidance of the Audit Committee Charter approved by the Board, monitors and assists the Board in fulfilling its responsibilities in monitoring (i) the Corporation’s accounting and financial reporting processes; (ii) the integrity of the financial statements of the Corporation; (iii) compliance by the Corporation with legal and regulatory requirements; (iv) the independent auditor’s qualifications, independence and performance; (v) the Corporation’s policies and procedures for the identification, assessment and management of business risks; and (vi) business practices and ethical standards of the Corporation. A copy of the Audit Committee Charter is available on the Corporation’s website at www.vistagold.com. The Audit Committee met four times during the fiscal year ended December 31, 2024. Additional information about the Audit Committee is contained below under the heading “Corporate Governance - Audit Committee Report”.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is Chaired by Deborah J. Friedman. Its other members as of the date of this Information Circular are John M. Clark and Tracy A. Stevenson. The Corporate Governance and Nominating Committee’s functions are to: (i) identify individuals qualified to become members of the Board and to recommend to the Board candidates for appointment, election or re-election as directors; (ii) recommend to the Board director nominees for each Board committee; (iii) consider issues and report to the Board with respect to corporate governance matters; and (iv) review and assess the Corporation’s governance policies. In addition, the Corporate Governance and Nominating Committee reviews related party transactions involving the Corporation. The Corporate

Governance and Nominating Committee met five times during the fiscal year ended December 31, 2024.

The Corporate Governance and Nominating Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; extensive knowledge, experience and judgment; the highest integrity; loyalty to the interests of the Corporation and its Shareholders; a willingness to devote the extensive time necessary to fulfill a director’s duties; the ability to contribute to the diversity of perspectives present in board deliberations; and an appreciation of the role of the Corporation in society. The Corporate Governance and Nominating Committee considers candidates meeting these criteria who are suggested by directors, management, Shareholders, and search firms hired to identify and evaluate qualified candidates. In connection with its assessments of candidates and other governance matters including the size and composition of the Board, the Corporation and Corporate Governance and Nominating Committee consider a number of factors and conditions, including the views of Shareholders. This is a continual process and may result in changes to the size and composition of the Board prior to the Corporation’s next annual general meeting. As such, from time to time the Corporate Governance and Nominating Committee may recommend qualified candidates who are considered to enhance the strength, independence, and effectiveness of the Board. Shareholders may submit recommendations in writing by letter addressed to the Chief Executive Officer of the Corporation or the Chair of the Corporate Governance and Nominating Committee. In addition, subject to the advance notice requirements contained in the Corporation’s Articles, Shareholders may nominate directors at an annual general meeting.

The Corporate Governance and Nominating Committee oversees the evaluation of the Board composition and members. Periodically, the Corporate Governance and Nominating Committee reviews and makes recommendations regarding the size, composition, operation, practice and tenure policies of the Board, with a view to facilitate effective decision making. The Corporate Governance and Nominating Committee believes it is in the best interests of the Corporation when selecting candidates to serve on the Board to consider the diversity of the Board in accordance with the objectives of the Diversity Policy and to consider candidates on the basis of their talents, experience, functional expertise, skills, character, and qualities, and in light of the Corporation’s current and future plans and objectives as well as anticipated regulatory and market developments and other qualities for nomination. The Corporate Governance and Nominating Committee assesses the effectiveness of this approach as part of its annual review of its charter.

The Corporate Governance and Nominating Committee utilizes a skills matrix to identify and track areas of strength that the Board believes are important for overseeing the Corporation’s business, management and future growth effectively. The following table reflects the diverse skills and competencies of each individual director nominee in various areas of experience.

	Clark	Earnest	Friedman	Keenan	Stevenson	Sylvestre
Mining Industry Experience
Exploration/Geology		✔				✔
Development/Construction	✔	✔	✔	✔		✔
Operations/ Operations Management		✔	✔	✔	✔	✔
Safety/Environment/ Social Responsibility		✔	✔	✔	✔	✔
General Business Skills
Executive/Management	✔	✔	✔	✔	✔	✔
Banking/Finance	✔		✔	✔	✔
Mergers & Acquisitions	✔		✔	✔	✔	✔
Accounting/Reporting	✔	✔	✔	✔	✔
Corporate Governance	✔	✔	✔	✔	✔	✔
Human Resources / Compensation	✔	✔	✔	✔	✔

International Experience	✔	✔	✔	✔	✔	✔
Legal / Regulatory	✔	✔	✔	✔	✔
Risk Management	✔	✔	✔	✔	✔	✔
Strategy Development	✔	✔	✔	✔	✔	✔

The Corporation has not adopted term limits for the directors on the Board. The Board is of the view that term limits are not necessary at this time because pursuant to the Corporate Governance and Nominating Committee Charter, Board tenure is a factor that the Corporate Governance and Nominating Committee already considers in making its recommendations.

The Corporate Governance and Nominating Committee Charter and Diversity Policy are available on the Corporation’s website at www.vistagold.com.

Compensation Committee

The Compensation Committee is Chaired by John M. Clark. Its other members are Patrick F. Keenan and Michel Sylvestre. Each member of the Compensation Committee is “independent” within the meaning of Section 803A and Section 805(c)(1) of the NYSE American Company Guide. The Compensation Committee’s functions are to review and recommend to the Board compensation policies and programs of the Corporation, as well as salary and benefit levels for its executives. Except for delegation by the Compensation Committee of its responsibilities to a sub-committee of the Compensation Committee, the Compensation Committee does not and cannot delegate its authority to determine director and executive officer compensation. For further discussion of the Compensation Committee’s process for the recommendation of the Corporation’s compensation policies and programs, as well as salary and benefit levels of individual executives, including a discussion of the role of compensation consultants in advising the Compensation Committee, please see the section below under the heading “Executive Compensation – Compensation Discussion and Analysis.”

The Compensation Committee meets at regularly scheduled times between meetings of the Board and sometimes acts by unanimous written consent. The Compensation Committee met five times during the fiscal year ended December 31, 2024. The duties of the Compensation Committee are described in its charter, which is available on the Corporation’s website at www.vistagold.com and is reviewed by the Board annually.

Health, Safety, Environment and Social Responsibility Committee

The Health, Safety, Environment and Social Responsibility Committee is Chaired by Michel Sylvestre. Its other members are Frederick H. Earnest and Patrick F. Keenan. The primary purpose of the Health, Safety, Environment and Social Responsibility Committee is to assist the Board in its oversight of: (i) health, safety, environment and community risks; (ii) the Corporation’s compliance with applicable legal and regulatory requirements; (iii) the Corporation’s performance in relation to health, safety, environment and social responsibility matters; (iv) the performance and leadership of the health, safety, environment and social responsibility functions of the Corporation; and (v) the Corporation’s external reporting with respect to health, safety, environment and social responsibility matters.

The Health, Safety, Environment and Social Responsibility Committee met four times during the fiscal year ended December 31, 2024. The duties of the Health, Safety, Environment and Social Responsibility Committee are described in its charter, which is available on the Corporation’s website at www.vistagold.com and is reviewed by the Board annually.

Communications with the Board of Directors

Shareholders may send communications by letter to the Board, the Chair or one or more of the non-management directors or the Chief Executive Officer of the Corporation at 8310 S. Valley Highway, Englewood, CO 80112 or by contacting the Chief Executive Officer at (720) 981-1185. The receipt of concerns about the Corporation’s accounting, internal controls, auditing matters or business practices will be reported to the Audit Committee. The receipt of other concerns will be reported to the Board or appropriate committee(s) of the Board.

Board’s Role in Risk Oversight

The Board considers the identification, understanding, and management of risk as essential elements for the successful management of the Corporation. The Corporation faces a variety of risks, including credit risk, liquidity risk and operational risk. The Board believes an effective risk management system will: (i) timely identify the material risks that the Corporation faces; (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committees of the Board; (iii) implement appropriate and responsive risk management strategies consistent with the Corporation’s risk profile; and (iv) integrate risk management into the Corporation’s decision-making.

Risk oversight is undertaken on a regular basis by the Board and the Audit Committee. The Audit Committee periodically reviews and discusses with management their policies and procedures for the identification, assessment and management of business risks. The Audit Committee also has oversight responsibility with respect to the integrity of the Corporation’s financial reporting process and systems of internal control regarding finance and accounting, as well as its financial statements. The Audit Committee makes periodic reports to the Board regarding briefings provided by management and advisors as well as on the committee’s own analysis and conclusions regarding the adequacy of the Corporation’s risk management processes.

At the management level, regular internal risk reviews provide reliable and timely information to the Board and management regarding the Corporation’s effectiveness in identifying and appropriately controlling risks.

The Corporation also has a comprehensive internal risk framework, which facilitates performance of risk oversight by the Board and the Audit Committee. The risk management framework is designed to:

●	provide that risks are identified, monitored, reported, and quantified properly;
●	define and communicate the types and amount of risk the Corporation is willing to take;
●	communicate to the appropriate management level the type and amount of risk taken;
●	maintain risk management processes that are independent of the risk-taking activities; and
●	promote a strong risk management culture that encourages a focus on risk-aware performance.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Corporation’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of the Corporation’s executive officers, to assess and analyze the most likely areas of future risk for the Corporation.

Audit Committee Report

The Audit Committee is responsible for providing independent, objective oversight of the Corporation’s accounting functions and internal controls. The Audit Committee acts under a written charter first adopted and approved by the Board in 2007, and most recently amended in October 2024, which is reviewed by the Board periodically. Each member of the Audit Committee is “independent” within the meaning of Rule 10A-3 of the Exchange Act and Section 803(B)(2) the NYSE American Company Guide and “independent” and “financially literate” within the meaning of such terms in NI 52-110. In accordance with Section 407 of the United States Sarbanes-Oxley Act of 2002 and Item 407(d)(5)(ii) and (iii) of Regulation S-K, the Board has identified Patrick F. Keenan as the “Audit Committee Financial Expert.” A copy of the Audit Committee Charter is available on the Corporation’s website at www.vistagold.com.

The responsibilities of the Audit Committee include appointing and retaining the accounting firm that serves as the Corporation’s independent auditor, which reports to the Audit Committee. The Board recommends to Shareholders the approval of the accounting firm appointed by the Audit Committee. The Audit Committee is responsible for recommending to the Board that the Corporation’s financial statements and the related management’s discussion and analysis be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for fiscal year 2024.

First, the Audit Committee discussed with Davidson & Company those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

Second, the Audit Committee discussed with Davidson & Company the independence of Davidson & Company and received from Davidson & Company the letter required by applicable standards of the Public Company Accounting Oversight Board for independent auditor communications with audit committees, as may be modified or supplemented, concerning its independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure assisted the Audit Committee in evaluating such independence.

Finally, the Audit Committee reviewed and discussed, with the Corporation’s management and Davidson & Company, the Corporation’s audited consolidated balance sheets as at December 31, 2024, and consolidated statements of income/(loss), cash flows and shareholders’ equity for the fiscal year ended December 31, 2024 and the related management’s discussion and analysis included in the Corporation’s Annual Report on Form 10-K.

Based on the discussions with Davidson & Company concerning the audit, their independence, the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Corporation’s financial statements and the related management’s discussion and analysis be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Submitted on behalf of the Audit Committee,

Patrick F. Keenan (CHAIR)

John M. Clark

Deborah J. Friedman

*

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Corporation specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

Executive Officers

As of March 10, 2025, the executive officers of the Corporation, their ages and their business experience and principal occupation during the past five years were as follows:

Name, Position and Age	Held Office Since	Business Experience During Past Five Years
Frederick H. Earnest, President, Chief Executive Officer and Director Age - 63	August 1, 2007 – January 1, 2012 (President, Chief Operating Officer and Director) January 1, 2012 - present (President, Chief Executive Officer and Director)

Chief Executive Officer of the Corporation since January 2012; President of the Corporation since August 2007; director of Midas Gold Corp. from April 2011 to April 2014; and former Chief Operating Officer of the Corporation from August 2007 to January 2012. Mr. Earnest has more than 35 years of experience in the mining industry and has worked in the development, construction, operation and turnaround of gold, base metal, and industrial minerals operations. He has extensive international experience with more than 10 years in Latin America. Mr. Earnest holds a B.S. in Mining Engineering from the Colorado School of Mines.

Douglas L. Tobler Chief Financial Officer Age - 66	July 1, 2019

Chief Financial Officer of the Corporation since July 1, 2019. Mr. Tobler has more than 40 years of corporate financial management experience gained as a chief financial officer, CPA, and corporate advisor. He has extensive experience with growth-stage resource companies, including Chief Financial Officer of Lydian International from April 2014 to June 2019. Prior to Lydian, Mr. Tobler was Chief Financial Officer of Alacer Gold Corp. from April 2004 to May 2012, throughout the development and early years of operations of the Çöpler Gold Mine in Turkey. While a CPA and advisor, Mr. Tobler assisted numerous mining clients with strategic financial and corporate accounting initiatives. He was also a fellow with Coopers & Lybrand’s National Accounting and SEC Directorate. Mr. Tobler holds a B.S. in Business Administration (Accounting) from the University of Colorado.

Pamela A. Solly Vice President of Investor Relations Age - 60	April 1, 2019

Vice President of Investor Relations of the Corporation since April 1, 2019; Ms. Solly has more than has 30 years of public company experience strategically developing, coordinating, and executing investor relations and corporate communications programs. Prior to joining the Corporation, Ms. Solly was Vice President of Investor Relations of Lydian International from December 2016 to March 2019. Ms. Solly was Director of Investor Relations at Thompson Creek Metals Company from May 2010 to November 2016. Ms. Solly holds a B.S. degree in Business Administration from Regis University and a Master of International Management degree from the University of Denver.

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including directors, pursuant to which the officer was selected to serve as an officer.

Executive Compensation

Compensation Discussion and Analysis

Compensation Program Objectives

The Corporation’s compensation programs and policies are designed to be competitive with similar mining companies and to recognize and reward executive performance consistent with the achievement of the Corporation’s objectives. The programs and policies are intended to provide the Corporation with the means to attract and retain capable and experienced executive talent. The Compensation Committee’s role and philosophy is to ensure that the Corporation’s compensation practices, as applied to the actual compensation paid to the Corporation’s executive officers, are aligned with the Corporation’s overall business objectives and with Shareholder interests.

The Compensation Committee considers a variety of factors when determining compensation policies and programs and individual compensation levels. These factors include the long-range interests of the Corporation and its Shareholders, overall technical, professional and experience needs of the Corporation, the competitive requirements to attract and retain key employees, and the Compensation Committee’s assessment of the position requirements for each executive’s role in the Corporation. The Compensation Committee does not weigh any of these factors more heavily than others and does not use any formula to assess these factors but rather considers each factor in its judgment and discretion.

The Compensation Committee has the authority to engage and compensate, at the expense of the Corporation, any outside advisor that it determines necessary to permit it to carry out its duties. In 2024, the Compensation Committee engaged Hugessen Consulting Inc. (“Hugessen”), an independent compensation advisor, to review director and executive officer compensation. Fees billed to the Corporation by Hugessen in 2024 in connection with the review of director and executive officer compensation were C$44,000. The Corporation did not pay any fees or engage or any compensation consultant for services in 2022 or 2023. During 2024, the Compensation Committee was assisted by Hugessen in determining appropriate levels of compensation for the Corporation’s directors and executive officers. Hugessen compiled data from publicly available information for all categories of compensation (directors’ fees, executive base salaries, share-based incentives, and short-term incentives) from a peer group of companies in the mining sector. Hugessen’s peer group of companies was developed using one or more of the following selection criteria:

●Canadian and/or U.S. listed;
●market capitalization substantially similar to the Corporation;
●gold, diversified metals and mining, or precious metals/minerals industry; and/or
●stage of development, complexity of operation/business strategy similar to the Corporation.

Based upon considerations of the selection criteria, the following peer group of companies was used by Hugessen for its 2024 compensation review (collectively, the “Peer Group”).

Excelsior Mining Corp.	O3 Mining Inc.
First Mining Gold Corp.	Revival Gold Inc.
Integra Resources Corp.	Spanish Mountain Gold Ltd.
Liberty Gold	Treasury Metals Inc.
Mayfair Gold	TriStar Gold Inc.
Omai Gold Mines Corp.	Troilus Gold Corp.

The Board determines when it is appropriate to grant annual discretionary incentive awards. Based on the achievement of goals and objectives in 2022, 2023, and 2024, cash incentive awards were paid in March 2023, March 2024, and March 2025.

Role of Executive Officers in Determining Compensation

The Compensation Committee reviews and recommends to the Board the compensation policies and programs of the Corporation, as well as salary and benefit levels for individual executives. The President and Chief Executive Officer of the Corporation may not be present during meetings of the Compensation Committee or the Board when his compensation is being discussed. The executive officers prepare and present to the Compensation Committee surveys, analyses, reports, and recommendations, as the Compensation Committee may request, including independent industry surveys. The Board makes the final determination regarding the Corporation’s compensation programs and practices.

Elements of the Corporation’s Compensation Program for Fiscal Year 2024

The 2024 compensation plan for executive officers was comprised of the following components: base salary, cash- based awards under the Corporation’s Short Term Incentive Program (the “STIP”) and share-based awards under the Corporation’s Stock Option Plan and Long Term Incentive Plan (“LTIP”). Directors are eligible to receive share- based awards under the Stock Option Plan and the Corporation’s Deferred Share Unit Plan (the “DSU Plan”).

There is no set policy or target regarding allocation between cash and non-cash elements of the Corporation’s compensation program. The Compensation Committee reviews annually the total compensation package of the Corporation’s executives on an individual basis, against the compensation goals and objectives and the industry compensation data described above, and makes recommendations to the Board concerning the individual components of compensation.

Base Salary

As a general rule for establishing base salaries, the Compensation Committee periodically reviews competitive market data for each executive position and determines placement of the employee at an appropriate level in a range. Compensation levels are typically negotiated with the candidate for the position prior to his or her final selection as an executive officer. Salaries for the executive officers are reviewed at least annually to reflect external factors such as market and inflation as well as overall corporate performance and the results of internal performance reviews.

Short Term Incentive Plan

The STIP provides the opportunity for executive officers and management personnel to earn at risk discretionary incentive payments based on a percentage of base salary. All executive officers and management personnel participate in the STIP. The discretionary incentive payment for Mr. Earnest, President, and Chief Executive Officer of the Corporation, is an amount determined annually by the Board. The performance of the President and Chief Executive Officer is, however, generally evaluated using the same performance objectives applied to other executive officers and management personnel.

The Compensation Committee determines executive incentive compensation considering three primary factors:

(1) corporate liquidity; (2) achievement of overall corporate goals, which are typically evaluated following the conclusion of each year; and (3) individual performance.

Under the STIP, the Board, acting at its sole discretion, may grant cash awards. In 2022, 2023, and 2024 the Corporation granted awards under the STIP to incentivize and reward the achievement of corporate goals and objectives. Discretionary cash incentive payments were paid in 2022, 2023, and 2024.

The following tables summarize the corporate objectives for 2024 and the scores for key executives relative to the achievement of each objective as well as the relative weighting for each objective.

Corporate Objectives	VP(1)

2024 Corporate Objectives	Frederick H. Earnest, President & CEO	Douglas L. Tobler, CFO	Pamela A. Solly, VP, Investor Relations
Health, Safety, Environment, Social & Governance Performance	15%	15%	15%
Shareholder Returns	40%	40%	40%
Delivery on Key Milestones	30%	30%	30%
Budget and Treasury Management	15%	15%	15%
Total	100%	100%	100%

2024 Corporate Objectives	Fred Earnest	Doug Tobler	Pamela Solly
Health, Safety, Environment, Social & Governance Performance	15/15	15/15	15/15
- conduct business consistent with established corporate policies and guidelines	6/6	15/15	15/15
-target no lost time accidents and no environmental non- compliance - advance social initiatives in coordination with the Jawoyn Association Aboriginal Corporation	5/5 4/4	0/0 0/0	0/0 0/0
Shareholder Returns	40/40	40/40	40/40
-increase share price relative to our peers	15/15	15/15	20/20
- continue to evaluate a broad range of opportunities and advance appropriate value creating strategic alternatives, including concluding a transaction to maximize shareholder value	15/15	20/20	5/5
- efficiently cultivate institutional and retail investor interest through shareholder outreach programs, seminars, increased analyst coverage and social media	10/10	5/5	15/15
Delivery on Project Milestones	27.5/30	27.5/30	26.25/30

-

add material value at Mt Todd

- complete a drilling program in the North Batman Backslope area with the goal of adding at least 0.5 million ounces of additional measured and indicated mineral resources while targeting a lower stripping ratio

	11.25/15 5/5	11.25/15 5/5	11.25/15 2/2
- advance a technical study for smaller, staged development employing Australian small-mine development strategies	6.25/5	6.25/5	10/10
- advance studies, authorizations, and agreements that provide clarity for project development	5/5	5/5	3/3
Budget and Treasury Management	15/15	15/15	15/15

-

execute the Corporation’s plans with expenditures in line with Board-approved budgets with the flexibility to adapt as corporate strategies or market conditions may change

- ensure a strong treasury is maintained to allow for planning two years beyond the end of the year

	5/5 10/10	5/5 10/10	10/10 5/5
Total	97.5/100	97.5/100	96.25/100

The following tables summarize the corporate objectives for 2025 and the weighting that will be used to assess the achievement of these objectives for the named executive officers (defined below).

2025 Corporate Objectives

Health, Safety, Environment, Social & Governance Performance – conduct business consistent with established corporate policies and guidelines

-
target no lost time accidents and no environmental non-compliance
-
advance social initiatives in coordination with the Jawoyn Association Aboriginal Corporation

Shareholder Returns – increase share price relative to our peers

-
continue to evaluate a broad range of opportunities, build relationships, and advance appropriate value creating strategic alternatives, including concluding a transaction to maximize shareholder value
-
efficiently cultivate institutional and retail investor interest through shareholder outreach programs, seminars, increased analyst coverage and social media

Delivery on Key Milestones – add material value at Mt Todd

-
complete a positive technical study for a project targeting 150 – 200 koz annual gold production employing Australian small-mine development strategies
-
advance studies, authorizations, and agreements that provide clarity for project development

Budget and Treasury Management – execute the Corporation’s plans with expenditures in line with Board-approved budgets with the flexibility to adapt as corporate strategies or market conditions may change

- ensure a strong treasury is maintained to allow for planning two years beyond the end of the year

2025 Corporate Objective	Fred Earnest, CEO	Doug Tobler, CFO	Pamela Solly, VP Investor Relations
Health, Safety, Environment, Social & Governance Performance	15%	15%	15%
Shareholder Returns	40%	40%	45%
Delivery on Key Milestones	30%	20%	25%
Budget and Treasury Management	15%	25%	15%
Total	100%	100%	100%

Share-Based Incentive Awards

The Corporation provides share-based incentives to employees and directors under three separate share-based incentive plans, the Stock Option Plan, the LTIP, and the DSU Plan (collectively, the “Plans”), which are designed to align compensation with the enhancement of Shareholder value. The Plans are administered by the Compensation Committee (as delegated by the Board). The Plans are designed to be complementary.

The Stock Option Plan provides for grants of Options to directors, officers, employees and consultants of the Corporation or its subsidiaries (each, an “Optionee”).

The LTIP provides grants of LTIP Awards to officers, employees and consultants of the Corporation or its subsidiaries (each, an “LTIP Participant”). Non-employee directors are not eligible for grants of RSUs and Restricted Stock under the LTIP. RSU awards were granted in 2022, 2023, and 2024.

The DSU Plan provides for grants of DSUs to Eligible Directors (as defined below).

The following table sets out the maximum number of Common Shares issuable pursuant to the terms of the Plans and applicable securities laws.

Maximum Number of Common Shares Issuable:
							To Any
				At any Time	Issued to		One
		Under the		to Insiders of	Insiders	To Any	Individual
	Under	Plans in		the	Within a	One	Within a
	Each	Aggregate	To Non-Employee	Corporation	Calendar	Individual	Calendar
	Plan(1)	(1)(2)	Directors	(1)(2)	Year(1)(2)	(1)(2)	Year

Stock Option Plan (3)	10%	10%	The lesser of: 1%(1) and an annual value of $150,000	10%	10%	5%	3,000,000 Common Shares
LTIP	5%	10%	N/A	10%	10%	N/A	3,000,000 Common Shares
DSU Plan	3%	10%	The lesser of: 1%(1) and an annual value of $150,000	10%	10%	N/A	N/A

Notes:

(1)To be calculated based on the aggregate number of issued and outstanding Common Shares on a non-diluted basis.

(2)Together with all other security based compensation of the Corporation.

(3)

Currently, new stock options may not be granted under the Stock Option Plan until shareholder approval of the unallocated Common Shares underlying stock options under the Stock Option Plan is received.

As of March 10, 2025, an aggregate of 4,763,669 Common Shares (or 3.8% of the total number of issued and outstanding Common Shares) are issuable under the Stock Option Plan, the DSU Plan and the LTIP pursuant to outstanding Options, DSUs and RSUs and 7,681,881 Common Shares (or 6.2% of the total number of issued and outstanding Common Shares) in aggregate remain available for future grants under the Stock Option Plan, DSU Plan and LTIP.

As of March 10, 2025, 4,763,669 Common Shares issuable under the Stock Option Plan, DSU Plan and LTIP was comprised of: (i) 50,000 Common Shares (or 0.0% of the total number of issued and outstanding Common Shares) issuable upon the due exercise of vested Options granted under the Stock Option Plan, (ii) 2,025,000  Common Shares (or 1.6% of the total number of issued and outstanding Common Shares) issuable upon the distribution of DSUs granted under the DSU Plan and (iii) 2,688,669 Common Shares (or 2.2% of the total number of issued and outstanding Common Shares) issuable upon the vesting of RSUs granted under the LTIP pursuant to outstanding awards. The maximum number of Common Shares which may be reserved, set aside, and made available for issue under the Stock Option Plan, DSU Plan, and LTIP combined is a variable number equal to 10% of the issued and outstanding Common Shares on the date of the grant on a non-diluted basis.

As of March 10, 2025, 12,395,550 Common Shares (or 10.0% of the total number of issued and outstanding Common Shares) remain available for future grants under the Stock Option Plan, 1,708,665 Common Shares (or 1.4% of the total number of issued and outstanding Common Shares) remain available for future grants under the DSU Plan, and 3,534,106 Common Shares (or 2.8% of the total number of issued and outstanding Common Shares) will remain available for future grants under the LTIP. However, since the Corporation has not received shareholder approval of the unallocated Common Shares issuable pursuant to the grant of stock options under the Stock Option Plan pursuant to the requirements of the TSX Company Manual, the Corporation currently cannot grant new stock options until such shareholder approval is received. The Compensation Committee and the Board do not anticipate seeking such shareholder approval or issuing new stock options this year. The Compensation Committee will evaluate its recommendation to the Board regarding the Stock Option Plan. Each amount of Common Shares remaining available for future grants set out in this paragraph is subject to the maximum aggregate of grants under the Stock Option Plan, DSU Plan and LTIP combined of 10% of the issued and outstanding Common Shares on the date of the grant on a non-diluted basis.

Annual Burn Rates of Options, LTIP Awards and DSUs

In accordance with the requirements of section 613 of the TSX Company Manual, the following table sets out the burn rate of Options, LTIP Awards and DSUs as of the end of the financial year ended December 31, 2024 and for the two preceding financial years. The burn rate is calculated by dividing the number of Options, LTIP Awards or DSU Awards, as applicable, granted under the Plans during the relevant fiscal year by the weighted average number of securities outstanding for the applicable financial year.

		31, 2022	31, 2021
	Year ended December 31, 2024	Year ended December 31, 2023	Year ended December 31, 2022
Number of Options granted under the Stock Option Plan	–	–	–
Number of RSU Awards granted under the LTIP	1,736,000	1,163,000	759,000
Number of DSU Awards granted under the DSU Plan	767,000	420,000	324,000
Weighted average of outstanding securities	122,198,006	120,471,317	118,005,490
Annual Burn Rate: Options	0.0%	0.0%	0.0%
Annual Burn Rate: LTIP Awards	1.4%	1.0%	0.6%
Annual Burn Rate: DSU Awards	0.6%	0.3%	0.3%

Further details of the objectives and operations of each of the Plans are discussed in the sections below.

Stock Option Plan

The Compensation Committee has discretion to determine (i) the total number of optioned shares made available under the Stock Option Plan, (ii) the directors, officers, employees and consultants of the Corporation or its subsidiaries who are eligible to receive Options, (iii) the time when and the price at which Options will be granted and exercised, and (iv) the conditions and restrictions on the exercise of Options. As noted above, currently, new stock options may not be granted under the Stock Option Plan until shareholder approval of the unallocated Common Shares underlying stock options under the Stock Option Plan is received.

The exercise price of an Option must not be less than the closing price of the Common Shares on (i) in the case of Options with an exercise price in U.S. dollars, the NYSE American, or (ii) in the case of Options with an exercise price in Canadian dollars, the TSX, in either case, on the last trading day preceding the date of grant.

Options become exercisable only after they vest in accordance with the respective option agreement and must expire no later than ten years from the date of grant; provided that, if the expiry date of an Option occurs during a blackout period, such expiry date will be the date that is the 10th business day after the last day of the applicable blackout period pursuant to the terms of the Stock Option Plan. An Optionee has no rights whatsoever as a Shareholder in respect of the Common Shares subject to unexercised Options. Options for employees are subject to withholding taxes.

Causes of Cessation of Options

Pursuant to the terms of the Stock Option Plan, if any Optionee ceases to be a director, officer or employee of the Corporation or its subsidiaries, as a result of termination for “cause” (as defined in the Stock Option Plan), all unexercised Options will immediately terminate. If an Optionee ceases to be a director, officer or employee of the Corporation, or its subsidiaries, or ceases to be a consultant to the Corporation, for any reason other than termination for cause, his or her Options may be exercised up to, but not after, the earlier of 30 days from the date of ceasing to be a director, officer, employee or consultant, or the expiry date of the Option to the extent they were exercisable. In the event of death of an Optionee, the legal representatives of such Optionee have the right to exercise the Options at any time up to, but not after, the earlier of 90 days from the date of death or the expiry date of such Option.

No Assignment or Transfer of Options

An Option is not transferable or assignable other than by will or other testamentary instrument or the laws of succession or administration and may be exercisable during the lifetime of the Optionee only by such Optionee.

Long Term Equity Incentive Plan

The Compensation Committee determines the persons to whom LTIP Awards are to be made; determines the type, size, terms, and conditions of LTIP Awards; interprets the LTIP; adopts, amends, and rescinds administrative guidelines and other rules and regulations relating to the LTIP; and makes all other determinations and takes all other actions it believes are necessary or advisable for the implementation and administration of the LTIP.

The LTIP provides that the Compensation Committee may, in its sole discretion, grant awards of RSUs and/or Restricted Stock to any LTIP Participant. All grants of LTIP Awards are subject to the terms and conditions of an LTIP Award agreement entered into between the Corporation and the LTIP Participant at the time the LTIP Award is granted.

RSUs are not Common Shares but rather represent a right to receive Common Shares from the Corporation at a future date. The Compensation Committee has the authority to make the receipt of Common Shares subject to the grant of RSUs conditional upon the expiry of a time-based vesting period, the attainment of specified performance goals or such other factors as the Compensation Committee determines in its discretion. Common Shares issuable pursuant to the vesting of RSUs will be registered in the name of the LTIP Participant and upon such issuance of Common Shares the vested RSUs will be cancelled. RSUs are settled in Common Shares, unless (i) the Corporation withholds shares equivalent to the value of employee withholding tax obligations which result from RSUs vesting; or (ii) the Corporation offers the LTIP Participant the option to receive cash in lieu of Common Shares based on the Fair Market Value (as defined in the LTIP) at the time of settlement.

Restricted Stock are Common Shares which are subject to such restrictions as the Compensation Committee may impose, such as forfeiture conditions, transfer restrictions or a restriction on, or prohibition against, the right to receive any dividend or other right or property with respect thereto. The Compensation Committee has the authority to establish the terms for the lapse of restrictions applicable to Restricted Stock conditional upon the expiry of a time- based vesting period, the attainment of specified performance goals or such other factors as the Compensation Committee may determine in its discretion. Upon grant of Restricted Stock, the Corporation issues and holds share certificates registered in the name of such LTIP Participants. The share certificates bear a legend referring to the LTIP Award agreement and the possible forfeiture of such shares of Restricted Stock.

The duration of the vesting period and other vesting terms applicable to grants of RSUs or Restricted Stock are determined at the time of the grant by the Compensation Committee and such vesting period must be a minimum of one year in duration. Notwithstanding certain provisions that allow the Compensation Committee to accelerate vesting of an award under the LTIP, the Compensation Committee cannot use this discretion to accelerate the vesting of an award under the LTIP to a period of less than one year in duration.

In administering the LTIP, the Compensation Committee conducts annual reviews of corporate performance and the LTIP Participants’ performance to determine whether performance goals have been achieved. The Compensation Committee also takes into consideration past LTIP Award grants and existing unvested LTIP Awards when considering whether to grant new LTIP Awards. The Compensation Committee typically sets goals for the LTIP Participant, which are aligned with items of corporate strategy, health, safety environment and social responsibility, regulatory compliance, and fiscal management. Performance goals in the past included items such as attainment of certain regulatory permits relating to Mt Todd; completion of economic and technical feasibility studies on Mt Todd, including the feasibility studies for Mt Todd and the achievement of certain share price performance criteria.

Causes of Cessation of LTIP Awards

Except as otherwise determined by the Compensation Committee, upon a Termination Date (as defined in the LTIP) that occurred as a result of the death or disability of the LTIP Participant, all vested LTIP Awards will enure to the benefit of the LTIP Participant’s heirs, executors and administrators. Except as otherwise determined by the Compensation Committee, if an LTIP Participant’s employment, term of office or engagement is terminated for cause or in the case of a consultant participant, for breach of contract, any LTIP Awards held by the LTIP Participant

(whether vested or not) are forfeited to the Corporation. The LTIP provides for a number of instances that permit the Compensation Committee to accelerate the vesting of any outstanding LTIP Awards.

Unless otherwise determined by the Compensation Committee or the Board at or after the date of grant, if an LTIP Participant ceases to be employed or engaged by the Corporation or its subsidiaries within 12 months following a Change in Control (as defined in the LTIP) for any reason other than for cause, voluntary resignation (other than for good reason (as defined by the LTIP)), retirement, death or disability, each LTIP Award held by that LTIP Participant that is not fully vested on the date at which such person ceases to be a director, officer or consultant shall become free of all restrictions, conditions and limitations, and become fully vested.

The Board shall have the discretion to authorize such steps to be taken as it may consider to be equitable and appropriate in the event of any Share Reorganization, Corporate Reorganization or Special Distribution (each of such terms as defined in the LTIP), including the acceleration of vesting in order to preserve proportionately the rights, value, and obligations of the LTIP Participants holding LTIP Awards in such circumstances.

No Assignment or Transfer of LTIP Awards

No assignment or transfer of LTIP Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such LTIP Awards whatsoever in any assignee or transferee. Immediately upon any assignment or transfer, or any attempt to make the same, such LTIP Awards will terminate, provided that any LTIP Awards held by a LTIP Participant that have vested at the Termination Date will enure to the benefit of the LTIP Participant’s heirs, executors and administrators.

Current LTIP Awards

Employees and consultant companies of the Corporation or its subsidiaries are eligible to receive LTIP Awards under the LTIP. Currently there are three executive officers four employees, and one consultant that participate under the LTIP. Non-executive directors of the Corporation are not eligible to receive LTIP Awards under the LTIP.

Because the grant of LTIP Awards under the LTIP is at the sole discretion of the Board and the Compensation Committee, it cannot currently be determined how many of such LTIP Awards may be granted in the future to any individual participant, all executive officers as a group, any associate of an executive officer, any consultant company of the Corporation or an affiliate of the Corporation, all consultant companies as a group, any employee of the Corporation or all employees as a group.

Deferred Share Unit Plan (DSU Plan)

The purpose of the DSU Plan is to assist the Corporation in attracting, retaining, and motivating non-employee directors of the Corporation and to more closely align the personal interests of such persons with Shareholders, thereby advancing the interests of the Corporation and its Shareholders and increasing the long-term value of the Corporation. Any individual who is a non-employee director of the Corporation (an “Eligible Director”) is eligible to participate in the DSU Plan.

The DSU Plan is administered by the Board, which, from time to time in its sole discretion, will cause the Corporation to enter into agreements effecting grants of DSUs to Eligible Directors (“DSU Plan Participants”), pursuant to which the Corporation will agree to pay, and the DSU Plan Participant will have the right to receive, Common Shares (the “Payment Shares”). In respect of each grant of DSUs, the Board will determine, among other things, the number of DSUs allocated to the DSU Plan Participant and such other terms and conditions of the DSUs applicable to each grant.

DSUs are fully vested upon being granted and credited to an account maintained by the Corporation for each DSU Plan Participant by means of bookkeeping entry (“DSU Account”). Notwithstanding the vesting of DSUs, the DSU Plan Participants receive payment shares only after they have ceased to be a director of the Corporation.

The term during which a DSU may be outstanding will, subject to the provisions of the DSU Plan (which require or permit the acceleration or the extension of the term), be such period as may be determined from time to time by the Board, but subject to the rules of any stock exchange or other regulatory body having jurisdiction over the Corporation.

Notwithstanding any other provision of the DSU Plan, the maximum number of Common Shares issuable pursuant to outstanding DSUs at any time is limited to 3% of the aggregate number of issued and outstanding Common Shares on a non-diluted basis. Also, the maximum number of Common Shares available for issuance pursuant to outstanding DSUs under the DSU Plan, together with all other security-based compensation arrangements, which include the Stock Option Plan and the LTIP, may not exceed 10% of the Common Shares outstanding from time to time, on a non- diluted basis.

In addition, the number of Common Shares issuable to insiders of the Corporation, at any time, within any one-year period pursuant to DSUs together with any other security-based compensation arrangements, may not exceed 10% of the issued and outstanding Common Shares on a non-diluted basis. The number of Common Shares issued to Eligible Directors shall not exceed the lesser of (i) 1% of the issued and outstanding Common Shares per Eligible Director; and (ii) an annual DSU value of $150,000 per Eligible Director.

DSUs that are cancelled, terminated or expire result in the Common Shares that were reserved for issuance thereunder being available for a subsequent grant of DSUs pursuant to the DSU Plan. Any increase in the issued and outstanding Common Shares (whether as a result of the issue of Common Shares pursuant to DSUs or otherwise) will result in an increase in the number of Common Shares that may be issued pursuant to DSUs outstanding at any time. Further, if the acquisition of Common Shares by the Corporation for cancellation should result in the above tests no longer being met, this will not constitute non-compliance with the above limitations for any awards outstanding prior to such purchase of Common Shares for cancellation.

Causes of Cessation of DSU Plan Awards

Upon the death of a DSU Plan Participant prior to the distribution of the DSUs credited to the DSU Account of such DSU Plan Participant under the DSU Plan, Payment Shares shall be issued or paid to the estate of such DSU Plan Participant on or about the thirtieth (30th) day after the Corporation is notified of the death of the DSU Plan Participant or on a later date elected by the DSU Plan Participant’s estate in the form prescribed for such purposes by the Corporation and delivered to the Chief Financial Officer of the Corporation not later than twenty (20) days after the Corporation is notified of the death of the DSU Plan Participant, provided that such elected date is no later than the last business day of the calendar year following the calendar year in which the DSU Plan Participant dies so that payment can be made on or before such last business day. Notwithstanding the above, upon the death of a U.S. DSU Plan Participant, the DSU Account shall be distributed to the estate of such U.S. DSU Plan Participant on the first business day following ninety (90) days after the U.S. DSU Plan Participant’s date of death.

If the Board terminates or suspends the DSU Plan, previously credited DSUs may, at the Board’s election, be distributed to DSU Plan Participants or may remain outstanding and in effect in accordance with the terms of the DSU Plan. The Board will not require the consent of any affected DSU Plan Participant in connection with a termination of the DSU Plan in which Payment Shares are issued to the DSU Plan Participant in respect of all such DSUs.

No Assignment or Transfer of DSU Plan Awards

Except as required by law, the rights of a DSU Plan Participant under the DSU Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged, or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the DSU Plan Participant.

For information about amendments to the DSU Plan or to grants of DSUs, see “Amendments to the Plans, Options, LTIP Award Agreements and DSUs”.

Amendments to the Plans, Options, LTIP Award Agreements and DSUs

Subject to the rules, regulations and policies of the TSX, the NYSE American and applicable law, the Compensation Committee may, without notice or Shareholder approval, make certain amendments to the Plans or a specific Option, LTIP Award or DSU Award for the purposes of: (i) altering, extending or accelerating the terms of vesting; (ii) amending the general vesting provisions; (iii) changing termination provisions; (iv) accelerating the expiry date of Options or LTIP Awards; (v) accelerations of time related to third party offers in accordance with the Stock Option Plan and adjustments related to stock divisions, consolidations, share reclassifications, amalgamations, reorganizations or similar transactions in accordance with the Stock Option Plan; (vi) amending or modifying the mechanics of exercise of the Options; (vii) amending termination of employment provisions under the LTIP; (viii) making amendments to protect LTIP Participants; (ix) curing or correcting any ambiguity, defect, inconsistent provision or manifest error; (x) amending definitions; (xi) making amendments of a “housekeeping” or administrative nature; (xii) effecting amendments necessary to comply with the provisions of applicable laws, or desirable for any advantages of any tax law (subject in the case of LTIP, to the Board being of the opinion that such amendments will not be prejudicial to the rights or interests of the participants in the LTIP); and (xiii) any other amendment, whether fundamental or otherwise, not requiring Shareholder approval under applicable law. No amendment of the Plans may contravene applicable laws, including the rules, regulations, and policies of the TSX and the NYSE American.

Shareholder approval must be obtained for amendments to the Plans that: (i) increase the maximum number of Common Shares issuable under the Plans; (ii) reduce the exercise price of an Option held by a non-insider of the Corporation; (iii) extend the term of any Options held by a non-insider of the Corporation, other than an extension during a Black Out Period (as defined in the Plans); (iv) increase the number of Common Shares issuable to insiders of the Corporation or to non-employee director participants, as applicable; (v) permit Options or DSUs to be transferrable or assignable; (vi) to add categories of persons eligible to participate in the DSU Plan; (vii) amend the amendment provisions in the Plans; (viii) add any form of financial assistance to an LTIP Participant; or (ix) where approval is required by the Exchanges (whether it be Exchange or Shareholder approval).

Approval by disinterested Shareholders is required for amendments that: (i) could result in the number of Common Shares issuable to insiders of the Corporation exceeding 10% of the issued and outstanding Common Shares; (ii) reduce the exercise price of an Option (including cancellation and reissuance at a lower exercise price) held by insiders of the Corporation; (iii) extend the term of any Option, LTIP Award or DSU Award held by insiders of the Corporation, other than an extension during a Black Out Period; and (iv) require disinterested Shareholder approval under applicable law (including rules of the Exchanges).

Perquisites and Other Personal Benefits

The Corporation’s named executive officers are not generally entitled to significant perquisites or other personal benefits not offered to the Corporation’s employees. The Corporation does sponsor a qualified tax-deferred savings plan for U.S. employees in accordance with the provisions of Section 401(k) of the Code, which is described further below under the heading “Executive Compensation – Pension and Retirement Savings Plans”.

Compensation for the Corporation’s Named Executive Officers in 2024

The Corporation’s named executive officers for the fiscal year ended December 31, 2024 were Frederick H. Earnest, who served as the Corporation’s President and Chief Executive Officer, Douglas L. Tobler who served as the Corporation’s Chief Financial Officer and Pamela A. Solly, who served as the Corporation’s Vice President of Investor Relations.

The Corporation’s employment agreements with our named executive officers are described below under the heading “Executive Compensation – Executive Employment Agreements”. The compensation paid to the Corporation’s named executive officers is described below under the heading “Executive Compensation – Summary Compensation Table”.

Effects of Regulatory Requirements on Executive Compensation

Section 409A of the Code generally affects the granting of most forms of deferred compensation which were not earned and vested prior to 2005. The Corporation’s compensation program is designed to comply with the final regulations of the U.S. Internal Revenue Service and other guidance with respect to Section 409A of the Code, and we anticipate that the Compensation Committee will continue to design and administer the Corporation’s compensation programs accordingly.

Various rules under current generally accepted accounting practices impact the manner in which the Corporation accounts for grants of Options to employees, including executive officers, on its financial statements. While the Compensation Committee reviews the effect of these rules when determining the form and timing of grants of Options to the Corporation’s employees, including executive officers, this analysis is not necessarily the determinative factor in any such decision regarding the form and timing of these grants.

Incentive Compensation Recovery Policy

Our incentive compensation recovery policy applies to all cash and equity-based incentive compensation, whether vested or unvested, paid to our Covered Executives as defined in the incentive compensation recovery policy and includes separate triggers for material financial restatements and improper conduct, including a failure to report.

The policy provides that, if we undertake an accounting restatement due to the Corporation’s material non-compliance with any financial reporting requirements, the Board will evaluate whether the restatement requires recovery of incentive compensation that was awarded based on financial reporting measures that were subsequently restated. The Board may, in its sole discretion after evaluating the associated costs and benefits, recoup or take other action regarding any incentive compensation paid or granted during the previous three years to any Covered Executive that was in excess of what would have been paid or granted to the Covered Executive after giving effect to the restatement.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Corporation is or has been a director or a member of the Compensation Committee of another entity having an executive officer who is or has been a director or a member of the Compensation Committee of the Corporation.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in this Information Circular.

Submitted on behalf of the Compensation Committee

JOHN M. CLARK (CHAIR)

Patrick F. Keenan

Michel Sylvestre

The above filed report of the Compensation Committee will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference in any of the Corporation’s filings under the United States Securities Act of 1933 or the Exchange Act, each as amended, except to the extent that we specifically so incorporate the same by reference.

Summary Compensation

The table below sets forth, for the fiscal years indicated, all compensation awarded to, paid to or earned by those individuals who, during the fiscal year ended December 31, 2024, served as (i) the Corporation’s Chief Executive Officer, and (ii) the Corporation’s two next most highly compensated executive officers whose total compensation was, individually, more than $100,000 during the fiscal year ended December 31, 2024. These officers are referred to in this Information Circular as the Corporation’s “named executive officers”.

		($)	(1) ($)				($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1)(2) ($)	All Other Compensation(3)(4) ($)	Total ($)
Frederick H. Earnest,	2024	358,333	69,600	140,280	–	13,800	582,013
President and Chief Executive	2023	350,000	60,813	142,177	–	13,200	566,190
Officer	2022	350,000	–	143,830	–	12,200	506,030

Douglas L. Tobler,	2024	281,250	36,000	72,660	–	13,800	403,710
Chief Financial Officer	2023	275,000	32,175	73,488	–	13,200	393,863
	2022	275,000	–	74,250	–	12,200	361,450

Pamela A. Solly	2024	188,333	17,712	34,720	–	9,140	249,905
Vice President Investor Relations	2023	180,000	15,293	35,319	–	8,962	239,574
	2022	180,000	9,828	35,640	–	10,726	236,194

(1)

For assumptions regarding the valuation of LTIP Awards and Options, see Note 6 to the Corporation’s audited annual consolidated financial statements for the year ended December 31, 2024 as filed with the Corporation’s Annual Report on Form 10-K on February 28, 2025.

(2)	The amounts in this column represent the dollar amounts for the aggregate grant-date fair value of Options granted pursuant to the Stock Option Plan, computed in accordance with FASB ASC Topic 718.
(3)	Perquisites and other personal benefits for the most recently completed financial year do not exceed $10,000 for any of the named executive officers unless otherwise noted.
(4)

Represents the Corporation’s contribution under the Corporation’s Retirement Savings Plan, except where otherwise indicated. The named executive officers of the Corporation participate in this plan on the same basis as all other employees of the Corporation. See “Pension and Retirement Savings Plans”.

Pay versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (as defined by SEC rules) and certain financial performance metrics of the Corporation for the last two fiscal years. In determining the “compensation actually paid” to our named executive officers, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table (“SCT”) in previous years, as the SEC’s valuation methods for this section differ from those required in the SCT. The table below summarizes compensation values both as previously reported in our SCT, as well as the adjusted values required in this section.

The following table sets forth information concerning the compensation of our principal executive officer, or “PEO,” and, on an average basis, the compensation of our other named executive officers, or “NEOs,” for each of the years ending December 31, 2024, 2023, and 2022, as such compensation relates to our financial performance for each such year. The PEO for each of the years presented within the following tables was Frederick H. Earnest, President, Chief Executive Officer and Director. The NEO's for each of the years presented were Douglas L. Tobler, Chief Financial

Officer and John W. Rozelle, former Senior Vice President for 2022 and 2023 and Douglas L. Tobler, Chief Financial Officer and Pamela A. Solly, Vice President of Investor Relations for 2024.

	Total for PEO	to PEO(1)	SCT Total for Non-PEO	to NEOs(2)		in thousands)
Year	SCT Total for PEO	Compensation Actually Paid to PEO(1)	Average SCT Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(3)	Net Income/ (Loss) (Dollars in thousands)
2024	$582,013	$793,383	$326,808	$407,694	$78.87	$11,249
2023	$566,190	$585,128	$343,611	$350,464	$63.38	($6,585)
2022	$506,030	$486,562	$334,190	$323,796	$70.42	($4,931)

(1)   The dollar amounts reported for the PEO under “Compensation Actually Paid” represent the amount of “Compensation Actually Paid” to the PEO, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the PEO’s total compensation for each year to determine the compensation actually paid:

Reconciliation of PEO SCT Total and Compensation Actually Paid	2024	2023	2022
Total Compensation as reported in SCT	$582,013	$566,190	$506,030
Fair value of equity awards granted during year as reported in SCT	$(140,280)	$(142,177)	$(143,830)
Fair value of equity compensation granted in current year—value at end of year-end	$334,320	$174,150	$121,000
Change in fair value for end of prior year to vesting date for awards made in prior years that vested during current year	$(8,230)	$5,108	$49,965
Change in fair value from end of prior year to end of current year for awards made in prior years that were unvested at end of current year	$41,873	$(11,783)	$(44,590)
Fair value of awards forfeited in current year determined at end of prior year	$(16,313)	$(6,359)	$(2,013)
Compensation Actually Paid	$793,383	$585,128	$486,562

(2)  The dollar amounts reported for the NEOs under “Compensation Actually Paid” represent the average amount of “Compensation Actually Paid” to the NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEOs’ average total compensation for each year to determine the compensation actually paid:

Reconciliation of NEO SCT Total and Compensation Actually Paid	2024	2023	2022
Total Compensation as reported in SCT	$326,808	$343,611	$334,190
Fair value of equity awards granted during year as reported in SCT	$(53,690)	$(56,391)	$(64,490)
Fair value of equity compensation granted in current year—value at end of year-end	$127,960	$69,075	$54,250
Change in fair value for end of prior year to vesting date for awards made in prior years that vested during current year	$(3,145)	$2,305	$21,276
Change in fair value from end of prior year to end of current year for awards made in prior years that were unvested at end of current year	$16,005	$(5,283)	$(20,125)
Fair value of awards forfeited in current year determined at end of prior year	$(6,244)	$(2,854)	$(1,305)
Compensation Actually Paid	$407,694	$350,464	$323,796

(1)	For purposes of calculating the cumulative total Shareholder return, the measurement period is the market close on the last trading day of 2021, through and including the end of the year for which cumulative total Shareholder return is being calculated.

Analysis of the Information Presented in the Pay Versus Performance Tables

Because we are not a production stage mining company, we did not have any revenue from continuing operations during the periods presented. Consequently, we have not historically focused on net income (loss) as a performance measure for our executive compensation programs. In 2022, and 2023 our net losses were approximately $4.9 million and approximately $6.6 million, respectively, and our net income in 2024 was approximately $11.2 million. During the same periods the compensation actually paid to our PEO increased from $486,562 in 2022 to $585,128 in 2023 and to $793,383 in 2024. The average compensation actually paid to our other NEOs increased from $323,796 in 2022 to $350,464 in 2023 and $407,694 in 2024.

The following graph shows the compensation actually paid to Mr. Earnest and the average amount of compensation actually paid to our NEOs as a group (excluding Mr. Earnest) during the periods presented and total Shareholder return over those periods. Total Shareholder return was negative during 2022, 2023, and 2024. Mr. Earnest’s compensation actually paid showed an increase in each year from 2022 to 2024. The average amount of compensation actually paid to our NEOs as a group (excluding Mr. Earnest) also increased each year.

We utilize performance measures to align executive compensation with performance, but those tend not to be financial performance measures, such as total Shareholder return. For example, as described in more detail above in the section “Executive Compensation – Compensation Discussion and Analysis,” our named executive officers are eligible to receive short term bonuses which are designed to provide appropriate incentives to our executives to achieve defined annual individual and corporate goals. Additionally, we believe restricted share units, which are an integral part of our executive compensation program, are closely related to the Corporation’s performance, although not directly tied to total Shareholder return, because their value is directly correlated to the market price of our Common Shares and requires that the executive officer continues in our employment over the vesting period. As such, these restricted share units strongly align our executive officers’ interests with those of our Shareholders by providing a continuing financial incentive to maximize long-term value for our Shareholders and by encouraging our executive officers to continue in our employment for the long-term.

Executive Employment Agreements

Employment Agreement with Frederick H. Earnest. Frederick H. Earnest has been engaged under an employment contract effective September 22, 2006, pursuant to which he was initially engaged to serve as Senior Vice President of Project Development of the Corporation. Mr. Earnest’s employment agreement has been amended and restated several times throughout his tenure. On November 1, 2012, Mr. Earnest entered into a new employment agreement, which was most recently amended on May 26, 2022.

Pursuant to the terms of his amended employment contract, Mr. Earnest is to receive an annual base salary of $370,000 and annual discretionary incentive payments. The grant of any incentive payment shall be in the sole discretion of the Board and shall be earned only after the grant thereof by the Board. Mr. Earnest’s eligibility to receive such incentive payment is conditioned upon his continued employment, both at the time the Board considers the grant of incentive payments and at the time such incentive payments are actually granted and paid. Mr. Earnest is also eligible to receive other benefits made available to the Corporation’s senior executive officers, including participation in any benefit plans and policies.

In addition, in 2022, the Corporation granted to Mr. Earnest 242,000 RSUs to receive 242,000 Common Shares under the LTIP. In 2023, the Corporation granted to Mr. Earnest 387,000 RSUs to receive 387,000 Common Shares under the LTIP. In 2024, the Corporation granted to Mr. Earnest 597,000 RSUs to receive 597,000 Common Shares under the LTIP. See “Executive Compensation – Outstanding Equity Awards and Options Exercised as at December 31, 2024 Table” below for a description of vesting and other terms applicable to Mr. Earnest’s Options and RSUs.

Employment Agreement with Douglas L. Tobler. Douglas L. Tobler has been engaged under an employment contract effective July 1, 2019, pursuant to which he was engaged to serve as Chief Financial Officer of the Corporation and Vista Gold U.S., Inc., its wholly-owned subsidiary. Mr. Tobler’s employment agreement was amended and restated effective May 26, 2022.

Pursuant to the terms of his employment contract, Mr. Tobler is to receive an annual base salary of $290,000 and annual discretionary incentive payments. The grant of any incentive payment shall be in the sole discretion of the Board and shall be earned only after the grant thereof by the Board. Mr. Tobler’s eligibility to receive such incentive payment is conditioned upon his continued employment, both at the time the Board considers the grant of incentive payments and at the time such incentive payments are actually granted and paid. Mr. Tobler is also eligible to receive other benefits made available to the Corporation’s senior executive officers, including participation in any benefit plans and policies.

In addition, in 2022, the Corporation granted to Mr. Tobler 125,000 RSUs to receive 125,000 Common Shares under the LTIP. In 2023, the Corporation granted to Mr. Tobler 200,000 RSUs to receive 200,000 Common Shares under the LTIP. In 2024, the Corporation granted to Mr. Tobler 309,000 RSUs to receive 309,000 Common Shares under the LTIP. See “Executive Compensation – Outstanding Equity Awards and Options Exercised as at December 31, 2024 Table” below for a description of vesting and other terms applicable to Mr. Tobler’s Options and RSUs.

Employment Agreement with Pamela A. Solly. Pamela A. Solly has been engaged under an employment contract effective April 1, 2019, pursuant to which she was engaged to serve as Vice President of Investor Relations of the Corporation.

Pursuant to the terms of her employment contract, Ms. Solly is to receive an annual base salary of $200,000 and annual discretionary incentive payments. The grant of any incentive payment shall be in the sole discretion of the Board and shall be earned only after the grant thereof by the Board. Ms. Solly’s eligibility to receive such incentive payment is conditioned upon her continued employment, both at the time the Board considers the grant of incentive payments and at the time such incentive payments are actually granted and paid. Ms. Solly is also eligible to receive other benefits made available to the Corporation’s senior executive officers, including participation in any benefit plans and policies.

In addition, in 2022, the Corporation granted to Ms. Solly 60,000 RSUs to receive 60,000 Common Shares under the LTIP. In 2023, the Corporation granted to Ms. Solly 96,000 RSUs to receive 96,000 Common Shares under the LTIP. In 2024, the Corporation granted to Ms. Solly 148,000 RSUs to receive 148,000 Common Shares under the LTIP. See “Executive Compensation – Outstanding Equity Awards and Options Exercised as at December 31, 2024” below for a description of vesting and other terms applicable to Ms. Solly’s Options and RSUs.

Outstanding Equity Awards as at December 31, 2024

A summary of the number and the value of the outstanding equity awards at December 31, 2024 held by the named executive officers is set out in the table below.

	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Value of unexercised in-the- money options ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Frederick H. Earnest					32,334 (2)	18,107
President and					348,334 (3)	195,067
Chief Executive Officer					597,000 (4)	334,320

Douglas L. Tobler					16,668 (5)	9,334
Chief Financial Officer					180,000 (6)	100,800
					309,000 (7)	173,040

Pamela A. Solly					8,000 (8)	4,480
Vice President,					86,334 (9)	48,347
Investor Relations					148,000 (10)	82,880

(1) Each RSU represents a contingent right to receive one Common Share.

(2) 32,334 of the RSUs vest on March 2, 2025.

(3) 271,000 of the RSUs vest on March 5, 2025 provided share price performance of the Common Shares meets certain criteria; 38,666 vest on March 5, 2025, and 38,668 vest on March 5, 2026.

(4) 418,000 of the RSUs vest on February 26, 2026 provided share price performance of the Common Shares meets certain criteria; 59,667 vest on February 26, 2025, 59,667 vest on February 26, 2026, and 59,666 vest on February 26, 2027.

(5) 16,668 of the RSUs vest on March 2, 2025.

(6) 140,000 of the RSUs vest on March 5, 2025 provided share price performance of the Common Shares meets certain criteria; 20,000 vest on March 5, 2025, and 20,000 vest on March 5, 2026.

(7) 216,000 of the RSUs vest on February 26, 2026 provided share price performance of the Common Shares meets certain criteria; 31,000 vest on February 26, 2025, 31,000 vest on February 26, 2026, and 31,000 vest on February 26, 2027.

(8) 8,000 of the RSUs vest on March 2, 2025.

(9) 67,000 of the RSUs vest on March 5, 2025 provided share price performance of the Common Shares meets certain criteria; 9,666 vest on March 5, 2025, and 9,668 vest on March 5, 2026.

(10) 104,000 of the RSUs vest on February 26, 2026 provided share price performance of the Common Shares meets certain criteria; 14,667 vest on February 26, 2025, 14,667 vest on February 26, 2026, and 14,666 vest on February 26, 2027.

In 2024, the following RSUs held by named executive officers vested: 205,749 RSUs held by Mr. Earnest, 106,250 RSUs held by Mr. Tobler, and 51,000 RSUs held by Ms. Solly.

Pension and Retirement Savings Plans

The Corporation sponsors a qualified tax-deferred savings plan in accordance with the provisions of Section 401(k) of the Code, which is available to permanent US-based employees. Under the terms of this plan, the Corporation makes contributions of up to 4% of eligible employees’ salaries, subject to statutory maximums. The Corporation has no plans to provide pension or other retirement benefits.

Nonqualified Deferred Compensation

The Corporation has no plans that provide for deferred compensation to its executive officers.

Termination of Employment, Change in Responsibilities and Employment Contracts Payments Upon Termination or Change in Responsibilities

The employment agreements with Frederick H. Earnest, Douglas L. Tobler, and Pamela A. Solly contain provisions which entitle each of them to payments following termination or alteration of their respective employment with the Corporation in the event of a material adverse change, or termination of employment following a change of control or termination of employment by the Corporation without just cause. Each individual, depending on the nature of the termination, will be entitled to continuation of salary, accrued vacation pay, and employer-paid fringe benefits, for a stated period of time. Alternatively, each individual may elect to receive a lump sum payment of these amounts. In the event of termination following a change in control, each individual would also receive payment of amounts due under the STIP program. The total continuation period and lump sum benefit payment amounts between which the executives can choose are set out below.

“Material adverse change” means the assignment of any duties that are substantially inconsistent with or materially diminish his or her respective position; a material reduction in base salary or other compensation; or the relocation of the primary work location to any location more than 50 miles away from the primary work location as of the date of his applicable agreement.

“Just cause” includes any of his failure to perform assigned responsibilities that continues unremedied after written notice from the Corporation; death or permanent disability; breach of any fiduciary duty owed to the Corporation; or conviction in a criminal proceeding.

“Change of control” means any consolidation, merger, reorganization or other transaction of the Corporation that results in the Shareholders owning less than the majority of the aggregate voting power; sale or disposition of all or substantially all of the Corporation’s assets; or any transaction which results in the current Board ceasing to constitute the majority of the Board.

Material adverse change:
Name	Period	Total benefit amount
Mr. Earnest	24 months	$854,784
Mr. Tobler	24 months	$674,721
Ms. Solly	18 months	$384,828
Without just cause:
Name	Period	Total benefit amount
Mr. Earnest	24 months	$854,784
Mr. Tobler	12 months	$337,361
Ms. Solly	12 months	$256,552
Change of Control:
Name
Mr. Earnest	24 months	$854,784
Mr. Tobler	24 months	$674,721
Ms. Solly	18 months	$384,828

For a description of the treatment of outstanding Options held by named executive officers upon termination, see “Executive Compensation – Compensation Discussion and Analysis – Elements of the Corporation’s Compensation Program for Fiscal Year 2024 – Share-Based Incentive Awards – Stock Option Plan” above.

Other than as described above, the Corporation has no plan or arrangement in respect of compensation received or that may be received by named executive officers to compensate such officers in the event of the termination of their employment, resignation, or retirement, following a change of control of the Corporation, or in the event of a change in responsibilities following any such change of control.

Executive Incentive Compensation Recovery Policy

Under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, the Corporation can recoup those improper payments from our executive officers. The SEC also recently adopted rules which direct national stock exchanges to require listed companies to implement policies intended to recoup bonuses paid to executives if the company is found to have misstated its financial results.

On October 2, 2023, our Board approved the adoption of an Executive Incentive Compensation Recovery Policy (the “Clawback Policy”), with an effective date of October 2, 2023, in order to comply with the final clawback rules adopted by the SEC under Section 10D and Rule 10D-1 of the Exchange Act (“Rule 10D-1”), and the listing standards, as set forth in Section 811 of the NYSE American Company Guide (the “Final Clawback Rules”).

The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from current and former executive officers as defined in Rule 10D-1 (“Covered Officers”) of the Corporation in the event that the Corporation is required to prepare an accounting restatement, in accordance with the Final Clawback Rules. Under the Clawback Policy, the Corporation may recoup from the Covered Officers erroneously awarded incentive compensation received within a recovery period of the three completed fiscal years preceding the date on which the Corporation is required to prepare an accounting restatement.

Compensation of Directors

The following table sets forth a summary of the compensation earned by the non-employee directors of the Corporation during fiscal year ended December 31, 2024(1).

Name	Annual Retainer ($)	Chair Fees ($)	DSU Awards ($)	Option Awards ($)	Total ($)
John M. Clark	32,000	4,000	44,880	–	80,880
W. Durand Eppler(2)	8,000	750	–	–	8,750
Deborah J. Friedman	32,000	3,000	44,880	–	79,880
Patrick F. Keenan(3)	21,333	4,667	85,250	–	111,250
Michel Sylvestre(4)	28,000	750	73,440	–	102,190
Tracy A. Stevenson	32,000	20,000	44,880	–	96,880

(1)  Directors did not receive any compensation as non-equity incentive plan compensation, through pensions or any other form of compensation, including any agreement to make charitable donations in the director’s name, except for compensation disclosed in the table. For 2023, the annual retainers and chair fees paid to directors were reduced by 30% which was offset with increased DSUs. Beginning 2024, the annual retainers and chair fees to directors have been paid at 100%.

(2)Mr. Eppler passed away on February 27, 2024.

(3) Mr. Keenan was elected to the Board on April 30, 2024. He became Chair of the Audit Committee on May 20, 2024.

(4)	Mr. Sylvestre was appointed to the Board on February 13, 2024. He became Chair of the Health, Safety, Environment and Social Responsibility Committee on July 26, 2024.

The base cash remuneration to directors includes an annual retainer and Chair fees. Each director earns an annual retainer fee of $32,000. In addition, the Chair of the Board earns $20,000. The Chair of the Audit Committee earns an annual fee of $7,000. The Chair of the Compensation Committee earns an annual fee of $4,000. The Chair of the Corporate Governance and Nominating Committee earns an annual fee of $3,000. The Chair of the Health, Safety, Environment and Social Responsibility Committee earns an annual fee of $3,000. In 2024, each non-employee director was awarded DSUs valued at the time of issuance as set forth in the preceding table. The Common Shares issuable pursuant to these DSUs will be issued at the time each director leaves their position on the Board. The Corporation also reimburses directors for out-of-pocket expenses related to their attendance at meetings. No other amounts were paid or are payable to directors of the Corporation for committee participation or special assignments.

The total aggregate cash remuneration paid or payable by the Corporation and its subsidiaries during the financial year ended December 31, 2024 (i) to the non-employee directors of the Corporation, in their capacity as directors of the Corporation and any of its subsidiaries, was $186,500 and (ii) to the named executive officers of the Corporation and any of its subsidiaries who received in their capacity as officers or employees of the Corporation aggregate remuneration in excess of C$150,000, was $987,968. This sum includes compensation paid to named executive officers pursuant to retirement savings plan of $36,740.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets out information relating to the Corporation’s equity compensation plans as at December 31, 2024. The Corporation’s equity compensation plans as of December 31, 2024 were the Stock Option Plan, the DSU Plan and the LTIP.

Category	of securities to be issued upon exercise/conversion of options and rights	exercise price of outstanding options and rights	in column (a))
Plan Category	Number of securities to be issued upon exercise/conversion of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future grants under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders	4,478,673	0.01	7,876,528
Equity compensation plans not approved by securityholders	N/A	N/A	N/A
Total	4,478,673	0.01	7,876,528

As of December 31, 2024, 2,767,673 RSUs were outstanding under the LTIP, 1,661,000 DSUs were outstanding under the DSU Plan, and 50,000 Options were outstanding under the Stock Option Plan to acquire in aggregate 4,478,673Common Shares, which RSUs, DSUs, and Options have been granted to the directors, officers, employees, and consultants of the Corporation, as applicable.

Exchange Controls

There are no governmental laws, decrees or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of the securities of Vista Gold, other than Canadian withholding tax. See “Certain Canadian Federal Income Tax Considerations for U.S. Residents” below.

Certain Canadian Federal Income Tax Considerations for U.S. Residents

The following summarizes certain Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) and the regulations enacted thereunder (collectively, the “Canadian Tax Act”) and the Canada- United States Income Tax Convention (1980) (the “Convention”) to the holding and disposition of Common Shares.

Comment is restricted to holders of Common Shares each of whom, at all material times for the purposes of the Canadian Tax Act and the Convention:

(i)	is resident solely in the United States;
(ii)	is entitled to the benefits of the Convention;
(iii)	holds all Common Shares as capital property;
(iv)	holds no Common Shares that are “taxable Canadian property” (as defined in the Canadian Tax Act) of the holder;
(v)	deals at arm’s length with and is not affiliated with the Corporation;
(vi)	does not and is not deemed to use or hold any Common Shares in a business carried on in Canada; and
(vii)is not an insurer that carries on business in Canada and elsewhere; (each such holder, a “U.S. Resident Holder”).

Certain U.S.-resident entities that are fiscally transparent for United States federal income tax purposes (including limited liability companies) are generally not themselves entitled to the benefits of the Convention. However, members of or holders of an interest in such entities that hold Common Shares may be entitled to the benefits of the Convention for income derived through such entities. Such members or holders should consult their own tax advisors in this regard.

Generally, a holder’s Common Shares will be considered to be capital property of the holder provided that the holder is not a trader or dealer in securities, did not acquire, hold, or dispose of the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade and does not hold the Common Shares as inventory in the course of carrying on a business.

Generally, a holder’s Common Shares will not be “taxable Canadian property” of the holder at a particular time at which the Common Shares are listed on a “designated stock exchange” (which currently includes the TSX) unless both of the following conditions are met at any time during the 60-month period ending at the particular time:

(i)	the holder, persons with whom the holder does not deal at arm’s length, or any partnership in which the holder or persons with whom the holder did not deal at arm’s length holds a membership interest directly or indirectly through one or more partnerships, alone or in any combination, owned 25% or more of the issued shares of any class of the capital stock of the Corporation; and
(ii)	more than 50% of the fair market value of the Common Shares was derived directly or indirectly from, or from any combination of, real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Canadian Tax Act), or options in respect of or interests in such properties.

In certain other circumstances, a Common Share may be deemed to be “taxable Canadian property” for purposes of the Canadian Tax Act.

This summary is based on the current provisions of the Canadian Tax Act and the Convention in effect on the date hereof, all specific proposals to amend the Canadian Tax Act and Convention publicly announced by or on behalf of the Minister of Finance (Canada) on or before the date hereof, and the current published administrative and assessing policies of the CRA. It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other material change to any applicable law or administrative or assessing practice, although no assurance can be given in this respect. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign tax considerations, which may differ materially from those set out herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be and should not be construed as legal or tax advice to any particular U.S. Resident Holder. U.S. Resident Holders are urged to consult their own tax advisers for advice with respect to their particular circumstances. The discussion below is qualified accordingly.

A U.S. Resident Holder who disposes or is deemed to dispose of one or more Common Shares generally should not thereby incur any liability for Canadian federal income tax in respect of any capital gain arising as a consequence of the disposition. A U.S. Resident Holder to whom the Corporation pays or is deemed to pay a dividend on the holder’s Common Shares will be subject to Canadian withholding tax, and the Corporation will be required to withhold the tax from the dividend and remit it to the CRA for the holder’s account. The rate of withholding tax under the Canadian Tax Act is 25% of the gross amount of the dividend (subject to reduction under the provisions of an applicable tax treaty). Under the Convention, a U.S. Resident Holder who beneficially owns the dividend will generally be subject to Canadian withholding tax at the rate of 15% (or 5%, if the U.S. Resident Holder who beneficially owns the dividend is a company that is not fiscally transparent and which owns at least 10% of the voting stock of the Corporation) of the gross amount of the dividend.

Indebtedness of Directors and Executive Officers

No current or former directors, executive officers or employees, nor any associates or affiliates of the foregoing persons is, as of the date hereof, indebted to the Corporation or any of its subsidiaries.

Orders, Penalties and Settlement Agreements

To the knowledge of the Corporation, no proposed director of the Corporation is, as at the date of this Information

Circular, or was within 10 years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including the Corporation), that:

(1)	was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer, or

(2)	was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes of paragraph (1), above, “order” means: (i) a cease trade order; (ii) an order similar to a cease trade order; or (iii) an order that denied the relevant company access to any exemption under securities legislation that was in effect for more than 30 consecutive days.

To the knowledge of the Corporation, no proposed director of the Corporation is, as at the date of this Information Circular, or has been within the 10 years before the date of this Information Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

To the knowledge of the Corporation, no proposed director of the Corporation has, within 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director of the Corporation.

To the knowledge of the Corporation, no proposed director of the Corporation has been subject to (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable Shareholder in deciding whether to vote for a proposed director.

Interest of Certain Persons in Matters to be Acted Upon

Except as described in this Information Circular, no (i) person who has been a director or executive officer of the Corporation at any time since the beginning of Corporation’s the last financial year, (ii) proposed nominee for director, or (iii) associate or affiliate of any of the foregoing persons, has any material interest, direct or indirect by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting (other than the election of directors).

Interest of Informed Persons in Material Transactions

Except as described in this Information Circular, no (i) informed person of the Corporation, (ii) proposed director of the Corporation, or (iii) associate or affiliate of any of the foregoing persons, has had any material interest, direct or indirect, in any transaction since the commencement of the Corporation’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Corporation or its subsidiaries.

Review, Approval or Ratification of Transactions with Related Parties

The Corporation has adopted a written policy for the review of transactions with related persons which is available on the Corporation’s website at www.vistagold.com. The policy requires review, approval or ratification of all transactions in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year; (ii) the Corporation is a participant; and (iii) any directors, executive officers, significant Shareholders and any immediate family member of the foregoing persons has or will have a direct or indirect material interest subject to certain categories of transactions that are deemed to be pre-approved under the policy. As set forth in the policy, the pre-approved transactions include, among others, employment of executive officers, director compensation (in general, where such transactions are required to be reported in the Corporation’s proxy statement pursuant to the SEC compensation disclosure requirements), as well as certain transactions where the amounts involved do not exceed specified thresholds, certain charitable contributions and transactions where all Shareholders receive proportional benefits. All related party transactions must be reported for review by the Corporate Governance and Nominating Committee of the Board. Transactions deemed to be pre-approved are not required to be reported to the Committee, except for certain pre-approved transactions, a summary of which must be submitted to the Corporate Governance and Nominating Committee for review at its next following meeting.

In determining whether to approve or ratify related party transactions, the Corporate Governance and Nominating Committee will take into consideration, among other factors it deems appropriate, whether the transactions are on terms no less favorable to the Corporation than those available to unaffiliated third-parties under the same or similar circumstances and the extent of the related person’s interest in the transaction. If a related party transaction is to be ongoing, the Corporate Governance and Nominating Committee may establish guidelines for the Corporation’s management to follow in its ongoing dealings with the related person.

Management Contracts

There are no management functions of the Corporation which are to any substantial degree performed by persons other than the directors, executive officers or managers of the Corporation.

Shareholder Proposals

Under the Exchange Act, the deadline for submitting Shareholder proposals for inclusion in the management information and proxy circular for an annual general meeting of the Corporation is calculated in accordance with Rule 14a-8(e) of Regulation 14A to the Exchange Act. If the proposal is submitted for a regularly scheduled annual general meeting, the proposal must be received at the Corporation’s principal executive offices not less than 120 calendar days before the anniversary date of the Corporation’s management information and proxy circular released to the Shareholders in connection with the previous year’s annual general meeting. However, if the Corporation did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Corporation begins to print and mail its proxy materials. Accordingly, unless the date of the next annual general meeting is changed by more than 30 days from the date of this year’s meeting the deadline for submitting Shareholder proposals for inclusion in the management information and proxy circular for the next annual general meeting of the Corporation will be November 18, 2025. If a Shareholder proposal is not submitted to the Corporation by November 18, 2025, the Corporation may still grant discretionary proxy authority to vote on a Shareholder proposal if such proposal is received by the Corporation by February 1, 2026 in accordance with Rule 14a-4(c)(1) of Regulation 14A of the Exchange Act.

In addition, there are (i) certain requirements relating to Shareholder proposals contained in the Business Corporations Act (British Columbia); and (ii) certain requirements relating to the nomination of directors contained the Articles of the Corporation. If any person entitled to vote at an annual meeting of the Shareholders wishes to propose any matter for consideration at the next annual meeting, in order for such proposal to be considered for inclusion in the materials made available to Shareholders in respect of such meeting, such proposal must be received by the Corporation at its registered office at least three months before the anniversary date of the current year’s annual meeting. Accordingly, based on the date of this year’s Meeting, the deadline for submitting Shareholder proposals for inclusion in the management information and proxy circular for the next annual general meeting of the Corporation will be January 28, 2026. In addition, such person must meet the definition of a “qualified Shareholder” and otherwise comply with the requirements for Shareholder proposals set out in sections 187 to 191 of the Business Corporations Act (British Columbia).

In addition, the Corporation’s Articles contain an advance notice requirement for director nominations (the “Advance Notice Provisions”). Shareholders who wish to nominate candidates for election as directors must provide timely notice in writing to the Corporation at 8310 S. Valley Highway, Suite 300, Englewood , Colorado 80112. The notice must be given not less than 30 days and no more than 65 days prior to the date of the annual meeting; provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be given not later than the close of business on the 10th day following such public announcement. In the case of a special meeting of Shareholders (which is not also an annual meeting) called for the purpose of electing directors, notice must be given not later than the close of business on the 15th day following the day on which the announcement in respect of such meeting was made. The Advance Notice Provisions also prescribe the proper written form for the notice. The Board may, in its sole discretion, waive any requirement of the Advance Notice Provisions. The foregoing description of the Advance Notice Provisions is intended as a summary only and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Articles, which contain the full text of the Advance Notice Provisions, and which are available on SEDAR+ at www.sedarplus.ca and the Corporation’s website at www.vistagold.com.

In addition to satisfying the foregoing requirements under our bylaws and the Business Corporations Act (British Columbia), to comply with the universal proxy rules, Shareholders who intend to solicit proxies in support of director nominees other than our nominees for the Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 28, 2026, unless the date of our 2026 annual meeting has changed by more than 30 days calendar days from this year's annual meeting in which case such notice will be due on the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

Other Matters

Management of the Corporation knows of no other matters which will be brought before the Meeting other than those set forth in the Notice of Meeting. Should any other matters properly come before the Meeting, the Common Shares represented by the proxies solicited hereby will be voted on those matters in accordance with the best judgement of the persons voting such proxies.

Dissenters’ Rights of Appraisal

No action is proposed herein for which the laws of the British Columbia or the Articles of the Corporation provide a right of a Shareholder to dissent and obtain appraisal of or payment for such Shareholder’s Common Shares.

Multiple Shareholders Sharing the Same Address

The regulations regarding the delivery of copies of proxy materials and annual reports to Shareholders permit the Corporation and brokerage firms to send one annual report and proxy statement to multiple Shareholders who share the same address under certain circumstances. Shareholders who hold their shares through a broker may have consented to reducing the number of copies of materials delivered to their address. In the event that a Shareholder wishes to revoke such a consent previously provided to a broker, the Shareholder must contact the broker to revoke the consent. In any event, if a Shareholder wishes to receive a separate Information Circular and accompanying materials for the Meeting, or the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024, the Shareholder may receive copies by contacting the Corporate Secretary at (720) 981-1185, 8310 S. Valley Highway, Suite 300, Englewood, Colorado 80112. Shareholders receiving multiple copies of these documents at the same address can request delivery of a single copy of these documents by contacting the Corporation in the same manner. Persons holding Common Shares through a broker can request a single copy by contacting the broker.

Board of Directors Approval

The undersigned hereby certifies that the contents and sending of this Information Circular to the Shareholders have been approved by the Board.

Appendices

Appendix A – Form of Proxy

Appendix B – Mandate of the Board of Directors

Appendix C – Resolutions of Unallocated Awards Under the Long Term Equity Incentive Plan and the Deferred Share Unit Plan

Appendix D – Long Term Equity Incentive Plan

Appendix E – Deferred Share Unit Plan

DATED at Englewood, Colorado, this 18th day of March, 2025.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Frederick H. Earnest

Frederick H. Earnest

President and Chief Executive Officer

APPENDIX “A” FORM OF PROXY

See proxy card image and text at the end of this document.

A-1

APPENDIX “B”

VISTA GOLD CORP.

(the “Company”)

MANDATE OF THE BOARD OF DIRECTORS

I.	STEWARDSHIP OF THE COMPANY

The Board of Directors of the Company (the “Board”) is responsible for:

1.	The stewardship of the business and affairs of the Company;

2.Supervising the management of the business and affairs of the Company;

3.Providing leadership to the Company by practicing responsible, sustainable and ethical decision making;

4.	Ensuring that all major issues affecting the Company are given proper consideration, including the identification and management of risks relating to the business and affairs of the Company; and

5.	Directing management to ensure that legal, regulatory and stock exchange requirements applicable to the Company have been met.

II.	DIRECTOR OBLIGATIONS

Each Director has the responsibility to:

1.	Attend all regularly scheduled meetings of the Board and all of the Committees on which they serve and to be prepared for such meetings by reviewing materials provided in advance of meetings;

2.	Act honestly and in good faith with a view to the best interests of the Company; and

3.	Exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

III.	BOARD COMPOSITION

A majority of the Board will, at all times, be independent directors as defined in then-current laws applicable to the Company and the requirements of any stock exchange applicable to the Company.

The Board shall appoint a chair of the Board. If the Board appoints as chair a person who is not an independent director, the Board should consider whether it should appoint an independent director to act as a lead director. The Board shall develop a written position description delineating the chair’s role.

To be considered for nomination and election to the Board, directors must demonstrate integrity and high ethical standards in their business dealings, their personal affairs, and in the discharge of their duties to and on behalf of the Company.

IV.	NOMINATION OF DIRECTORS

Prior to nominating or appointing individuals as directors, the Board will consider what competencies and skills the Board, as a whole, should possess and assess what competencies and skills each existing director possesses. The Board will consider the appropriate size of the Board, with a view to facilitating effective decision making. In addition, the Board will consider diversity in the selection criteria of new Board members. In carrying out each of these functions, the Board will consider the advice and input of the Corporate Governance and Nominating Committee.

V.	BOARD MEETINGS

The Board is responsible to meet in person, or by telephone conference call (or by other means permitted by applicable laws), at least once each quarter and otherwise as often as required to discharge the duties of the Board.

The independent members of the Board shall hold regular meetings at which non-independent members of the Board and members of management are not in attendance in accordance with then-current laws applicable to the Company and the requirements of any stock exchange applicable to the Company.

VI.	COMMITTEES OF THE BOARD

The Board discharges its responsibilities directly and through its committees. Accordingly, the Board shall:

1.	Establish such committees of the Board (“Committees”) as are required by applicable laws and stock exchange requirements and as are necessary to effectively discharge the duties of the Board, which Committees shall include an audit committee (the “Audit Committee”);

2.	Appoint directors, including independent directors when required by applicable laws and stock exchange requirements or in the best interests of the Company and its stockholders, to serve as members of each Committee;

3.	Appoint a chair of each Committee to:

(i)	provide leadership to the Committee,

(ii)	manage the affairs of the Committee, and

(iii)	ensure that the Committee functions effectively in fulfilling its duties to the Board and the Company; and

4.	Regularly receive and consider reports and recommendations of each Committee, including, in particular, the Audit Committee reports and recommendations, particularly with respect to the Company’s annual audit and annual and quarterly reports and financial statements.

VII.	SUPERVISION OF MANAGEMENT

The Board is responsible to:

1.	Select and appoint the Chief Executive Officer (“CEO”);

2.	Establish CEO goals and objectives, and evaluate CEO performance and develop a written position description for the CEO which includes delineating management’s responsibilities;

3.	Assist the CEO to select and appoint executive officers, establish executive officers’ goals and objectives, and monitor their performance;

4.	Determine the compensation of the CEO, after receiving the recommendations of the Compensation Committee, and in conjunction with the CEO, set the compensation of the other executive officers of the Company; and

5.	Maintain a succession plan for the replacement of the CEO and other executive officers.

VIII.	CORPORATE GOVERNANCE

The Board is responsible to:

1.	Develop the Company’s approach to corporate governance and periodically review and either approve or require amendments as appropriate to the mandate of the Board and the charters of each Committee, position descriptions, the code of business conduct and ethics (the “Code”) and all other policies of the Company (collectively the “Governance Documents”);

2.	Take reasonable steps to satisfy itself that each director, the CEO and the executive officers are:

(i)	performing their duties ethically;

(ii)conducting business on behalf of the Company in accordance with the requirements and the spirit of the Governance Documents; and

(iii)fostering a culture of integrity throughout the Company;

3.	Arrange for the public disclosure of the Governance Documents required by law to be publicly disclosed;

4.	Ensure that all new directors receive a comprehensive orientation and that all new directors fully understand:

(i) the role of the Board, its Committees and its directors; (ii) the commitment of time and resources that the Company expects; and (iii) the nature and extent of the Company’s business and operations; and

5.	Provide continuing education opportunities for all directors, so that individuals may maintain or enhance their skills and abilities as directors, as well as to ensure their knowledge and understanding of the Company’s business and operations remains current.

IX.COMMUNICATIONS

The Board is responsible to:

1.	Approve and implement a disclosure policy which provides for disclosure and communications practices governing the Company; and

2.	Approve and maintain a process for the Company’s stakeholders to contact the independent directors directly with concerns and questions regarding the Company.

X.WAIVERS AND CONFLICTS

The Board is responsible for:

1.	Monitoring compliance with the Code and reviewing departures from the Code;

2.	Providing or denying waivers from the Code; and

3.	Disclosing departures from the Code that constitute a material change (including material departures from the Code by directors or executive officers) and filing the required material change reports containing:

(i)	the date of the departure;

(ii)	the parties involved;

(iii)	the reason why the Board has or has not sanctioned the departure; and

(iv)	any measures taken to address or remedy the departure.

XI.STRATEGIC PLANNING

The Board has the duty to:

1.

Adopt a strategic planning process, annually approve a strategic plan taking into account, among other things, the opportunities and risks of the Company’s business and operations, and regularly monitor the Company’s performance against its strategic plan;

2.Approve capital and operating budgets to implement the strategic plan;

3.	Conduct periodic reviews of the Company’s resources, risks, and regulatory constraints and opportunities to facilitate the strategic plan; and

4.	Evaluate management’s analysis of the strategies of existing and potential competitors and their impact, if any, on the Company’s strategic plan.

XII.RISK MANAGEMENT

The Board has the duty to:

1.Adopt a process to identify business risks and ensure appropriate systems to manage risks;

2.Ensure that appropriate internal controls and management information systems are in place;

3.Together with the Audit Committee, ensure policies and procedures are in place and are effective to maintain the integrity of the Company’s:

(i)	disclosure controls and procedures;

(ii)	internal control over financial reporting; and

(iii)	management information systems.

XIII.FINANCIAL MANAGEMENT

The Board has the duty to:

1.Review and, on the advice of the Audit Committee, approve, prior to their public dissemination:

(i)	interim and annual financial statements and notes thereto;

(ii)	management’s discussion and analysis of financial condition and results of operations;

(iii)	relevant sections of the annual report and management information circular containing financial information;

(iv)	forecasted financial information and forward-looking statements; and

(v)	all press releases and other documents in which financial statements, earnings forecasts, results of operations or other financial information is disclosed (this is currently delegated by the Board to the Chair of the Audit Committee); and

2.

Approve dividends and distributions, material financings, transactions affecting authorized capital or the issue and repurchase of shares and debt securities, and all material divestitures and acquisitions.

XIV.MATERIALS

The Board shall have access to all books, records, facilities and personnel of the Company necessary for the discharge of its duties.

XV.ADVISORS

The Board has the power, at the expense of the Company, to retain, instruct, compensate and terminate independent advisors to assist the Board in the discharge of its duties.

APPENDIX “C”

TEXT OF ORDINARY RESOLUTIONS

Part I

Unallocated Awards Under the LTIP

BE IT RESOLVED, as an ordinary resolution, that:

1.	all unallocated awards, rights and other entitlements under the Corporation’s Long Term Equity Incentive Plan are hereby ratified, approved and confirmed until April 29, 2028; and
2.	any director or officer of the Corporation is authorized to do all acts and things, to execute under the common seal of the Corporation or otherwise and to deliver all agreements, documents and instructions, to give all notices and to deliver, file and distribute all documents and information which such director or officer (as the case may be) determines to be necessary or desirable in connection with or to give effect to and carry out these resolutions.

Part II

Unallocated Awards Under the DSU Plan

BE IT RESOLVED, as an ordinary resolution that:

1.	all unallocated awards, rights and other entitlements under the Corporation’s Deferred Share Unit Plan are hereby ratified, approved and confirmed until April 29, 2028; and

2.	any director or officer of the Corporation is authorized to do all acts and things, to execute under the common seal of the Corporation or otherwise and to deliver all agreements, documents and instructions, to give all notices and to deliver, file and distribute all documents and information which such director or officer (as the case may be) determines to be necessary or desirable in connection with or to give effect to and carry out these resolutions.

C-1

APPENDIX “D”

VISTA GOLD CORP.

Long Term Equity Incentive Plan

Article 1
Purpose
1.1	Purpose

The purpose of this Long Term Equity Incentive Plan (the “Plan”) is to assist Vista Gold Corp. (the “Corporation”) in attracting, retaining and motivating key employees, officers and consultants of the Corporation and its subsidiaries and to more closely align the personal interests of such persons with shareholders, thereby advancing the interests of the Corporation and its shareholders and increasing the long-term value of the Corporation.

Article 2
Interpretation
2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

“Affiliate” has the meaning set forth in the Securities Act (Ontario), as amended from time to time;

“Associate” has the meaning set forth in the Securities Act (Ontario), as amended from time to time;

“Award” means any Restricted Share Unit or Restricted Stock granted under this Plan;

“Award Agreement” means a signed, written agreement between a Participant and the Corporation, substantially in the form attached as Schedule A in the case of a RSU Award and substantially in the form attached as Schedule B in the case of a Restricted Stock Award, subject to any amendments or additions thereto as may, in the discretion of the Committee, be necessary or advisable, evidencing the terms and conditions on which an Award has been granted under this Plan;

“Black-Out Period” means, with respect to an Award, any period during which the holder of the Award is not permitted to trade Common Shares pursuant to the policies of the Corporation;

“Board” means the board of directors of the Corporation;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Denver, Colorado, are open for commercial business during normal banking hours;

“BCA” means the Business Corporations Act (British Columbia) and the regulations promulgated thereunder, both as amended from time to time;

“Change in Control” means the happening of any of the following events:

(i)	any transaction at any time and by whatever means pursuant to which (A) the Corporation goes out of existence, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of the Corporation’s voting securities immediately prior to such corporate transaction or reorganization or (B) any Person or any group of two or more Persons acting jointly or in concert (other than the Corporation, a wholly-owned Subsidiary of the Corporation, an employee benefit plan of the Corporation or of any of its wholly-owned Subsidiaries, including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect beneficial ownership of, or acquires the right to exercise control or direction over, securities of the Corporation representing 50% or more of the then issued and outstanding Common Shares in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Corporation with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;
(ii)	the sale, assignment or other transfer of all or substantially all of the assets of the Corporation to a Person other than a wholly-owned Subsidiary of the Corporation;
(iii)	the dissolution or liquidation of the Corporation except in connection with the distribution of assets of the Corporation to one or more Persons which were wholly-owned Subsidiaries of the Corporation immediately prior to such event;
(iv)	the occurrence of a transaction requiring approval of the Corporation’s shareholders whereby the Corporation is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly-owned Subsidiary of the Corporation); or
(v)	the Board passes a resolution to the effect that, for the purposes of some or all of the Award Agreements, an event set forth in (i), (ii), (iii) or (iv) above has occurred;

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated under it;

“Common Shares” means the common shares in the capital of the Corporation and any other securities of the Corporation or any Affiliate or any successor that may be so designated by the Committee;

“Committee” has the meaning set forth in Section 3.2;

“Corporation” means Vista Gold Corp., a corporation continued under the laws of the Province of British Columbia, and any successor corporation;

“Consultant Participant” means an individual or a consultant company (other than an Employee Participant) that:

(i)	is engaged to provide services to the Corporation or an Affiliate other than services provided in relation to a distribution of securities of the Corporation or an Affiliate;
(ii)	provides the services under a written contract with the Corporation or an Affiliate; and
(iii)	spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate,

and includes a Consultant Participant’s Permitted Assigns. For the purposes of this definition, “consultant company” means, with respect to an individual consultant, either (A) a company of which the individual consultant is an employee or shareholder or (B) a partnership of which the individual consultant is an employee or partner;

“Corporate Reorganization” has the meaning set forth in Section 8.3;

“Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code;

“Date of Grant” means, for any Award, the date the Committee provides notice to a Participant of the grant of an Award (which, for greater certainty, shall be no earlier than the date on which the Committee meets for the purpose of granting such Award) or the date upon which the Award Agreement is entered into with the Participant;

“Disabled” or “Disability” means the permanent and total incapacity of a Participant as determined in accordance with procedures established by the Committee for purposes of this Plan;

“Disinterested Shareholder Approval” means approval by the shareholders of the Corporation excluding any votes of securities held directly or indirectly by Insiders benefiting directly or indirectly from the approval or amendment in accordance with the rules, regulations, and policies of any Exchange, securities commission or regulatory body;

“Employee Participant” means a current full-time or part-time employee or officer of the Corporation or an Affiliate (other than a Consultant Participant) and includes an Employee Participant’s Permitted Assigns;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time;

“Exchanges” means the Toronto Stock Exchange and the NYSE MKT and such other exchanges upon which the Common Shares may become listed from time to time;

“Fair Market Value” means, with respect to any Common Share at a particular date, provided that such Common Shares are not then listed on any stock exchange in Canada or the United States, the fair market value as determined by the Board in its discretion; provided that if such Common Shares are then listed on the NYSE MKT, the Fair Market Value shall be the volume weighted average trading price of the Common Shares on the NYSE MKT for the five trading days immediately prior to such date (or if such Common Shares did not trade on such exchange on such days, the average of the bid and ask prices of such Common Shares at the close of trading on such days); provided that in the event that such Common Shares are not then listed on such stock exchange, the Fair Market Value shall be determined based on the closing price of such Common Shares on any stock exchange in Canada or the United States on which such Common Shares are then listed on the last trading day prior to the particular date (or if such Common Shares did not trade on such exchange on such day, the average of the bid and ask prices of such Common Shares at the close of trading on such day);

“Good Reason” means:

(i)	material diminution in the Participant’s authority, duties or responsibilities assigned immediately prior to a Change in Control;
(ii)	a material reduction in the Participant’s annual base salary in effect immediately prior to a Change in Control; or
(iii)	a requirement that the Participant be based at any office or location more than 50 miles from the Participant’s primary work location immediately prior to the Change in Control;

“Insider” has the meaning set forth in the Securities Act (Ontario), as amended from time to time, and includes Associates and Affiliates of such Person;

“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators, as amended from time to time;

“Participant” means an Employee Participant or a Consultant Participant;

“Performance Awards” has the meaning set forth in Section 5.1;

“Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings, including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per Common Share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) Common Share price or total shareholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified geographic business expansion, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xix) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation, a Subsidiary, or a division or strategic business unit of the Corporation, or may be applied to the performance of the Corporation relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles, if applicable, and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Corporation or any Subsidiary or the financial statements of the Corporation or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles;

“Permitted Assign” has the meaning given to that term in NI 45-106;

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” means this Long Term Equity Incentive Plan of the Corporation;

“Restricted Share Unit” or “RSU” means a right to receive from the Corporation at some future date a newly-issued Common Share, which right is granted, as determined by the Committee, under Section 4.1;

“Restricted Stock” means any Common Shares granted under Section 4.5;

“Retirement” means retirement from active employment with the Corporation or an Affiliate in accordance with the policies of the Corporation in place from time to time or, with the consent for purposes of the Plan of such officer of the Corporation as may be designated by the Committee, at or after such earlier age and upon the completion of such years of service as the Committee may specify;

“Securities Act” means the United States Securities Act of 1933, as amended from time to time;

“Security Based Compensation Arrangement” has the meaning given to that term in the TSX Rules;

“Share Reorganization” has the meaning set forth in Section 8.2;

“Special Distribution” has the meaning set forth in Section 8.4;

“Termination Date” means, in the case of a Participant whose employment or term of office or engagement with the Corporation or an Affiliate terminates:

(i)	by reason of the Participant’s death, the date of death;
(ii)	for any reason whatsoever other than death, the later of:
(A)

in the case of a Participant whose employment is terminated by the Corporation or Affiliate, the last day of the minimum statutory notice period, if any, to which that Participant is entitled upon such termination pursuant to applicable employment and/or labour standards legislation; and

(B)

the date designated by the Corporation or the Affiliate, as the case may be, as the last day of the Participant’s employment or term of office or engagement with the Corporation or the Affiliate, as the case may be, provided that in the case of termination by reason of voluntary resignation by the Participant, such date shall not be earlier than the date that notice of resignation was received from such Participant, and for greater certainty “Termination Date” in any such case specifically does not mean the date on which any period of contractual notice or reasonable notice that the Corporation or the Affiliate, as the case may be, may be required at law to provide to a Participant would expire;

“TSX Rules” means Part VI of the Company Manual of the Toronto Stock Exchange, as amended from time to time;

“U.S. Taxpayer” shall mean a Participant who is a U.S. citizen, U.S. permanent resident or U.S. tax resident for the purposes of the Code;

“Vesting Date” has the meaning set forth in Section 4.4; and

“Withholding Obligations” has the meaning set forth in Section 9.3.

2.2	Interpretation
(a)	Whenever the Board or, where applicable, the Committee is to exercise discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee, as the case may be.
(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.
(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.
(d)	Whenever any payment is to be made or action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on the next following Business Day.

(e)	In this Plan, a Person is considered to be a “Subsidiary” of another Person if:
(i)	it is controlled by,
(A)	that other, or
(B)	that other and one or more Persons, each of which is controlled by that other, or
(C)	two or more Persons, each of which is controlled by that other; or
(ii)	it is a Subsidiary of a Person that is that other’s Subsidiary.
(f)	In this Plan, a Person is considered to be “controlled” by a Person if:
(i)	(A) voting securities of the first-mentioned Person carrying more than 50% of the votes for the election of directors are held, directly or indirectly, otherwise than by way of security only, by or for the benefit of the other Person; and (B) the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the first-mentioned Person;
(ii)	in the case where the first-mentioned Person is a partnership that does not have directors, other than a limited partnership, the second-mentioned Person holds more than 50% of the interests in the partnership; or
(iii)	in the case where the first-mentioned Person is a limited partnership, the second-mentioned Person is the general partner.
(g)	Unless otherwise specified, all references to money amounts are to U.S. Dollars.
Article 3
Administration
3.1	Administration

Subject to Section 3.2, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(a)	determine the Persons to whom grants under the Plan may be made;
(b)	make grants of Awards under the Plan relating to the issuance of Common Shares (including any combination of Restricted Share Units or Restricted Stock) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:
(i)	the time or times at which Awards may be granted;
(ii)	the conditions under which:
(A)	Awards may be granted to Participants; or
(B)	Awards may be forfeited to the Corporation,

including any conditions relating to the attainment of specified Performance Goals;

(iii)	whether restrictions or limitations are to be imposed on the Common Shares issuable pursuant to grants of Awards, and the nature of such restrictions or limitations, if any; and

(iv)	any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Board may determine;
(c)	interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and
(d)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

The Board’s determinations and actions within its authority under this Plan are conclusive and binding on the Corporation and all other persons. The day-to-day administration of the Plan may be delegated to such officers and employees of the Corporation or of a Subsidiary as the Board determines.

3.2	Delegation to Committee

To the extent permitted by applicable law and the Corporation’s articles, the Board may, from time to time, delegate to a committee (the “Committee”) of the Board all or any of the powers conferred on the Board under the Plan. In connection with such delegation, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive. Notwithstanding any such delegation or any reference to the Committee in this Plan, except for Performance Awards made to Covered Employees, the Board may also take any action and exercise any powers that the Committee is authorized to take or has power to exercise under this Plan. Such Committee shall be solely composed of not less than two directors of the Corporation, each of whom is a “non-employee director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder and an “outside director” within the meaning of Section 162(m) of the Code.

3.3	Eligibility

All Participants are eligible to participate in the Plan, subject to subsections 6.1(b) and 6.2(e). Eligibility to participate does not confer upon any Participant any right to receive any grant of an Award pursuant to the Plan. The extent to which any Participant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Committee, provided however that the following restrictions shall apply to this Plan, together with all other Security Based Compensation Arrangements of the Corporation:

(a)	the number of Common Shares issuable to Insiders, at any time, under all Security Based Compensation Arrangements, shall not exceed 10% of the issued and outstanding Common Shares; and
(b)	the number of Common Shares issued to Insiders, within any one-year period, under all Security Based Compensation Arrangements, shall not exceed 10% of issued and outstanding Common Shares.

If the Corporation repurchases Common Shares for cancellation such that the tests in Section 3.3(a) or (b) are not met following such repurchase, this shall not constitute non-compliance under the Plan for any Awards then outstanding.

3.4	Total Common Shares Available

Subject to adjustment as provided in Article 8, at any time, the aggregate number of Common Shares that may be the subject of or issuable pursuant to Awards shall:

(a)	not exceed 5% of the total number of issued and outstanding Common Shares at that time on a non-diluted basis, and

(b)	together with all other Security Based Compensation Arrangements of the Corporation, not exceed 10% of the total number of issued and outstanding Common Shares at that time on a non-diluted basis.

No grant may be made under the Plan if such grant would result in the number of Common Shares that are the subject of or issuable pursuant to Awards exceeding the above-noted limits. Subject to applicable law, the requirements of any stock exchange upon which the Common Shares may then be listed and any shareholder or other approval which may be required, the Board may in its discretion amend the Plan to increase such limit without notice to any Participants.

For purposes of computing the total number of Common Shares available for grant under the Plan, Common Shares that were the subject of or issuable pursuant to any Award (or any portion thereof) that has vested or expired or has been forfeited, surrendered, cancelled or otherwise terminated shall again be available for grant under the Plan.

3.5	Award Agreements

All grants of Awards under this Plan will be evidenced by Award Agreements. Award Agreements will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Committee may direct. Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, an Award Agreement to each Participant granted an Award pursuant to this Plan.

3.6	Conditions of Grant

Each Participant will, when requested by the Corporation, sign and deliver all such documents relating to the granting or vesting of Awards which the Corporation deems necessary or desirable.

3.7	Non-transferability of Awards

Subject to Section 6.1, Awards granted under this Plan may only be exercised during the lifetime of the Participant by such Participant personally. Subject to Section 6.1, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest in or right to such Awards whatsoever in any assignee or transferee (except that a Participant may transfer Awards to Permitted Assigns) and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. If any Participant has transferred Awards to a Permitted Assign that is a corporation pursuant to this Section 3.7, such Awards will terminate and be of no further force or effect if at any time the transferor should cease to own all of the issued shares of such corporation.

3.8	Section 162(m) Award Limit

Subject to restrictions in Section 3.3 and to adjustment as provided for in Article 8 of the Plan, no Participant may be granted Performance Awards for more than 3,000,000 Common Shares in the aggregate in any calendar year.

Article 4
GRANT OF RESTRICTED SHARE UNITS and restricted stock
4.1	Grant of RSUs

The Committee may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Committee may prescribe, grant RSUs to any Participant.

4.2	Terms of RSUs

The Committee shall have the authority to make the receipt of Common Shares under the RSUs conditional upon:

(a)	the expiry of a time-based vesting period;
(b)	the attainment of specified Performance Goals; or
(c)	such other factors (which may vary as between awards of RSUs) as the Committee may determine in its discretion.

In general, the Committee shall, in whole or in part, make the receipt of Common Shares under RSUs conditional upon the attainment of specified Performance Goals.

4.3	Vesting of RSUs

The Committee shall have the authority to determine at the time of grant, in its discretion, the duration of the vesting period and other vesting terms applicable to the grant of RSUs, provided that in all circumstances such vesting period shall be a minimum of one year in duration.

4.4	Shares for RSUs

Upon the expiry of the applicable vesting period of RSUs or at such later date as may be otherwise specified in the relevant Award Agreement (the “Vesting Date”), the Common Shares issuable pursuant to the RSUs shall be registered in the name of the Participant or as the Participant may direct, subject to applicable securities laws, and upon such issuance of Common Shares the RSUs shall be cancelled.

(a)	The actual issuance of the Common Shares shall occur as soon as practicable following or contemporaneously with the applicable Vesting Date specified in the Award Agreement, but in no event later than:
(i)	60 days following the Vesting Date for a Participant that is resident in the United States; or
(ii)	the earlier of (A) 60 days following the Vesting Date and (B) December 31 of the third calendar year following the year of service for which the RSU was granted for a Participant that is resident in Canada.
(b)	Notwithstanding anything in the Plan or an Award Agreement to the contrary, to the extent that any RSU Award Agreement provides for the issuance of Common Shares to a Participant that is resident in the United States as of any date or event that occurs (or could occur) beyond March 15 following the calendar year in which the corresponding RSUs vest (that is, cease to be subject to a substantial risk of forfeiture), such Award Agreement must provide that Common Shares will not be payable to the Participant unless the circumstance giving rise to payment qualifies as a permitted payment event under Section 409A of the Code (e.g., the occurrence of a fixed payment date specified in the Award Agreement, the Participant’s separation from service, the Participant’s disability, the Participant’s death, or a change in ownership or control with respect to the Corporation, as the case may be, as those terms are defined in Section 409A(a)(2)(A) of the Code and applicable final regulations). Any payment that otherwise would be made to a Participant who is a specified employee as defined in Section 409A(a)(2)(B) of the Code on account of separation from service may not be made before the date which is six months after the date of the specified employee’s separation from service (or if earlier, upon the specified employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of paragraph (b) above or otherwise.
4.5	Restricted Stock

The Committee may, from time to time, grant Restricted Stock to any Participant with the terms and conditions set forth herein and with such additional terms and conditions not inconsistent with the provisions of the Plan as the

Committee shall determine. The Committee shall have the authority to make the lapse of restrictions applicable to Restricted Stock conditional upon:

(a)	the expiry of a time-based vesting period;
(b)	the attainment of specified Performance Goals; or
(c)	such other factors (which may vary as between awards of Restricted Stock) as the Committee may determine in its discretion.

In general, the Committee shall, in whole or in part, make the lapse of restrictions applicable to Restricted Stock conditional upon the attainment of specified Performance Goals.

4.6	Vesting of Restricted Stock

The Committee shall have the authority to determine at the time of grant, in its discretion, the duration of the vesting period and other vesting terms applicable to the grant of Restricted Stock, provided that in all circumstances such vesting period shall be a minimum of one year in duration.

4.7	Restrictions on Restricted Stock

Common Shares of Restricted Stock shall be subject to such restrictions as the Committee may impose (including, without limitation, forfeiture conditions, transfer restrictions or a restriction on or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such instalments or otherwise as the Committee may deem appropriate.

4.8	Share Certificates for Restricted Stock

Any Restricted Stock granted under the Plan shall be evidenced by the issuance of a share certificate or certificates, which shall be held by the Corporation. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the applicable Award Agreement and possible forfeiture of such shares of Restricted Stock.

4.9	Black-out Period

If on its terms an Award would vest during a Black-Out Period, the vesting of such Award shall be deemed to be extended until the first Business Day following the end of the relevant Black-Out Period.

Article 5
PERFORMANCE-BASED COMPENSATION
5.1Performance Awards

For purposes of Awards granted pursuant to Article 3 or Article 4 which are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance Awards”), the following additional rules shall apply:

(a)	For each Performance Award, the Committee shall, not later than 90 days after the beginning of each performance period, (i) designate all Participants for such performance period and (ii) establish the objective performance factors for each Participant for that performance period on the basis of one or more of the Performance Goals, the outcome of which is substantially uncertain at the time the Committee actually establishes the Performance Goal. The Committee shall have sole discretion to determine the amount of any payment or transfer to be made pursuant to any Performance Award. In addition, the Committee shall have the sole discretion to determine the applicable performance period, provided that in the case of a performance period of less than 12 months, in no event shall a

Performance Goal be considered to be pre-established if it is established after 25 percent of the performance period (as scheduled in good faith at the time the Performance Goal is established) has elapsed. To the extent required under Section 162(m) of the Code, the terms of the objective performance factors must preclude discretion to increase an amount paid in connection with an Award, but may permit discretion to reduce such amount.
(b)	Following the close of each performance period and prior to payment of any amount to a Participant with respect to a Performance Award, the Committee shall certify in writing as to the attainment of all factors (including the performance factors for a Participant) upon which any payments to a Participant for that performance period are to be based.
Article 6
termination of employment
6.1	Retirement, Death or Disability

If a Participant dies or becomes Disabled while an employee or officer of or consultant to the Corporation or an Affiliate or if the employment or term of office or engagement of a Participant with the Corporation or an Affiliate terminates due to Retirement:

(a)	any Awards held by a Participant that are not yet vested at the Termination Date are immediately forfeited to the Corporation on the Termination Date;
(b)	such Participant’s eligibility to receive further grants of Awards under the Plan ceases as of the Termination Date; and
(c)	in the case of death or Disability, any Awards held by a Participant that have vested at the Termination Date will enure to the benefit of the Participant’s heirs, executors and administrators.
6.2	Termination of Employment or Services
(a)	Where a Participant’s employment or term of office or engagement with the Corporation or an Affiliate terminates by reason of the Participant’s death, Disability or Retirement, then the provisions of Section 6.1 will apply.
(b)	Where a Participant’s employment or term of office or engagement terminates by reason of a Participant’s resignation, then any Awards held by the Participant that are not yet vested at the Termination Date are immediately forfeited to the Corporation on the Termination Date.
(c)	Where a Participant’s employment or term of office or engagement terminates by reason of termination by the Corporation or an Affiliate without cause (as determined by the Committee in its discretion) (whether such termination occurs with or without any or adequate notice or reasonable notice, or with or without any or adequate compensation in lieu of such notice), then any Awards held by the Participant that are not yet vested at the Termination Date are immediately forfeited to the Corporation on the Termination Date.
(d)	Where a Participant’s employment or term of office or engagement is terminated by the Corporation or an Affiliate for cause (as determined by the Committee in its discretion), or, in the case of a Consultant Participant, for breach of contract (as determined by the Committee in its discretion), then any Awards held by the Participant at the Termination Date (whether or not vested) are immediately forfeited to the Corporation on the Termination Date.
(e)	The eligibility of a Participant to receive further grants under the Plan ceases as of the date that the Corporation or an Affiliate, as the case may be, provides the Participant with written notification that the Participant’s employment or term of office or engagement is terminated, notwithstanding that such date may be prior to the Termination Date.
(f)	Unless the Committee, in its discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment arrangement within or among the Corporation or an Affiliate for so long as the Participant continues to be an employee of the Corporation or an Affiliate.
(g)	Subject to applicable law and unless the Committee, in its discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment arrangement within or among the Corporation or an Affiliate where the Participant ceases to be an employee and continues as a Consultant Participant of the Corporation or an Affiliate so long as the Participant continues to be a Consultant Participant of the Corporation or an Affiliate.
6.3	Discretion to Accelerate Vesting

Notwithstanding the provisions of Sections  6.1 and 6.2, the Committee may, in its discretion, at any time prior to or following the events contemplated in such Sections, permit the acceleration of vesting of any or all RSU Awards or Restricted Stock Awards, all in the manner and on the terms as may be authorized by the Committee, provided that this Section 6.3 shall not permit the Committee, to use its discretion notwithstanding the provisions of Section 6.1 and 6.2 to accelerate the vesting of any or all RSU Awards or Restricted Awards where there has been a Change of Control.  For greater certainty, in the event of a Change of Control the provisions of Section 7.1 shall apply.

Article 7
change IN control
7.1	Change in Control

Unless otherwise determined by the Committee or the Board at or after the Date of Grant, notwithstanding Article 6, if a Participant ceases to be employed or engaged by the Corporation or its subsidiaries within 12 months following a Change in Control for any reason other than for cause (as that term is interpreted by the courts of the jurisdictions in which the Participant or the Participant’s employer is engaged), voluntary resignation (other than for Good Reason), Retirement, death, or Disability, each Award held by that Participant that is not fully vested on the date at which such person ceases to be employed or engaged by the Corporation or its subsidiaries shall (except to the extent cancelled under Article 8) become free of all restrictions, conditions and limitations and become fully vested.

7.2	Parachute Payments

If a Participant is entitled to receive payments that would qualify as excess “parachute payments” under Section 280G of the Code, those payments shall be reduced by the necessary amount so that the Participant is not subject to excise tax under Section 4999 of the Code if such reduction would result in the Participant receiving a greater after-tax payment.

Article 8
Share Capital Adjustments
8.1	General

The existence of any Awards does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Common Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Section would have an adverse effect on this Plan or on any Award granted hereunder.

8.2	Share Reorganization

Should the Corporation effect a subdivision or consolidation of Common Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation that does not constitute a Change in Control and that would warrant the amendment or replacement of any existing Awards in order to adjust: (a) the number of Common Shares that may be acquired on the vesting of outstanding Awards; and/or (b) the terms of any other Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards (any such event being herein called a “Share Reorganization”), the Board will authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

8.3	Corporate Reorganization

In the event of a reclassification, amalgamation, combination, arrangement, merger, transaction whereby all or substantially all of the Corporation’s undertakings and assets become the property of another Person or other transaction or reorganization involving the Corporation and occurring by exchange of Common Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust: (a) the number of Common Shares that may be acquired on the vesting of outstanding Awards; or (b) the terms of any other Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards (any such event being herein called a “Corporate Reorganization”), the Board will authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

8.4	Special Distribution

Subject to prior approval of the Exchanges, whenever the Corporation issues by way of a dividend or otherwise distributes to all or substantially all holders of Common Shares:

(a)	shares of the Corporation, other than Common Shares;
(b)	evidence of indebtedness;
(c)	any cash or other assets, excluding cash dividends (other than cash dividends which the Board has determined to be outside the normal course); or
(d)	rights, options, or warrants,

then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being herein called a “Special Distribution”), the Board will authorize such steps to be taken as it may consider to be equitable and appropriate to that end in order to properly reflect any diminution in value of the Common Shares as a result of such Special Distribution.

8.5	Immediate Vesting of Awards

Where the Board determines that the steps provided in Sections 8.2, 8.3 and 8.4 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate, the Board may permit the immediate vesting of any unvested Awards.

8.6	Issue by Corporation of Additional Shares

Except as expressly provided in this Article 8, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Common Shares that may be acquired as a result of a grant of Awards.

8.7	Fractions

No fractional Common Shares will be issued on the grant or vesting of an Award. Accordingly, if, as a result of any adjustment under Sections 8.2, 8.3, 8.4 and 8.5, a Participant would become entitled to a fractional Common Share, the Participant has the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares which shall be disregarded.

Article 9
Miscellaneous Provisions
9.1	Legal Requirement

The Corporation is not obligated to grant any Awards, issue any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its discretion, such action would constitute a violation by a Participant or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any stock exchange upon which the Common Shares may then be listed.

9.2	Participants’ Entitlement

Except as otherwise provided in this Plan, Awards previously granted under this Plan are not affected by any change in the relationship between, or ownership of, the Corporation and an Affiliate. For greater certainty, all grants of Awards remain valid in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, an Affiliate ceases to be an Affiliate.

9.3	Withholding Taxes

The granting or vesting of each Award granted under this Plan is subject to the condition that if at any time the Committee determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities in respect of applicable federal, state, local or foreign employment, social insurance, payroll, income or other tax withholding obligations (the “Withholding Obligations”) is necessary or desirable in respect of such grant or vesting, such grant or vesting is not effective unless such withholding has been effected to the satisfaction of the Committee.  In such circumstances, the Committee may establish procedures to ensure satisfaction of all applicable Withholding Obligations arising in connection with the Award and Committee shall require that a Participant agrees to:

(a)	make adequate provision for any Withholding Obligations that arise in connection with the Award no later than the date on which any amount with respect to the Award is required to be remitted to the relevant tax authority by the Corporation or an Affiliate, as the case may be;
(b)	authorize the Corporation, at its sole discretion and subject to any limitations under applicable law, to satisfy any such Withholding Obligations by (i) withholding a portion of the Common Shares otherwise to be issued in payment of the Award, provided, however, that the number of the Common Shares so withheld shall not exceed the number necessary to satisfy the required Withholding Obligations using applicable statutory withholding rates and, if applicable, to avoid adverse accounting treatment under applicable accounting standards and in accordance with such rules as the Corporation may from time to time establish, (ii) withholding from the wages and other cash payable to the Participant or by causing the Participant to tender a cash payment to the Corporation, or (iii) selling on the Participant’s behalf (using any brokerage firm determined acceptable to the Corporation for such purpose) a portion of the Common Shares issued in payment of the Award as the Corporation determines to be appropriate to generate cash proceeds sufficient to satisfy the Withholding Obligations; and
(c)	be responsible for all brokerage fees and other costs of sale and to indemnify and hold the Corporation harmless from any losses, costs, damages or expenses relating to any such sale.

The Corporation may refuse to deliver Common Shares if the Participant fails to comply with the Participant’s obligations in connection with the Withholding Obligations described in this Section.

9.4	Rights of Participant

No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain as an employee or consultant of the Corporation or an Affiliate. No Participant has any rights as a shareholder of the Corporation in respect of Common Shares issuable pursuant to any Award until the allotment and issuance to such Participant of such Common Shares.

9.5	Amendment
(a)	Subject to the rules and policies of any stock exchange on which the Common Shares are listed and applicable law, the Board may, without notice or shareholder approval, at any time or from time to time, amend the Plan or a specific Award for the purposes of:
(i)	altering, extending or accelerating the terms of vesting applicable to any Award or group of Awards;
(ii)	making any amendments to the general vesting provisions of an Award;
(iii)	changing the termination provisions of an Award, provided the change does not entail an extension beyond the original expiry date of such Award;
(iv)	accelerating the expiry date of an Award;
(v)	making any amendments to the provisions set out in Article 6;
(vi)	making any amendments to add covenants of the Corporation for the protection of Participants, as the case may be, provided that the Board shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants;
(vii)	making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, having in mind the best interests of the Participants, it may be expedient to make, provided that the Board shall be of the opinion that such amendments will not be prejudicial to the rights or interest of the Participants; to comply with the provisions of applicable laws (including, without limitation, the rules, regulations and policies of the Exchanges), or necessary or desirable for any advantages or other purposes of any tax law (including, without limitation, the rules, regulations, and policies of the Canada Revenue Agency, the Internal Revenue Service or any taxation authority);
(viii)	making such changes or corrections which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board shall be of the opinion that such changes or corrections will not be prejudicial to the rights or interests of the Participants;
(ix)	making any amendments to the definitions of the Plan;
(x)	effecting amendments with respect to the administration of the Plan; and
(xi)	making amendments of a “housekeeping” or ministerial nature.

(b)	Subject to Section 7.1, the Board shall not alter or impair any rights or increase any obligations with respect to an Award previously granted under the Plan without the consent of the Participant, as the case may be.
(c)	Notwithstanding any other provision of this Plan, none of the following amendments shall be made to this Plan without approval of the shareholders:
(i)	amendments to the Plan which would increase the number of Common Shares issuable under the Plan, otherwise than in accordance with the terms of this Plan;
(ii)	amendments to the Plan which would increase the number of Common Shares issuable to Insiders, otherwise than in accordance with the terms of this Plan;
(iii)	amendments to this Section 9.5 of the Plan;
(iv)	the addition of any form of financial assistance to a Participant; and
(v)	amendments required to be approved by shareholders under applicable law (including without limitation, pursuant to the rules, regulations and policies of the Exchanges).
(d)	Notwithstanding any other provision of this Plan, none of the following amendments shall be made to this Plan without Disinterested Shareholder Approval:
(i)	amendments to the Plan that could result at any time in the number of Common Shares reserved for issuance under the Plan to Insiders exceeding 10% of the issued and outstanding Common Shares;
(ii)	any extension of the term of any Award that has been granted to Insiders, other than an extension of the term of an Award, if an Award vests during a Black-Out-Period; and
(iii)	amendments requiring Disinterested Shareholder Approval under applicable law (including without limitation, pursuant to the rules, regulations and policies of the Exchanges).

Any amendment that would cause an Award held by a U.S. Taxpayer to fail to comply with Section 409A of the Code shall be null and void ab initio.

9.6	Section 409A of the Code

This Plan will be construed and interpreted to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan. The Corporation reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code and any regulations or guidance under that section. In no event will the Corporation be responsible if Awards under this Plan result in adverse tax consequences to a U.S. Taxpayer under Section 409A of the Code.  Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of defined compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon as practicable following such 6-month anniversary of such separation from service.

9.7	Requirement of Notification of Election Under Section 83(b) of the Code

If a Participant, in connection with the issuance of Common Shares pursuant to a Restricted Stock Award, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Participant makes such an election, the Participant shall notify the Corporation of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. A Section 83(b) election shall not be permitted with respect to an RSU Award.

9.8	Additional Conditions in Connection with Awards Granted to Participants Residing in Canada

Notwithstanding any other provision of the Plan, the following additional terms, conditions and restrictions apply to Awards granted to Participants residing in Canada:

(a)	Restricted Share Units. Restricted Share Units shall be settled in Common Shares, unless the Corporation offers the Participant the right to receive cash in lieu of Common Shares based on the Fair Market Value that such Common Shares would have at the time of settlement, and the Participant, in its discretion, so elects, and any such cash payments shall be paid in accordance with Section 4.4(a) modified as the context requires.
(b)	Other Awards. With respect to any other Award granted to a Participant employed in Canada, the Committee shall have the right, but not the obligation, to take account of Canadian income tax considerations in determining the terms and conditions of the Award or any other amendment thereto.
9.9	Indemnification

Every member of the Board will at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such member may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the member, otherwise than by the Corporation, for or in respect of any act done or omitted by the member in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

9.10	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Corporation to ensure the continued employment or engagement of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and Participants are advised to consult with their own tax advisors.

9.11	Effective Date

This Plan originally became effective on March 8, 2010, subject to shareholder approval. Shareholder approval was obtained on May 3, 2010. This Plan has been amended and restated effective May 6, 2015 and May 2, 2019.

9.12	Governing Law

This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

9.13Clawback Policy

Notwithstanding any other provision of this Agreement to the contrary, any cash incentive compensation received by a Participant, Awards granted and/or Common Shares issued hereunder, and/or any amount received with respect to any sale of any such Common Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback policy that the Corporation may adopt or amended, from time to time, pursuant to the listing standards of any national securities exchange or association on which the Corporation’s securities are listed, as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws or as the Board may determine is in the best interests of the Corporation and its stockholders. By accepting any monetary amounts or Awards hereunder a Participant agrees and consents to the Corporation’s application, implementation and enforcement of (a) any such clawback policy or any similar policy established by the Corporation that may apply to the Participant and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Corporation may take such actions as are necessary to effectuate such clawback policy, any similar policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. To the extent that the terms of this Plan and any clawback policy or any similar policy conflict, then the terms of such clawback policy or other policy shall prevail. Unless this Section 9.13 is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary or Parent of the Company.

schedule A
Form of RSU Award Agreement

Vista Gold Corp. (the “Corporation”) hereby grants the following Award(s) to the Participant named below (herein the “Recipient”), in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the Long Term Equity Incentive Plan (the “Plan”) of the Corporation dated May 3, 2010, and as amended May 6, 2015, May 2, 2019, and March 5, 2023:

Name of Recipient:

Date of Grant:

Total Number of RSUs:

Additional terms applicable to such Award:

1.	The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Award Agreement and all capitalized terms used herein, unless expressly defined in a different manner have the meanings ascribed thereto in the Plan,
2.	Subject to any acceleration in vesting as provided in the Plan or as otherwise determined in this Award Agreement, the RSUs granted by this Award Agreement shall vest as follows:
(a)	____________ RSUs on ______________;
(b)	____________ RSUs on ______________;
(c)	____________ RSUs on ______________; and
(d)	____________ RSUs on ______________,

provided however that all RSUs for a Participant resident in Canada must vest and be payable by December 31 of the third calendar year following the year of service for which the RSU was granted. If the Recipient’s employment or term of office or engagement with the Corporation or an Affiliate terminates prior to the vesting date, then the RSUs that are not yet vested at the Termination Date are immediately forfeited to the Corporation on the Termination Date.

3.	As soon as administratively practicable following the Recipient’s vesting date under Section 2 hereof, but in no event later than:
(a)	60 days following the vesting date for a Participant that is resident in the United States or;
(b)	the earlier of (A) 60 days following the vesting date and (B) December 31 of the third calendar year following the year of service for which the RSU was granted for a Participant that is resident in Canada, the Corporation shall issue Common Shares registered in the name of the Recipient. The number of Common Shares issued shall equal the number of RSUs vested, reduced as necessary to cover applicable withholding obligations. Notwithstanding the foregoing, no fractional Common Shares will be issued pursuant to an Award granted hereunder. If, as a result of any adjustment to the number of Common Shares issuable pursuant to an Award granted hereunder pursuant to the Plan, the Recipient would be entitled to receive a fractional Common Share, the Recipient has the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.

4.	RSUs are not actual Common Shares, but rather, represent a right to receive Common Shares according to the terms and conditions set forth herein and the terms of the Plan. Accordingly, the issuance of an RSU shall not entitle the Recipient to any of the rights or benefits generally accorded to stockholders unless and until a Common Share is actually issued under Section 3 hereof.
5.	Nothing in the Plan or in this Award Agreement will affect the Corporation’s right, or that of an Affiliate, to terminate the employment or term of office or engagement of a Recipient at any time for any reason whatsoever.
6.	Each notice relating to the Award must be in writing. All notices to the Corporation must be delivered personally or by prepaid registered mail and must be addressed to the Chief Financial Officer of the Corporation with a copy to the Corporate Secretary of the Corporation. All notices to the Recipient will be addressed to the principal address of the Recipient on file with the Corporation. Either the Corporation or the Recipient may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth Business Day following the date of mailing. Any notice given by either the Recipient or the Corporation is not binding on the recipient thereof until received.
7.	Subject to Section 6.1 of the Plan, no assignment or transfer of an Award, whether voluntary, involuntary, by operation of law or otherwise, vests any interest in or right to such Award whatsoever in any assignee or transferee (except that the Recipient may transfer an Award to Permitted Assigns), and immediately upon any assignment or transfer or any attempt to make such assignment or transfer, the Award granted hereunder terminates and is of no further force or effect. Complete details of this restriction are set out in the Plan.
8.	The Recipient hereby agrees to make adequate provision for any sums required to satisfy the applicable federal, state, local or foreign employment, social insurance, payroll, income or other tax withholding obligations (the “Withholding Obligations”) that arise in connection with this Award. The Corporation may establish procedures to ensure satisfaction of all applicable Withholding Obligations arising in connection with this Award. The Recipient hereby authorizes the Corporation, at its sole discretion and subject to any limitations under applicable law, to satisfy any such Withholding Obligations by (1) withholding a portion of the Common Shares otherwise to be issued in payment of the RSUs; provided, however, that the number of the Shares so withheld shall not exceed the number necessary to satisfy the required Withholding Obligations using applicable statutory withholding rates and, if applicable, to avoid adverse accounting treatment under applicable accounting standards and in accordance with such rules as the Corporation may from time to time establish; (2) withholding from the wages and other cash payable to the Recipient or by causing the Recipient to tender a cash payment to the Corporation; or (3) selling on the Recipient’s behalf (using any brokerage firm determined acceptable to the Corporation for such purpose) a portion of the Common Shares issued in payment of the RSUs as the Corporation determines to be appropriate to generate cash proceeds sufficient to satisfy the Withholding Obligations. The Recipient shall be responsible for all brokerage fees and other costs of sale, and the Recipient further agrees to indemnify and hold the Corporation harmless from any losses, costs, damages or expenses relating to any such sale. The Corporation may refuse to deliver Common Shares if the Recipient fails to comply with the Participant’s obligations in connection with the Withholding Obligations described in this paragraph.
9.	The Recipient hereby agrees that:
(a)	any rule, regulation or determination, including the interpretation by the Board of the Plan, with respect to the Award granted hereunder and, if applicable, its exercise, is final and conclusive for all purposes and binding on all persons including the Corporation and the Recipient; and
(b)	the grant of the Award does not affect in any way the right of the Corporation or any Affiliate to terminate the employment of the Recipient.
10.	This Award Agreement has been made in and is to be construed under and in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

VISTA GOLD CORP.
By:
Authorized Signatory

I have read the foregoing Award Agreement and hereby accept the Award in accordance with and subject to the terms and conditions of such Award Agreement and the Plan. I understand that I may review the complete text of the Plan by contacting the Corporate Secretary of the Corporation. I agree to be bound by the terms and conditions of the Plan governing the Award.

Date Accepted	Recipient’s Signature

Recipient’s Name (Please Print)

schedule B
Form of Restricted Stock Award Agreement

Vista Gold Corp. (the “Corporation”) hereby grants the following Award(s) to the Participant named below (herein the “Recipient”), in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the Long Term Equity Incentive Plan (the “Plan”) of the Corporation dated May 3, 2010, and as amended May 6, 2015, May 2, 2019, and March 5, 2023:

Name of Recipient:

Date of Grant:

Total Number of Common Shares of Restricted Stock (“Restricted Shares”):

Additional terms applicable to such Award:

1.	The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Award Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.
2.	Subject to any acceleration in vesting as provided in the Plan or as otherwise determined in this Award Agreement, the Restricted Shares granted by this Award Agreement shall vest as follows:

(a)____________ Restricted Shares on ______________;

(b)_______ Restricted Shares on ______________;

(c)	_______ Restricted Shares on ______________; and
(d)	____ __ Restricted Shares on ______________.

If the Recipient’s employment or term of office or engagement with the Corporation or an Affiliate terminates prior to the vesting date, then the Restricted Shares that are not yet vested at the Termination Date are immediately forfeited to the Corporation on the Termination Date.

3.	The Recipient (or any successor in interest) shall have all stockholder rights (including voting, dividend and liquidation rights) with respect to the Restricted Shares, subject to the transfer restrictions imposed by this Agreement provided, however, that the Recipient shall have no right to cash dividends paid with respect to unvested Restricted Shares.
4.	Nothing in the Plan or in this Award Agreement will affect the Corporation’s right, or that of an Affiliate, to terminate the employment or term of office or engagement of a Recipient at any time for any reason whatsoever.
5.	Each notice relating to the Award must be in writing. All notices to the Corporation must be delivered personally or by prepaid registered mail and must be addressed to the Chief Financial Officer of the Corporation with a copy to the Corporate Secretary of the Corporation. All notices to the Recipient will be addressed to the principal address of the Recipient on file with the Corporation. Either the Corporation or the Recipient may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth Business Day following the date of mailing. Any notice given by either the Recipient or the Corporation is not binding on the recipient thereof until received.
6.	Subject to Section 6.1 of the Plan, no assignment or transfer of an Award, whether voluntary, involuntary, by operation of law or otherwise, vests any interest in or right to such Award whatsoever in any assignee or transferee (except that the Recipient may transfer an Award to Permitted Assigns), and immediately upon any assignment or transfer or any attempt to make such assignment or transfer, the Award granted hereunder terminates and is of no further force or effect. Complete details of this restriction are set out in the Plan. The Recipient agrees that all certificates representing unvested Restricted Shares may, at the discretion of the Committee, be maintained by the Secretary of the Corporation, as custodian for such Restricted Shares (or such other person or entity acting on behalf of the Corporation at the Corporation’s offices as the Committee may designate) until such time such Restricted Shares are vested. Recipient agrees that each certificate representing unvested Restricted Shares will bear any legend required by law and a legend reading substantially as follows:

The securities represented by this certificate are subject to the provisions of a Restricted Stock Award Agreement dated as of _________ __, ____. None of the securities represented by this certificate may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Corporation, and no attempt to transfer the securities, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the securities.

7.	The Recipient hereby agrees to make adequate provision for any sums required to satisfy the applicable federal, state, local or foreign employment, social insurance, payroll, income or other tax withholding obligations (the “Withholding Obligations”) that arise in connection with this Award. The Corporation may establish procedures to ensure satisfaction of all applicable Withholding Obligations arising in connection with this Award. The Recipient hereby authorizes the Corporation, at its sole discretion and subject to any limitations under applicable law, to satisfy any such Withholding Obligations by (1) withholding a portion of the Restricted Shares; provided, however, that the number of the Restricted Shares so withheld shall not exceed the number necessary to satisfy the required Withholding Obligations using applicable statutory withholding rates and, if applicable, to avoid adverse accounting treatment under applicable accounting standards and in accordance with such rules as the Corporation may from time to time establish; (2) withholding from the wages and other cash compensation payable to the Recipient or by causing the Recipient to tender a cash payment to the Corporation; or (3) selling on the Recipient’s behalf (using any brokerage firm determined acceptable to the Corporation for such purpose) a portion of the Restricted Shares as the Corporation determines to be appropriate to generate cash proceeds sufficient to satisfy the Withholding Obligations. The Recipient shall be responsible for all brokerage fees and other costs of sale, and the Recipient further agrees to indemnify and hold the Corporation harmless from any losses, costs, damages or expenses relating to any such sale. The Corporation may refuse to release custody of Restricted Shares if the Recipient fails to comply with the Participant’s obligations in connection with the Withholding Obligations described in this paragraph.
8.	The Recipient hereby agrees that:
(a)	any rule, regulation or determination, including the interpretation by the Board of the Plan, with respect to the Award granted hereunder and, if applicable, its exercise, is final and conclusive for all purposes and binding on all persons including the Corporation and the Recipient; and
(b)	the grant of the Award does not affect in any way the right of the Corporation or any Affiliate to terminate the employment of the Recipient.
9.	In connection with the issuance of Restricted Shares pursuant to this Award Agreement, the Recipient is permitted to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions). Such election must be filed with the Internal Revenue Service within thirty (30) days after the date of this Award Agreement. The Recipient should consult with his or her tax advisor to determine the advantages and disadvantages of making the election. If the Recipient makes such an election, the Recipient shall notify the Corporation of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

10.	This Award Agreement has been made in and is to be construed under and in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

VISTA GOLD CORP.
By:
Authorized Signatory

I have read the foregoing Award Agreement and hereby accept the Award in accordance with and subject to the terms and conditions of such Award Agreement and the Plan. I understand that I may review the complete text of the Plan by contacting the Corporate Secretary of the Corporation. I agree to be bound by the terms and conditions of the Plan governing the Award.

Date Accepted	Recipient’s Signature

Recipient’s Name (Please Print)

APPENDIX “E”

VISTA GOLD CORP.

Deferred Share Unit Plan

ARTICLE 1
INTRODUCTION

1.1	Purpose

The purpose of this Deferred Share Unit Plan is to assist Vista Gold Corp. (the “Corporation”) in attracting, retaining and motivating non-employee directors of the Corporation and to more closely align the personal interests of such persons with shareholders, thereby advancing the interests of the Corporation and its shareholders and increasing the long-term value of the Corporation.

ARTICLE 2
INTERPRETATION

2.1	Definitions

For purposes of this Plan:

“Account” means an account maintained by the Corporation for each Participant and which will be credited by means of a book-keeping entry with DSUs that are granted in accordance with the terms of this Plan and the DSU Agreements;

“Affiliate” has the meaning set forth in the Securities Act (Ontario), as amended from time to time;

“Applicable Withholding Amounts” is defined in Section 0of this Plan;

“Black Out Period” means, with respect to a DSU, any period during which the holder of the DSU is not permitted to trade Common Shares pursuant to the policies of the Corporation;

“Board” means the board of directors of the Corporation;

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated under it;

“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be appointed by the Board to administer this Plan, provided, however, that if no such committee is in existence at any particular time and the Board has not appointed another committee of the Board to administer this Plan, all references in this Plan to “Committee” shall at such time be in reference to the Board;

“Common Shares” means the common shares in the capital of the Corporation or, in the event of an adjustment contemplated by Section 0, such other number or type of securities as the Committee may determine;

“Corporation” means Vista Gold Corp., a corporation continued under the laws of the Province of British Columbia and any successor corporation;

“Deferred Share Unit” or “DSU” means the agreement by the Corporation to pay, and the right of the Participant to receive, a Payment Share evidenced by means of a bookkeeping entry in the books of the Corporation in accordance with 0;

“Distribution Date” is defined in Section 0 of this Plan;

“Distribution Value” means, with respect to each Deferred Share Unit credited to a Participant’s Account, the Fair Market Value per Common Share;

“Dividend Market Value” means the Fair Market Value per Common Share on the day that is two trading days before dividend record date;

“DSU Agreement” is defined in Section 0 of this Plan;

“Eligible Director” means an individual who is, at the relevant time, a non-employee director of the Corporation;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time;

“Exchanges” means the TSX and the NYSE American and such other exchanges upon which the Common Shares may become listed from time to time, and each, an “Exchange”;

“Fair Market Value” means the volume weighted average trading price of the Common Shares on the TSX or the NYSE American (to be determined by where the majority of the trading volume and value of the Common Shares occurs) for the five (5) trading days immediately preceding the day on which the Fair Market Value is to be determined. In the event that the Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Common Shares as determined by the Board in its sole discretion, acting reasonably and in good faith;

“Insider” has the meaning ascribed thereto in Part I of the TSX Company Manual, as amended from time to time;

“NYSE American” means the NYSE American LLC;

“Participant” means an Eligible Director who is granted DSU’s in accordance with Section 0 hereof;

“Payment Shares” means the Common Shares issued in satisfaction of DSUs;

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” means this Deferred Share Unit Plan as amended, restated, supplemented or otherwise modified from time to time;

“Security Based Compensation Arrangement” has the meaning ascribed thereto in Part VI of the TSX Company Manual, as amended from time to time;

“Separation Date” means the earliest date on which the Participant is no longer a member of the Board of the Corporation nor is otherwise employed by the Corporation or any of its Subsidiaries in any fashion;

“TSX” means the Toronto Stock Exchange; and

“TSX Company Manual” means the Toronto Stock Exchange Company Manual, as amended from time to time.

2.2	Interpretation
(a)

Whenever the Board or, where applicable, the Committee is to exercise discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee, as the case may be.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.
(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.
(d)	Whenever any payment is to be made or action is to be taken on a day which is not a business day, such payment shall be made or such action shall be taken on the next following business day.
(e)	In this Plan, a Person is considered to be a “Subsidiary” of another Person if:
(i)	it is controlled by,
(A)	that other, or
(B)	that other and one or more Persons, each of which is controlled by that other, or
(C)	two or more Persons, each of which is controlled by that other; or

(ii)it is a Subsidiary of a Person that is that other’s Subsidiary

(f)	In this Plan, a Person is considered to be “controlled” by a Person if:
(i)

(A) voting securities of the first-mentioned Person carrying more than 50% of the votes for the election of directors are held, directly or indirectly, otherwise than by way of security only, by or for the benefit of the other Person; and (B) the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the first-mentioned Person;

(ii)

in the case where the first-mentioned Person is a partnership that does not have directors, other than a limited partnership, the second-mentioned Person holds more than 50% of the interests in the partnership; or

(iii)	in the case where the first-mentioned Person is a limited partnership, the second-mentioned Person is the general partner.
(g)	Unless otherwise specified, all references to money amounts are to U.S. Dollars.

ARTICLE 3
ADMINISTRATION OF THE PLAN

3.1	Administration of the Plan
(a)	Except as required by law and subject to Sections 0, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:
(i)	interpret and construe any provision hereof and decide all questions of fact arising in their interpretation;
(ii)

adopt, amend, suspend and rescind such rules and regulations for administration of this Plan as the Board may deem necessary in order to comply with the requirements of this Plan, in order to conform to any law or regulation or to any change in any laws or regulations applicable thereto;

(iii)	exercise rights reserved to the Corporation under this Plan;

(iv)	take any and all actions permitted by this Plan;
(v)	prescribe forms for notices to be prescribed by the Corporation under this Plan; and
(vi)	make any other determinations and take such other action in connection with the administration of this Plan that it deems necessary or advisable.

The Board’s determinations and actions under this Plan are final, conclusive and binding on the Corporation, the Participants and all other Persons.

(b)

To the extent permitted by applicable law and the Corporation’s articles, the Board may, from time to time, delegate to the Committee all or any of the powers of the Board under this Plan. In connection with such delegation, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final, binding and conclusive on the Corporation, the Participants and all other Persons. Such Committee shall be solely composed of not less than two directors of the Corporation, each of whom is a “non-employee director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder and an “outside director” within the meaning of Section 162(m) of the Code.

3.2	Determination of Value if Common Shares Not Publicly Traded

If the Common Shares are not publicly traded on the Exchanges at the relevant time such that the Distribution Value and/or the Dividend Market Value cannot be determined in accordance with the definitions of those terms, such values shall be determined by the Board acting in good faith.

3.3	Eligibility

Any individual who at the relevant time is an Eligible Director is eligible to participate in this Plan. Eligibility to participate does not confer upon any individual a right to receive an award of Deferred Share Units pursuant to this Plan.

3.4	Exemption from Plan Participation

Notwithstanding any other provision of this Plan, if a Participant is resident in a jurisdiction in which an award of Deferred Share Units under this Plan might be considered to be income which is subject to taxation at the time of such award, the Participant may elect not to participate in this Plan by providing a written notice to the Chief Financial Officer of the Corporation.

3.5	Discretionary Relief

Notwithstanding any other provision hereof, the Board may, in its sole discretion, waive any condition set out herein if it determines that specific individual circumstances warrant such waiver.

ARTICLE 4

DEFERRED SHARE UNITS

4.1	Grant of Deferred Share Units
(a)

The Board may, from time to time in its sole discretion, grant DSUs to Eligible Directors and upon such grant, such Eligible Directors shall become Participants in this Plan. In respect of each grant of DSUs, the Board shall determine:

(i)	the number of DSUs allocated to the Participant; and

(ii)	such other terms and conditions of the DSUs applicable to each grant.
(b)

The Corporation shall not make any grant of DSU’s pursuant to this Plan unless and until such grant or issuance and delivery can be completed in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of the Exchanges. The Corporation shall be obligated to take all reasonable action to comply with any such laws, regulations, rules, orders or requirements.

(c)

Certificates will not be issued to evidence DSUs. Book entry accounts, to be known as the “Deferred Share Unit Account” shall be maintained by the Corporation for each Participant and will be credited with DSUs granted to a Participant from time to time.

(d)

The term during which a DSU may be outstanding shall, subject to the provisions of this Plan requiring or permitting the acceleration or the extension of the term, be such period as may be determined from time to time by the Board, but subject to the rules of the Exchanges or other regulatory body having jurisdiction.

4.2	Vesting

Deferred Share Units will be fully vested upon being granted and credited to a Participant’s Account.

4.3	Payment of Dividends

Subject to the absolute discretion of the Board, in the event that a dividend (other than share dividend) is declared and paid by the Corporation on the Common Shares, a Participant may be credited with additional Deferred Share Units. The number of such additional Deferred Share Units, if any, will be calculated by dividing (a) the total amount of the dividends that would have been paid to the Participant if the Deferred Share Units in the Participant’s account on the dividend record date had been outstanding Common Shares (and the Participant held no other Common Shares), by (b) the Dividend Market Value.

4.4	Limits on Issuances

Notwithstanding any other provision of this Plan:

(a)	the maximum number of Common Shares issuable pursuant to outstanding DSUs at any time shall be limited to 3% of the aggregate number of issued and outstanding Common Shares on a non-diluted basis;
(b)	the maximum number of Common Shares issuable pursuant to outstanding DSUs and all other Security Based Compensation Arrangements, shall not exceed 10% of the Common Shares outstanding from time to time on a non-diluted basis;
(c)	the number of Common Shares issuable to Insiders, at any time, under all Security Based Compensation Arrangements, shall not exceed 10% of the issued and outstanding Common Shares on a non-diluted basis;
(d)	the number of Common Shares issued to Insiders, within any one year period, under all Security Based Compensation Arrangements, shall not exceed 10% of the issued and outstanding Common Shares; and
(e)	the number of Common Shares issued to Eligible Directors shall not exceed the lesser of: (i) 1% of the issued and outstanding Common Shares; and (ii) an annual DSU value of $150,000 per Eligible Director.

For the purposes of this Section 0, any increase in the issued and outstanding Common Shares (whether as a result of the issue of Common Shares pursuant to DSUs or otherwise) will result in an increase in the number of Common Shares that may be issued pursuant to DSUs outstanding at any time. Further, if the acquisition of Common Shares by the Corporation for cancellation should result in the foregoing tests no longer being met, this shall not constitute non-compliance with this Section 0 for any awards outstanding prior to such purchase of Common Shares for cancellation.

DSUs that are cancelled, terminated or expire shall result in the Common Shares that were reserved for issuance thereunder being available for a subsequent grant of DSUs pursuant to this Plan to the extent of any Common Shares issuable thereunder that are not issued under such cancelled, terminated or expired DSUs.

Upon Payment Shares being issued in settlement of DSUs, the number of Common Shares reserved for issuance in respect of such DSUs automatically become available to be made the subject of new DSUs, provided that the total number of Common Shares reserved for issuance under this Plan and all other Security Based Compensation Arrangements does not exceed 10% of the issued and outstanding Common Shares of the Corporation.

4.5	Reporting of Deferred Share Units

Statements of the Deferred Share Unit Accounts will be provided to Participants on an annual basis.

4.6	Distribution Date Election

A Participant shall have the right to receive Payment Shares in respect of Deferred Share Units recorded in the Participant’s Account in accordance with Section 0, on one of the following dates (the “Distribution Date”):

(a)	the Separation Date, if (i) the Participant has resigned at the end of their term on the Board, or (ii) upon death of the Participant;
(b)	60 days after the Separation Date, if the Participant resigns or is removed from the Board prior to the end of their term on the Board, for any reason; or
(c)	such later date as the Participant may elect by written notice delivered to the Chief Financial Officer of the Corporation prior to the Separation Date, provided that in no event shall a Participant be permitted to elect a date which is later than December 1st of the calendar year following the calendar year in which the Separation Date occurs.
4.7	Distribution of Deferred Share Units in Payment Shares

Deferred Share Units shall be settled by the issuance of Payment Shares as follows:

(a)	The Corporation shall within 10 business days after the Distribution Date issue to the Participant a number of treasury Common Shares equal to the number of Deferred Share Units in the Participant’s Account that became payable on the Distribution Date.
(b)	The Corporation shall not be required to issue or cause to be delivered treasury Common Shares or issue or cause to be delivered certificates evidencing Common Shares to be delivered in settlement of any DSUs, unless and until such issuance and delivery can be completed in compliance with the applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of all applicable stock exchanges upon which Common Shares are listed. The Corporation shall be obligated to take all reasonable action, on a timely basis, to comply with any such laws, regulations, rules, orders, or requirements.
(c)	If Common Shares may not be issued pursuant to any DSUs due to any Black Out Period, such Common Share issuance shall occur seven business days following the end of the Black-Out Period.

(d)	No fractional Common Shares shall be issued upon the settlement of DSUs. If a Participant would otherwise become entitled to a fractional Common Share upon the settlement of a DSU, such Participant shall only have the right to receive the next lowest whole number of Common Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.
4.8	Death of Participant Prior to Distribution

Upon the death of a Participant prior to the distribution of the Deferred Share Units credited to the Account of such Participant under this Plan, Payment Shares shall be issued or paid to the estate of such Participant on or about the thirtieth (30th) day after the Corporation is notified of the death of the Participant or on a later date elected by the Participant’s estate in the form prescribed for such purposes by the Corporation and delivered to the Chief Financial Officer of the Corporation not later than twenty (20) days after the Corporation is notified of the death of the Participant, provided that such elected date is no later than the last business day of the calendar year following the calendar year in which the Participant dies so that payment can be made on or before such last business day. Upon settlement under this Section 0 of the Deferred Share Units credited to the Account of a Participant, subject to any Applicable Withholding Amounts, the Deferred Share Units shall be cancelled and no further distributions or payments will be made from this Plan in relation to the Participant.

4.9	Adjustments to Deferred Share Units

In the event: (a) of any change in the Common Shares through share dividend, subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or (b) that any rights are granted to all or substantially all shareholders to purchase Common Shares at prices substantially below Fair Market Value as of the date of grant (other than the payment of dividends in respect of the Common Shares as contemplated by Section 0); or (c) that, as a result of any recapitalization, merger, consolidation or other transaction, the Common Shares are converted into or exchangeable for any other securities or property, then the Board may make such adjustments to this Plan, the Account of each Participant, the DSU Agreements and the Deferred Share Units outstanding under this Plan as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Participants hereunder and/or to provide for the Participants to receive and accept such other securities or property in lieu of Common Shares, and the Participants shall be bound by any such determination.

4.10	U.S. Taxpayers

The rules set forth in Schedule A to this Plan apply to any Participant who is a U.S. Taxpayer (as defined therein) and form a part of this Plan.

4.11	Taxes
(a)

A Participant shall be solely responsible for reporting and paying income tax payable in respect of any Common Shares received by the Participant under this Plan. The Corporation will provide each Participant who is resident in Canada with (or cause each Participant to be provided with) a T4 slip or such information return as may be required by applicable law to report income, if any, arising upon the grant or exercise of rights under this Plan by a Participant who is resident in Canada for income tax purposes.

(b)

Upon issuance of any Payment Shares to a Participant, the Corporation will require the Participant to first pay to the Corporation, or the Corporation may deduct, the amount equivalent to the minimum amount of taxes and other minimum amounts as the Corporation may be required by law to withhold, as the Corporation determines (the “Applicable Withholding Amounts”), or the Corporation may take such other steps as it considers to be necessary or appropriate, including the sale of Payment Shares on behalf of the Participant, in order to provide to the Corporation the Applicable Withholding Amounts. The Corporation shall advise the Participant in writing of any Applicable Withholding Amounts required in connection with the issue of Common Shares in settlement of Deferred Share Units.

ARTICLE 5
GENERAL

5.1	Amendment, Suspension, or Termination of Plan
(a)

Subject to the rules and policies of the Exchanges and applicable law, the Board may, without notice or shareholder approval, at any time or from time to time, amend this Plan or a specific grant of DSUs under this Plan for the purposes of:

(i)	altering, extending or accelerating the terms of vesting applicable to any grant of DSUs or group of DSU grants under this Plan;
(ii)	making any amendments to the general vesting provisions of DSUs granted under this Plan;
(iii)	changing the termination provisions of DSUs granted under this Plan or this Plan itself;
(iv)	making any amendments to add covenants of the Corporation for the protection of Participants, provided that the Board shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants;
(v)	making any amendments not inconsistent with this Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, having in mind the best interests of the Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Board shall be of the opinion that such amendments will not be prejudicial to the rights or interests of the Participants;
(vi)	making such changes or corrections which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board shall be of the opinion that such changes or corrections will not be prejudicial to the rights or interests of the Participants;
(vii)	making any amendments to the definitions of this Plan;
(viii)	effecting amendments with respect to the administration of this Plan; and
(ix)	making amendments of a “housekeeping” or ministerial nature.
(b)	The Board shall not alter or impair any rights or increase any obligations with respect to DSUs previously granted under this Plan without the consent of the Participant, as the case may be.
(c)	Notwithstanding any other provision of this Plan, none of the following amendments shall be made to this Plan without approval of the shareholders:
(i)	amendments to this Plan to increase the maximum number of Common Shares issuable pursuant to this Plan;
(ii)	amendments to this Plan to permit the assignment or transfer of a DSU other than as provided for in this Plan;

(iii) amendments to this Plan to add categories of persons eligible to participate in this Plan;

(iv)	amendments to this Plan to remove or amend Section 4.4(b) or Section 4.4(c);

(v)	amendments to this Plan which would increase the number of Common Shares issuable to Eligible Directors under this Plan, otherwise than in accordance with the terms of this Plan;
(vi)	amendments to this Plan to remove or amend this Section 0;
(vii)	the addition of any form of financial assistance to a Participant; or
(viii)	amendments to this Plan in any other circumstances where approval by the Exchanges and by the shareholders of the Corporation is required by the Exchanges.
(d)	Notwithstanding any other provision of this Plan, none of the following amendments shall be made to this Plan without disinterested shareholder approval:
(i)	amendments to this Plan that could result at any time in the number of Common Shares reserved for issuance under this Plan to Insiders exceeding 10% of the issued and outstanding Common Shares;
(ii)	any extension of the term of any grant of DSUs that has been granted to Insiders, other than an extension of the term of a grant of DSUs which vests during a Black Out Period; and
(iii)	amendments requiring disinterested Shareholder approval under applicable law (including without limitation, pursuant to the rules, regulations and policies of the Exchanges).
(iv)	Any amendment that would cause a grant of DSUs held by a U.S. Taxpayer to fail to comply with Section 409A of the Code shall be null and void ab initio.
(e)	Without limitation of Section 0, the Board may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent deemed necessary or desirable, may establish, amend, and rescind any rules and regulations relating to this Plan, and may make such determinations as it deems necessary or desirable for the administration of this Plan.
(f)	If the Board terminates or suspends this Plan, previously credited DSUs will remain outstanding and in effect in accordance with the terms of this Plan. If DSUs remain outstanding after Plan termination or suspension, such DSUs shall not be entitled to any additional Deferred Share Units pursuant to Section 0 unless at the time of termination or suspension the Committee determines that the entitlement to such Deferred Share Units after termination or during suspension, as applicable, should be continued. Subject to the foregoing sentence, if the Board terminates or suspends this Plan, no new Deferred Share Units will be credited to the Account of a Participant.
(g)	The Board shall not require the consent of any affected Participant in connection with a termination of this Plan in which Payment Shares are issued to the Participant in respect of all such Deferred Share Units.
5.2	Compliance with Laws

The administration of this Plan shall be subject to and made in conformity with all applicable laws and any applicable regulations of a duly constituted regulatory authority. Should the Board, in its sole discretion, determine that it is not feasible or desirable to carry out a distribution of Deferred Share Units due to such laws or regulations, its obligation shall be satisfied by means of an equivalent cash payment (equivalence being determined on a before-tax basis). If the Board determines that the listing, registration or qualification of the Common Shares subject to this Plan upon any securities exchange or under any provincial, state, federal or other applicable law, or the consent or approval of any governmental body or stock exchange is necessary or desirable, as a condition of, or in connection with, the crediting of DSUs or the issue of Payment Shares hereunder, the Corporation shall be under no obligation to credit DSUs or issue Payment Shares hereunder unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

5.3	Reorganization of the Corporation

The existence of any Deferred Share Units shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Corporation or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation, or any amalgamation, combination, merger or consolidation involving the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

5.4	Assignment

Rights and obligations under this Plan may be assigned by the Corporation to a successor in the business of the Corporation, any company resulting from any amalgamation, reorganization, combination, merger or arrangement of the Corporation, or any company acquiring all or substantially all of the assets or business of the Corporation.

5.5	DSUs Non-Transferable

Except as required by law, the rights of a Participant hereunder are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

5.6	Participation is Voluntary; No Additional Rights

The participation of any Participant in this Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in this Plan. In particular, participation in this Plan does not constitute a condition of employment or service nor a commitment on the part of the Corporation to ensure the continued employment or service of such Participant. Nothing in this Plan shall be construed to provide the Participant with any rights whatsoever to participate or continue participation in this Plan or to compensation or damages in lieu of participation, whether upon termination of service as an Eligible Director or otherwise. The Corporation does not assume responsibility for the personal income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

5.7	No Common Shareholder Rights

Under no circumstances shall Deferred Share Units be considered Common Shares or other securities of the Corporation, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Common Shares or other securities of the Corporation, nor shall any Participant be considered the owner of Common Shares by virtue of the award of Deferred Share Units.

5.8	Unfunded and Unsecured Plan

Unless otherwise determined by the Board, this Plan shall be unfunded and the Corporation will not secure its obligations under this Plan. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Deferred Share Units under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

5.9	Market Fluctuations

No amount will be paid to, or in respect of, a Participant under this Plan to compensate for a downward fluctuation in the price of Common Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Corporation makes no representations or warranties to Participants with respect to this Plan or the Common Shares whatsoever. In seeking the benefits of participation a Participant agrees to accept all risks associated with a decline in the market price of Common Shares.

5.10	Participant Information

Each Participant shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer this Plan. Each Participant acknowledges that information required by the Corporation in order to administer this Plan may be disclosed to the Board and other third parties in connection with the administration of this Plan. Each Participant consents to such disclosure and authorizes the Corporation to make such disclosure on the Participant’s behalf.

5.11	DSU Agreement

To acquire DSUs, a Participant shall enter into an agreement with the Corporation in substantially the form attached hereto as Schedule B subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable (the “DSU Agreement”), within such time period and in such manner as specified by the Board. If a DSU Agreement is not entered into within the time and manner specified, the Corporation reserves the right to revoke the crediting of DSUs to the Participant’s Account.

5.12	Currency

All amounts paid or values to be determined under this Plan shall be in U.S. dollars.

5.13	Effective Date of the Plan

This Plan becomes effective on a date to be determined by the Board.

5.14	Governing Law

This Plan shall be governed by, and interpreted in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein, without regard to principles of conflict of laws.

APPROVED by the Board this 3rd day of March, 2019.

SCHEDULE A

PLAN PROVISIONS APPLICABLE TO U.S. TAXPAYERS

The provisions of this Schedule “A” apply to Deferred Share Units held by a U.S. Taxpayer to the extent such Deferred Share Units are subject to U.S. Taxation. The following provisions apply, notwithstanding anything to the contrary in this Plan. All capitalized terms used in this Schedule “A” and not defined herein, shall have the meaning attributed to them in this Plan.

“Section 409A” means Section 409A of the United States Internal Revenue Code and the regulations and authority promulgated thereunder.

“Separation Date” shall mean the date on which the Participant incurs a “separation from service” within the meaning of Section 409A.

“U.S. Taxpayer” shall mean any person who is a U.S. citizen, U.S. permanent resident, or other person who has been granted or is eligible to be granted a Deferred Share Unit under this Plan that is otherwise subject to U.S. taxation.

1.	Notwithstanding Section 0 of this Plan, the following procedure shall be used to determine a Distribution Date for Deferred Share Units that are subject to this Schedule A.
(a)	An Eligible Director who is a U.S. Taxpayer shall have the right to elect, at his or her option, to receive the distribution of all amounts credited to his or her Deferred Share Unit Account on any date (the “Distribution Date”) within the period commencing on his or her Separation Date, and ending on December 1, of the first calendar year following the year in which the Separation Date occurs. Such election shall apply to all future grants of Deferred Share Units made to such U.S. Taxpayer under the Plan, and shall be made by written notice delivered to the Chief Financial Officer of the Corporation, which shall become irrevocable not later than the end of the calendar year prior to the year for which the Deferred Share Units are granted, or if later, within thirty (30) days following the date a U.S. Taxpayer first becomes an Eligible Director. In no case shall such election be permitted after the date of a grant of Deferred Share Units. If no election is timely made, the Distribution Date shall be the Separation Date, subject to clause (b) below.
(b)	Notwithstanding the foregoing, if any U.S. Taxpayer is determined to be a “specified employee” (as determined under Section 409A, in accordance with the Corporation’s policies) at the Separation Date, then the Distribution Date shall not be earlier than the date that is six (6) months following his or her Separation Date.
2.	Notwithstanding Section 0 of this Plan or any election by the Participant of a Distribution Date, upon the death of a Participant prior to the distribution of his or her Deferred Share Unit Account, an issuance of Payment Shares shall be issued or paid to the estate of such Participant on the first business day that occurs following 90 days after the Participant’s date of death. No election of an alternative payment date by the estate or beneficiary shall be permitted.
3.	Notwithstanding anything to the contrary in this Plan, no consent to an amendment, suspension or termination that adversely affects the Deferred Share Units previously granted to a U.S. Taxpayer under Section 409A shall be required if such amendments are considered by the Committee, on the advice of counsel, to be necessary or desirable in order to avoid adverse U.S. tax consequences to the U.S. Taxpayer.

No provision of this Plan or amendment to this Plan may permit the acceleration of payments under this Plan to U.S. Taxpayers contrary to the provisions of Section 409A.

In the event of a termination of this Plan, no payments to U.S. Taxpayers shall be made, except on the schedule permitted by Section 409A.

All provisions of this Plan shall continue to apply to the U.S. Taxpayer to the extent they have not been specifically modified by this Schedule “A”. In regard to a U.S. Taxpayer, the Committee shall interpret all

Plan provisions in a manner that does not cause a violation of Section 409A.

4.	Restrictions on Deferred Share Units of Certain Dual Taxpayers. This Section 4 shall only apply in respect of Deferred Share Units of a U.S. Taxpayer if, at the time a payment in respect of the DSUs is required to be made under this Plan, the U.S. Taxpayer would be liable to tax in respect of such payment, if made as otherwise provided, under the Income Tax Act (Canada) and the Income Tax Regulations made thereunder (in this Section 4 referred to as the “Canadian Tax Rules”).
5.	If a payment in respect of DSUs of a U.S. Taxpayer is otherwise required to be made at any time, but for this Section 5 and such payment would, if made, comply with Section 409A but would violate the Canadian Tax Rules, then, notwithstanding any other provision of this Plan and this Schedule A, unless the Committee determines that payment in respect of the DSUs can be made in some other manner and at such other time in compliance with Section 409A without violating the Canadian Tax Rules, such payment shall be made to a trustee to be held in trust for the benefit of the U.S. Taxpayer in a manner that causes the payment to be included in the U.S. Taxpayer’s income under the Code and does not violate the Canadian Tax Rules, and amounts shall thereafter be paid out of the trust for the benefit of the U.S. Taxpayer at such time and in such manner as complies with the requirements of the Canadian Tax Rules.

SCHEDULE B

DEFERRED SHARE UNIT AGREEMENT

This Deferred Share Unit Agreement is entered into between Vista Gold Corp. (the “Corporation”) and the Eligible Director named below pursuant to the Corporation’s Deferred Share Unit Plan (the “Plan”) and it is agreed by and between the parties hereto as follows:

1.	All capitalized terms used herein shall have the meanings attributed to such terms in the Plan.
2.	The Corporation hereby grants to the Eligible Director, ______________ Deferred Share Units on the terms and subject to the conditions set out herein and in the Plan;
3.	By execution of this Deferred Share Unit Agreement and acceptance of the Deferred Share Units hereby granted, the Eligible Director hereby certifies to the Corporation that the Eligible Director:
(a)	has received, reviewed and understands the Plan;
(b)	was not induced to participate in the Plan by expectations of continued appointment or employment with the Corporation or its subsidiaries; and
(c)	agrees to be bound by the terms and conditions of the Plan, as the same may be amended, modified, terminated or otherwise changed, in whole or in part pursuant to the terms of the Plan.

In the event of any disagreement or inconsistency between the terms of this Deferred Share Unit Agreement and the terms of the Plan, the terms of the Plan shall govern.

IN WITNESS WHEREOF this Deferred Share Unit Agreement has been executed by the parties hereto as of the _____ day of ________________, 20___.

VISTA GOLD CORP.
By:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V62374-P25974 1c. Deborah J. Friedman 1a. John M. Clark 1. Election of Directors 1b. Frederick H. Earnest 1f. Michel Sylvestre 1d. Patrick F. Keenan 1e. Tracy A. Stevenson 2. Appointment of Auditors Appointment of Davidson & Company LLP as Auditors of the Corporation for the ensuing year. Interim Financial Statements Mark this box if you would like to receive Interim Financial Statements and accompanying Management's Discussion and Analysis by mail. Annual Financial Statements Mark this box if you would like to receive the Annual Financial Statements and accompanying Management's Discussion and Analysis by mail. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 3. Advisory Vote on the Approval of Executive Compensation To consider and, if thought appropriate, approve, on an advisory, non-binding basis, a resolution regarding the compensation of the Corporation’s named executive officers as described in the Corporation’s proxy circular. 4. Resolution Approving All Unallocated Awards under the Corporation’s Long Term Equity Incentive Plan To consider, and if thought appropriate, approve the resolution regarding all unallocated Awards under the Corporation’s LTIP, the full text of which ordinary resolution is set out in Part I to Appendix “C” in the Corporation’s proxy circular. 5. Resolution Approving All Unallocated Awards under the Corporation’s Deferred Share Unit Plan To consider and, if thought appropriate, approve the resolution regarding all Unallocated Awards under the Corporation’s DSU Plan, the full text of which ordinary resolution is set out in Part II to Appendix “C” in the Corporation’s proxy circular. For Withhold For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! VISTA GOLD CORP. The Board of Directors recommends you vote FOR each nominee to the Board of Directors and FOR each of the following proposals: VISTA GOLD CORP. 8310 S. VALLEY HIGHWAY SUITE 300 ENGLEWOOD, CO 80112 ! ! ! ! Yes No Yes No VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 10:00 AM (PDT) on April 25, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 10:00 AM (PDT) on April 25, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual General and Special Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com, www.sec.gov/edgar and www.sedarplus.ca. V62375-P25974 VISTA GOLD CORP. Annual General and Special Meeting of Shareholders April 29, 2025 10:00 AM (PDT) This proxy is solicited by management and the Board of Directors I/We being shareholder(s) of Vista Gold Corp. hereby appoint: Frederick H. Earnest, or failing him, Douglas L. Tobler, OR _____________ as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as recommended by management and the Board of Directors) and all other matters that may properly come before the Annual General and Special Meeting of Shareholders of Vista Gold Corp. to be held at the offices of Borden Ladner Gervais LLP, Suite 1200, 200 Burrard Street, Vancouver, British Columbia on April 29, 2025 10:00 AM (PDT) and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, FOR each nominee to the Board and FOR each proposal. Continued and to be signed on reverse side